File No. 333-237227

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHOICEONE FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2659066 (IRS Employer Identification Number)

109 East Division

Sparta, Michigan 49345
(616) 887-7366
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kelly J. Potes Chief Executive Officer 109 East Division Sparta, Michigan 49345 (616) 887-7366

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Ott Charlie Goode	Bradley J. Wyatt
Warner Norcross + Judd LLP	Dickinson Wright PLLC
1500 Warner Building, 150 Ottawa Avenue NW	350 S. Main Street, Suite 300
Grand Rapids, Michigan 49503-2487	Ann Arbor, Michigan 48104-2131
(616) 752-2000	(734) 780-6517

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☑  Non-accelerated filer ☐ Smaller reporting company ☑ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement and prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement and prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement and prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 29, 2020

PROXY STATEMENT AND PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

 The board of directors of Community Shores Bank Corporation (“Community Shores”) is furnishing this proxy statement and prospectus and the accompanying form of proxy to Community Shores shareholders to solicit proxies to vote at a special meeting of Community Shores shareholders to be held on June 17, 2020 at 2:30 p.m. Eastern Time, and at any adjournments of the special meeting. The special meeting will be held via live webcast on the Internet in lieu of an in-person meeting. Shareholders who wish to attend the special meeting via live webcast may do so by visiting the special meeting website at www.meetingcenter.io/248905143 and using the passcode CSHB2020. Shareholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting as described in more detail in this proxy statement and prospectus.

At the special meeting, the shareholders of Community Shores will consider and vote upon a proposal to approve an Agreement and Plan of Merger (“merger agreement”) with ChoiceOne Financial Services, Inc. (“ChoiceOne”), pursuant to which Community Shores will merge with and into ChoiceOne (the “merger”). This proxy statement and prospectus, when delivered to shareholders of Community Shores, is also a prospectus of ChoiceOne relating to an offering of ChoiceOne common stock. This offering is made only to holders of Community Shores common stock.

Completion of the merger is subject to regulatory approval, approval of the merger agreement by Community Shores’ shareholders, and other customary closing conditions. If the merger is approved by the shareholders of Community Shores and all other conditions are satisfied, each share of Community Shores common stock outstanding immediately prior to the merger will be converted into the right to receive, at the election of each Community Shores shareholder, either (i) an amount of cash equal to either $5.00, (ii) 0.17162 shares of ChoiceOne common stock, or (iii) a combination thereof (the “merger consideration”), in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger.

ChoiceOne common stock is listed on the NASDAQ Capital Market under the trading symbol “COFS.” On January 3, 2020, the date of the merger agreement, the closing price per share of ChoiceOne common stock was quoted as $31.54 on the OTC Pink Market. On April 28, 2020, the closing price per share of ChoiceOne common stock was $25.45. We urge you to obtain current market quotations for the shares of ChoiceOne common stock.

Community Shores’ board of directors has unanimously determined that the merger is in the best interests of Community Shores and Community Shores’ shareholders, unanimously adopted the merger agreement, authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Community Shores shareholders vote “FOR” approval of the merger agreement. In the opinion of ProBank Austin, the merger consideration is fair, from a financial point of view, to the Community Shores shareholders.

Your vote is important. Please submit your proxy as soon as possible regardless of whether or not you expect to participate in the virtual meeting.

Please read this proxy statement and prospectus carefully because it contains important information about the merger and the merger agreement. Read the risk factors beginning on page 21 carefully. You can also obtain additional information about ChoiceOne from documents that ChoiceOne has filed with the Securities and Exchange Commission at www.sec.gov.

The shares of ChoiceOne common stock to be issued in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. ChoiceOne common stock is subject to investment risks, including possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement and prospectus is dated [●], 2020

and is first being mailed to Community Shores shareholders on or about [●], 2020.

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441

(231) 780-1800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 17, 2020

To the Shareholders of Community Shores Bank Corporation:

We are pleased to invite you to attend the special meeting of shareholders of Community Shores Bank Corporation, a Michigan corporation (“Community Shores”), which will be held on June 17, 2020 at 2:30 p.m. Eastern Time. The special meeting will be held via live webcast on the Internet in lieu of an in-person meeting. Shareholders who wish to attend the special meeting via live webcast may do so by visiting the special meeting website at www.meetingcenter.io/248905143 and using the passcode CSHB2020. Shareholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting as described in more detail in this proxy statement and prospectus.

The special meeting is being held for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 3, 2020, by and between ChoiceOne Financial Services, Inc. (“ChoiceOne”) and Community Shores, as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement and prospectus of which this notice is a part, under which Community Shores will merge with and into ChoiceOne (the “merger”); and
2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of proposal 1 listed above (the “adjournment proposal”).

We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The Community Shores board of directors has fixed the close of business on April 24, 2020 as the record date for the special meeting. Only Community Shores shareholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment of the special meeting.

The Community Shores board of directors has unanimously adopted the merger agreement and authorized and approved the merger and the transactions contemplated thereby, and unanimously recommends that Community Shores shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Your vote is very important. Whether or not you expect to attend the special meeting via live webcast, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy, (ii) calling the toll-free number listed on the proxy, or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.

The enclosed proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read the proxy statement and prospectus, including any documents incorporated by reference and the Annexes in their entirety.

If you have any questions concerning the merger or the proxy statement and prospectus, would like additional copies, or need help voting your shares of Community Shores common stock, please contact me at (231) 780-1800.

On behalf of the board of directors, Heather D. Brolick President and Chief Executive Officer

[●], 2020

Muskegon, Michigan

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ANNEX A --	AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 3, 2020

ANNEX B --	OPINION OF PROBANK AUSTIN

ANNEX C --	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

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ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by ChoiceOne, constitutes a prospectus of ChoiceOne under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of ChoiceOne common stock to be offered to Community Shores shareholders in connection with the merger. This proxy statement and prospectus also constitutes a proxy statement for Community Shores and a notice of meeting with respect to the special meeting of Community Shores shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement and prospectus. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than the date of this proxy statement and prospectus. You should not assume that the information incorporated by reference into this proxy statement and prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement and prospectus to Community Shores shareholders nor the issuance by ChoiceOne of shares of common stock pursuant to the merger will create any implication to the contrary.

This proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement and prospectus regarding ChoiceOne has been provided by ChoiceOne and information contained in this proxy statement and prospectus regarding Community Shores has been provided by Community Shores.

All references in this proxy statement and prospectus to “ChoiceOne” refer to ChoiceOne Financial Services, Inc. All references in this proxy statement and prospectus to “Community Shores” refer to Community Shores Bank Corporation. All references in this proxy statement and prospectus to “we,” “our,” and “us” refer to ChoiceOne and Community Shores collectively, unless otherwise indicated or as the context requires.

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ADDITIONAL INFORMATION

This proxy statement and prospectus references important business and financial information about ChoiceOne and Community Shores from other documents that are not included in or delivered with this proxy statement and prospectus. You can obtain any of the documents filed with the SEC by ChoiceOne at no cost from the SEC’s website at www.sec.gov. You can also obtain those documents referenced in this proxy statement and prospectus free of charge by requesting copies in writing or by telephone from ChoiceOne or Community Shores, as applicable, at the respective address or telephone number below:

ChoiceOne Financial Services, Inc. 109 East Division Sparta, Michigan 49345 (616) 887-7366 Attention: Thomas L. Lampen	Community Shores Bank Corporation 1030 W. Norton Avenue Muskegon, Michigan 49441 (231) 780-1800 Attention: Tracey A. Welsh

Investors may also visit ChoiceOne’s website, www.choiceone.com, or Community Shores’ website, www.communityshores.com, for more information about ChoiceOne or Community Shores, respectively. Information included on these websites is not incorporated by reference into, and does not constitute a part of, this proxy statement and prospectus.

If you would like to request any documents, please do so by June 10, 2020 in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in this proxy statement and prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 84.

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QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement and prospectus and what will I be asked to vote on?

A:	As a shareholder of Community Shores, you are being asked to approve the merger agreement between ChoiceOne and Community Shores, a copy of which is included in this proxy statement and prospectus as Annex A, pursuant to which Community Shores will merge with and into ChoiceOne. In addition, you are being asked to approve the adjournment proposal.

Q:	If I own Community Shores common stock, what will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, each share of Community Shores common stock outstanding immediately prior to the merger will be converted into the right to receive, at the election of each Community Shores shareholder, either (i) an amount of cash equal to $5.00, (ii) 0.17162 shares of ChoiceOne common stock, or (iii) a combination thereof, plus cash in lieu of any fractional share, in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger. An election form is included with this proxy statement and prospectus. Please follow the instructions on the election form carefully, including instructions regarding mailing of your stock certificates, to ensure that your election is valid.

See “The Merger Agreement – Merger Consideration” on page 51 for a more complete discussion of the merger consideration to be paid in the merger.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on June 17, 2020 at 2:30 p.m. Eastern Time. The special meeting will be held via live webcast on the Internet in lieu of an in-person meeting. Shareholders who wish to attend the special meeting via live webcast may do so by visiting the special meeting website at www.meetingcenter.io/248905143 and using the passcode CSHB2020. Shareholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting as described in more detail in this proxy statement and prospectus.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is April 24, 2020. Only record holders of shares of Community Shores common stock at the close of business on such date are entitled to notice of, and to vote at, the special meeting.

No approval by ChoiceOne shareholders is required.

Q:	What constitutes a quorum at the special meeting?

A:	A majority of the shares entitled to vote at the special meeting must be present by virtual participation or represented by proxy to constitute a quorum. All shares of Community Shores common stock represented at the special meeting either by virtual presence or by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum. Shareholders who participate in the special meeting via the live webcast will be considered to be present “in person” at the meeting.

Q:	How many votes do I have?

A:	With respect to each proposal to be presented at the special meeting, record holders of Community Shores common stock are entitled to one vote for each share of Community Shores common stock held at the close of business on the record date.

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Q:	What vote is required to approve each proposal?

A:	The proposal to approve the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Community Shores common stock entitled to vote at the special meeting. Failures to vote and abstentions will have the same effect as a vote against this proposal.

The adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting. Failures to vote and abstentions will have no effect on the vote for the proposal.

Q:	How does the Community Shores board of directors recommend that Community Shores shareholders vote?

A:	The Community Shores board of directors unanimously recommends that Community Shores shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	How do I vote if I am a shareholder of record?

A:	If you were a record holder of Community Shores common stock at the close of business on April 24, 2020, the record date for the special meeting, you may vote electronically while attending the special meeting via live webcast, or you may authorize a proxy to vote by:

•	submitting your proxy by mail by using the provided self-addressed, stamped envelope;

•	visiting the internet site listed on the proxy and following the instructions provided on that site anytime until 11:59 p.m. Eastern Time on June 16, 2020; or

•	calling the toll-free number listed on the proxy and following the instructions provided in the recorded message anytime until 11:59 p.m. Eastern Time on June 16, 2020.

Q:	My shares are held in “street name” by my broker, bank, or other nominee. Will my broker, bank, or other nominee automatically vote my shares for me?

A:	No. If your shares are held through a stock brokerage account, bank, or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank, or other nominee, and not you. If this is the case, this proxy statement and prospectus has been forwarded to you by your broker, bank, or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank, or other nominee may not vote your shares on any of the proposals to be considered at the special meeting.

Please follow the voting instructions provided by your broker, bank, or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy directly to Community Shores or by voting electronically during the special meeting via live webcast unless you first obtain a “legal proxy” from your broker, bank, or other nominee.

Q:	What will happen if I return my proxy without indicating how to vote?

A:	If you properly complete and sign your proxy, but do not indicate how your shares of Community Shores common stock should be voted on a proposal, the shares of Community Shores common stock represented by your proxy will be voted as the Community Shores board of directors recommends, and therefore, “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes. If you are the record holder of Community Shores common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

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•	timely delivering a signed written notice of revocation to the Corporate Secretary of Community Shores;
•	timely delivering a new, valid proxy bearing a later date;
•	casting a subsequent vote via telephone or the internet; or
•	attending the virtual special meeting via live webcast and voting electronically. Simply participating in the live webcast of the special meeting without voting will not revoke any proxy that you have previously given or change your vote.
If you hold shares of Community Shores in “street name,” you must contact your broker, bank, or other nominee to change your vote.

Q:	How do I elect the type of merger consideration, cash or shares of ChoiceOne common stock, that I wish to receive in exchange for my shares of Community Shores common stock?

A:	An election form is included with this proxy statement and prospectus. If you are a Community Shores shareholder, you must timely complete and properly submit the election form such that it is received no later than 11:59 p.m. Eastern Time on June 16, 2020 to make a valid election. If you do not properly submit the election form by the deadline, your shares will be deemed “non-election shares” and you will receive either an amount of cash equal to $5.00 or 0.17162 shares of ChoiceOne common stock for each share of Community Shores common stock you own, as determined in accordance with the merger agreement.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:	If you are a Community Shores shareholder, after the merger is completed, each share of Community Shores common stock that you hold will be converted automatically into the right to receive, at your election, either (i) an amount of cash equal to $5.00 (the “cash consideration per share”), (ii) 0.17162 shares of ChoiceOne common stock (the “stock consideration per share”), or (iii) a combination thereof, plus cash in lieu of any fractional share, in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger. If you elect to receive the stock consideration per share, you will receive instructions at the time the merger is completed regarding exchanging your Community Shores shares for shares of ChoiceOne common stock. You do not need to take any action at this time. Please do not send your Community Shores stock certificates with your proxy. Please follow the instructions on the election form carefully, including instructions regarding mailing of your stock certificates, to ensure that your election is valid.

Q:	Who can help answer my questions?

A:	Shareholders of Community Shores who have questions about the merger, other matters to be voted on at the special meeting, how to submit a proxy or election form, or who desire additional copies of this proxy statement and prospectus or additional proxies or election forms, should contact:

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441

(231) 780-1800

Attention: Tracey A. Welsh

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SUMMARY

This summary highlights selected information from this proxy statement and prospectus. It may not contain all of the information that is important to you. For a more complete understanding of the merger between ChoiceOne and Community Shores, we urge you to carefully read and consider this entire document, the merger agreement (attached as Annex A to this proxy statement and prospectus and incorporated herein by reference), and the other documents to which we refer you or that incorporate by reference into this proxy statement and prospectus.

The Companies

ChoiceOne

ChoiceOne Financial Services, Inc.

109 East Division

Sparta, Michigan 49345

(616) 887-7366

ChoiceOne is a financial holding company incorporated in Michigan in February 1986 and headquartered in Sparta, Michigan. ChoiceOne’s business is concentrated in the banking industry segment. ChoiceOne’s common stock is currently listed on the NASDAQ Capital Market under the trading symbol “COFS.”

As of December 31, 2019, ChoiceOne had consolidated total assets of $1.4 billion, total loans of $856.2 million, total deposits of $1.2 billion, and total shareholders’ equity of $192.1 million.

County Bank Corp. (“County”), the holding company for Lakestone Bank & Trust, merged with and into ChoiceOne effective as of October 1, 2019 (the “County merger”). As a result of the County merger, Lakestone Bank & Trust became a wholly-owned subsidiary of ChoiceOne. ChoiceOne expects to consolidate Lakestone Bank & Trust with and into ChoiceOne Bank, with ChoiceOne Bank surviving the consolidation, in the second quarter of 2020.

ChoiceOne conducts substantially all of its operations through its subsidiaries, ChoiceOne Bank and Lakestone Bank & Trust. ChoiceOne Bank operates 14 offices in parts of Kent, Ottawa, Muskegon, and Newaygo counties. Lakestone Bank & Trust operates 15 offices in parts of Lapeer, Macomb, and St. Clair counties.

More information about ChoiceOne is available by visiting the “Investor Relations” section of its website at www.choiceone.com. Information contained on ChoiceOne’s website does not constitute part of, and is not incorporated by reference into, this proxy statement and prospectus. For a complete description of ChoiceOne’s business, financial condition, results of operations, and other important information, please refer to ChoiceOne’s filings with the SEC that are incorporated by reference into this document. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 84.

Community Shores

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441

(231) 780-1800

Community Shores is a financial holding company incorporated in Michigan in July 1998 and headquartered in Muskegon, Michigan. Community Shores’ business is concentrated in the banking industry segment. Community Shores’ common stock trades on the OTC Pink Market under the symbol “CSHB.”

As of December 31, 2019, Community Shores had total assets of $202.2 million, total loans of $153.5 million, total deposits of $181.5 million, and total shareholders’ equity of $15.0 million. Community Shores conducts substantially all of its operations through its wholly-owned subsidiary bank, Community Shores Bank. Community Shores Bank’s primary market area lies within Muskegon and northern Ottawa counties in Michigan. As of December 31, 2019, Community Shores Bank operated four full-service offices to serve these markets.

More information about Community Shores is available by visiting Community Shores’ website at www.communityshores.com. Information contained on Community Shores’ website does not constitute part of, and

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is not incorporated by reference into, this proxy statement and prospectus. For instructions on how to request additional information or documents from Community Shores, see “Where You Can Find More Information” beginning on page 84.

The Merger (see page 31)

Effects of the Merger (see page 31)

Subject to the terms and conditions of the merger agreement, as of the effective time of the merger, Community Shores will be merged with and into ChoiceOne, the separate corporate existence of Community Shores shall cease, and ChoiceOne shall be the surviving corporation of the merger. The consolidation of Community Shores Bank with and into ChoiceOne Bank is expected to occur in the second half of 2020.

Upon completion of the merger, each share of Community Shores common stock outstanding immediately prior to the merger will be converted into the right to receive, at the election of each Community Shores shareholder, either (i) an amount of cash equal to $5.00 (the “cash consideration per share”), (ii) 0.17162 shares of ChoiceOne common stock (the “stock consideration per share”), or (iii) a combination thereof, plus cash in lieu of any fractional share, in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger.

See “The Merger Agreement – Merger Consideration” on page 51 for a more complete discussion of the merger consideration to be paid in the merger.

Community Shores’ Reasons for the Merger and Recommendation of the Community Shores Board of Directors (page 34)

Over a period of several months, the board of directors of Community Shores carefully evaluated the strategic options available for continued growth of the organization for the benefit of its shareholders, customers and employees. As a result of this process, the board determined the best course of action was to retain ProBank Austin to conduct a confidentially-marketed sale of Community Shores. The board obtained competitive bids from seven financial institutions. Ultimately, in the judgment of the board, ChoiceOne’s proposal surpassed the others in terms of economic return to its shareholders and the continued commitment to excellence in community banking for the benefit of its customers and employees.

ChoiceOne’s Reasons for the Merger (see page 36)

The board of directors of ChoiceOne supports the merger and believes that it is in the best interests of ChoiceOne and its shareholders. In adopting the merger agreement, the ChoiceOne board of directors consulted with members of ChoiceOne management and with ChoiceOne’s legal and financial advisors, and also considered a number of factors that the ChoiceOne board of directors viewed as supporting its decisions, including, among other factors, the fact that the merger will allow ChoiceOne to expand its operations within Ottawa county and into Muskegon county in western Michigan and the expectation that the merger will result in approximately 7% to 10% earnings per share accretion when fully phased in and a tangible book value earn-back period of approximately 3 years.

The Community Shores board of directors unanimously recommends that Community Shores shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Fairness Opinion of Community Shores’ Financial Advisor in Connection with the Merger (see page 37)

In connection with the adoption of the merger agreement, Community Shores’ financial advisor, ProBank Austin, delivered a written opinion, dated January 3, 2020, to the Community Shores board of directors, that based upon and subject to the analysis and qualifications set forth therein, as of the date of the opinion, the merger consideration to be received by the holders of Community Shores common stock pursuant to the merger is fair, from a financial point of view, to holders of Community Shores common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review

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undertaken by ProBank Austin in preparing the opinion, is attached as Annex B to this proxy statement and prospectus. The opinion was for the information of, and was directed to, the Community Shores board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Community Shores to engage in the merger or enter into the merger agreement or constitute a recommendation to the Community Shores board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Community Shores common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Certain Community Shores Directors and Executive Officers in the Merger (see page 45)

In considering the recommendation of the Community Shores board of directors that Community Shores shareholders vote to approve the proposals set forth in this proxy statement and prospectus, Community Shores shareholders should be aware that Community Shores’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Community Shores’ shareholders generally. The Community Shores board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that its shareholders approve the proposals set forth in this proxy statement and prospectus.

Voting Required for Approval; Voting Agreements (see page 49)

The affirmative vote of the holders of a majority of the shares of Community Shores common stock outstanding as of the record date for the special meeting is required to approve the merger agreement. Because the required vote of Community Shores shareholders on the merger agreement is based on the number of outstanding shares of Community Shores common stock entitled to vote, rather than on the number of shares actually voted, a failure to vote or abstention will have the same practical effect as a vote against approval of the merger agreement. The affirmative vote of the holders of a majority of votes cast at the special meeting is necessary to approve the adjournment proposal. A failure to vote or abstention will have no effect on this proposal.

At the close of business on the record date for the special meeting, Community Shores directors, executive officers, and their affiliates were entitled to vote 2,647,248 shares of Community Shores common stock, or approximately 64.1% of Community Shores common stock outstanding on that date. Community Shores’ directors and certain other shareholders have entered into a voting agreement with ChoiceOne, in their capacities as shareholders of Community Shores, obligating them to vote their shares in favor of the merger agreement. At the close of business on the record date for the special meeting, the directors and certain other shareholders of Community Shores who are parties to the voting agreement with ChoiceOne were entitled to vote 2,647,248 shares of Community Shores common stock, or approximately 64.1% of Community Shores common stock outstanding on that date.

No Dissenters’ Rights in the Merger (see page 30)

Neither the holders of ChoiceOne common stock nor the holders of Community Shores common stock are entitled to dissenters’ rights in connection with the merger under Michigan law or otherwise.

Regulatory Approval Required for the Merger (see page 48)

Approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) is required to complete the merger. Approval has not yet been obtained. While ChoiceOne and Community Shores expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

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Conditions to Completion of the Merger (see page 64)

The obligations of ChoiceOne and Community Shores to complete the merger are subject to the satisfaction of outstanding conditions, including:

  the approval of the merger agreement by holders of a majority of the outstanding shares of Community Shores common stock;
  the declaration of effectiveness by the SEC of the registration statement of which this proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for such purpose;
  the absence of any order, injunction, or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing consummation of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and
  the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have a material adverse effect on ChoiceOne as the surviving corporation.

Additionally, the obligations of ChoiceOne to complete the merger are subject to the satisfaction of outstanding conditions, including:

  Community Shores has charged off loans and maintained its allowance for loan and lease losses in conformity with prior practice and has not reversed any portion of its allowance for loan and lease losses into income with the effect of increasing Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement); and
  Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement) is at least $14,500,000 as of the “final statement date” (defined as the last day of the month preceding the date on which all regulatory approvals and the approval of Community Shores shareholders has been obtained).

Furthermore, each of ChoiceOne’s and Community Shores’ obligations to effect the merger is subject to the satisfaction or waiver of additional conditions relating to the accuracy of the other party’s representations and warranties, the performance of the other party’s covenants, the absence of a material adverse effect on the other party and certain other matters.

Termination of the Merger Agreement (see page 66)

ChoiceOne and Community Shores may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger agreement by Community Shores’ shareholders. Either company may also terminate the merger agreement if the merger is not consummated on or before September 30, 2020, if Community Shores’ shareholders do not approve the merger agreement, and in certain other circumstances, in each case subject to certain exceptions. In addition, Community Shores may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, and in certain other circumstances, subject to certain conditions and the payment of a termination fee of $877,724.

Material U.S. Federal Income Tax Consequences of the Merger (see page 74)

ChoiceOne and Community Shores expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, holders of Community Shores common stock who exchange their Community Shores common stock for ChoiceOne common stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange. Community Shores shareholders, however, may have taxable gain or loss with respect to the cash received in exchange for their shares of Community Shores common stock

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and/or taxable gain or loss that may result from the receipt of cash in lieu of fractional shares of ChoiceOne common stock that the Community Shores shareholders would otherwise be entitled to receive.

The U.S. federal income tax consequences described above may not apply to all holders of Community Shores common stock. Your tax consequences will depend on your individual situation. You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Price and Equivalent Price of Securities

The table below sets forth the closing sale prices of each of ChoiceOne and Community Shores common stock on (a) January 3, 2020, the last trading day before the merger agreement was announced, and (b) April 28, 2020, the last practicable trading date before the date of this proxy statement and prospectus.

The table also sets forth, for each date, the equivalent price per share of Community Shores common stock in each of the following scenarios: (a) the holders of 2,065,832 shares or 50% of the total shares of Community Shores common stock outstanding receive the stock consideration per share, and ChoiceOne issues 354,538 shares of common stock (calculated by multiplying 2,065,832 by 0.17162) (the “50% scenario”), and (b) the holders of 3,098,748 shares or 75% of the total shares of Community Shores common stock outstanding receive the stock consideration per share, and ChoiceOne issues 531,807 shares of common stock (calculated by multiplying 3,098,748 by 0.17162) (the “75% scenario”).

	ChoiceOne Common Stock	Community Shores Common Stock	Equivalent Price per Share of Community Shores Common Stock (50% scenario)	Equivalent Price per Share of Community Shores Common Stock (75% scenario)
January 3, 2020
Closing Price Per Share	$31.54	$3.01
Cash Consideration Per Share			$5.00	$5.00
Stock Consideration Per Share			$5.41	$5.41
Weighted Average Value Per Share			$5.21	$5.31

April 28, 2020
Closing Price Per Share	$25.45	$4.30
Cash Consideration Per Share			$5.00	$5.00
Stock Consideration Per Share			$4.37	$4.37
Weighted Average Value Per Share			$4.68	$4.53

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Summary Historical Consolidated Financial Data of ChoiceOne

The following tables set forth summary selected historical consolidated financial information of ChoiceOne as of and for the years ended December 31, 2019 and 2018. The summary selected balance sheet data as of December 31, 2019 and 2018 and the summary selected income statement data for the years ended December 31, 2019 and 2018 were derived from ChoiceOne’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference in this proxy statement and prospectus. You should read this information in conjunction with ChoiceOne’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2019.

	As of and for the years ended December 31,
($ in thousands, except per share data)	2019(1)	2018
Income Statement Data:
Interest income	$32,473	$24,525
Interest expense	4,700	2,461
Net interest income	27,773	22,064
Provision for loan losses	-	35
Net gains (losses) on securities sales	22	34
Gain on sale of investment book of business	-	-
Other noninterest income	9,146	6,886
Noninterest expense	28,476	20,461
Income before income tax	8,465	8,488
Income tax expense	1,294	1,155
Net income	$7,171	$7,333
Cash dividends declared per common share(2)	$0.80	$0.71

Performance:
Earnings per common share
Basic	$1.58	$2.03
Diluted	1.58	2.02
Book value per common share(3)	26.52	22.25
Return on average assets	0.85%	1.15%
Return on average shareholders’ equity	6.48%	9.55%
Net interest margin	3.66%	3.79%
Net interest margin (tax-equivalent)(4)	3.71%	3.86%

Balance Sheet Data:
Total assets	$1,386,128	$670,544
Earning assets	1,224,981	607,236
Total loans	856,190	430,548
Total deposits	1,154,602	577,015
Short-term borrowings	33,000	9,800
Long-term borrowings	198	233
Shareholders’ equity	192,139	80,477

Daily Average Balance Sheet Summary
Total assets	$845,851	$637,790
Earning assets	760,130	582,459
Total loans	534,646	404,494
Total deposits	710,419	543,973
Short-term borrowings	21,054	15,338
Long-term borrowings	215	250
Shareholders’ equity	110,610	76,801

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	As of and for the years ended December 31,
($ in thousands, except per share data)	2019(1)	2018
Asset Quality Ratios
Net loan charge-offs to average loans	0.12%	(.02%)
Allowance for loan losses to total originated loans	0.51%	1.14%
Allowance for loan losses to total nonperforming loans	63%	123%
Nonperforming loans to total loans	0.75%	0.88%
Nonperforming assets to total assets	0.53%	0.58%

Selected Ratios:
Total loans to total deposits	74.15%	74.62%
Average total loans to average earning assets	70.34%	69.45%
Noninterest income to net revenue	24.82%	23.88%
Leverage ratio	9.65%	10.52%
Tier 1 risk-based capital ratio	13.82%	12.91%
Total risk-based capital ratio	14.23%	13.80%
Average equity to average assets	13.08%	12.04%
Tangible shareholders’ equity to tangible assets(5)	10.04%	10.16%
Dividend payout ratio(6)	50.56%	35.07%

(1)	Includes the impact of the County merger effective on October 1, 2019.

(2)	Excludes the special dividend of $0.60 per share paid in 2019 in connection with the County merger.

(3)	Book value per share is calculated as total shareholders’ equity at the end of the relevant period divided by the outstanding number of shares of ChoiceOne stock at the end of the relevant period.

(4)	Net interest margin is shown on a tax-equivalent basis, which is a non-GAAP financial measure. ChoiceOne calculates the GAAP-based net interest margin as interest income divided by average interest-earning assets. See “Non-GAAP Financial Measures” on page 20 and the reconciliation to the most directly comparable GAAP financial measure in Annex C to this proxy statement and prospectus.

(5)	ChoiceOne calculates tangible equity as total shareholders’ equity less intangible assets, net of accumulated amortization, and ChoiceOne calculates tangible assets as total assets less intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. See “Non-GAAP Financial Measures” on page 20 and the reconciliation to the most directly comparable GAAP financial measure in Annex C to this proxy statement and prospectus.

(6)	Excludes the special dividend of $0.60 per share paid in 2019 in connection with the County merger.

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Summary Historical Consolidated Financial Data of Community Shores

The following tables set forth summary selected historical consolidated financial information of Community Shores as of and for the years ended December 31, 2019 and 2018. The summary selected balance sheet data as of December 31, 2019 and 2018 and the summary selected income statement data for the years ended December 31, 2019 and 2018 were derived from Community Shores’ audited consolidated financial statements for each respective year.

	As of and for the years ended December 31,
($ in thousands, except per share data)	2019	2018
Income Statement Data:
Interest income	$8,795	$7,873
Interest expense	1,969	1,179
Net interest income	6,826	6,695
Provision for loan losses	0	0
Net gains (losses) on securities sales	5	0
Gain on sale of investment book of business	0	0
Other noninterest income	1,428	1,341
Noninterest expense	7,254	7,052
Income before income tax	1,005	984
Income tax expense	242	79
Net income	$763	$905
Cash dividends declared per common share	$0	$0

Performance:
Earnings per common share
Basic	$0.19	$0.22
Diluted	0.19	0.22
Book value per common share(1)	3.63	3.38
Return on average assets	0.38%	0.49%
Return on average shareholders’ equity	5.26%	6.74%
Net interest margin	3.70%	3.86%
Net interest margin (tax-equivalent)	3.70%	3.86%

Balance Sheet Data:
Total assets	$202,168	$185,074
Earning assets	189,675	169,480
Total loans	153,507	147,229
Total deposits	181,489	165,698
Short-term borrowings	0	0
Long-term borrowings	4,500	4,500
Shareholders’ equity	14,952	13,889

Daily Average Balance Sheet Summary
Total assets	$198,199	$184,039
Earning assets	184,626	173,245
Total loans	153,411	144,702
Total deposits	178,074	165,178
Short-term borrowings	0	79
Long-term borrowings	4,500	4,518
Shareholders’ equity	14,505	13,423

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	As of and for the years ended December 31,
($ in thousands, except per share data)	2019	2018
Asset Quality Ratios
Net loan charge-offs to average loans	0.10%	0.11%
Allowance for loan losses to total originated loans	1.04%	1.19%
Allowance for loan losses to total nonperforming loans	85.47%	86.48%
Nonperforming loans to total loans	1.22%	1.38%
Nonperforming assets to total assets	1.12%	1.54%

Selected Ratios:
Total loans to total deposits	84.58%	88.85%
Average total loans to average earning assets	83.09%	83.52%
Noninterest income to net revenue	17.35%	16.69%
Leverage ratio	9.09%	8.46%
Tier 1 risk-based capital ratio	11.35%	10.86%
Total risk-based capital ratio	12.35%	11.77%
Average equity to average assets	7.32%	7.29%
Total shareholders’ equity to total assets	7.40%	7.50%
Dividend payout ratio	0%	0%

(1)	Book value per share is calculated as total shareholders’ equity at the end of the relevant period divided by the outstanding number of shares of Community Shores stock at the end of the relevant period.

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Summary Selected Pro Forma Combined Data (Unaudited)

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.

The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential benefits of the merger, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the period presented.

	As of and for the year ended December 31, 2019(1)
	50%(2)(4)	75%(3)(5)
($ in thousands, except per share data)
Pro Forma Combined Income Statement Data
Net interest income	$34,610	$34,835
Provision for loan losses	-	-
Noninterest income	10,601	10,601
Operating expenses	36,119	36,119
Income tax expense	1,457	1,504
Net income	7,635	7,813
Net income per common share
Basic	$1.56	$1.54
Diluted	$1.56	$1.54
Pro Forma Combined Balance Sheet Data
Total assets	$1,592,387	$1,593,053
Total loans	1,007,471	1,007,471
Total deposits	1,336,091	1,336,091
Shareholders’ equity	203,182	208,848

(1)	Includes the impact of the County merger effective October 1, 2019.
(2)	This pro forma combined per share data and balance sheet data assumes the issuance as merger consideration of approximately 354,538 shares of ChoiceOne common stock. This is based on the 50% scenario as of the respective balance sheet dates, and a market price per share of ChoiceOne common stock of $31.96 as of December 31, 2019.
(3)	This pro forma combined per share data and balance sheet data assumes the issuance as merger consideration of approximately 531,807 shares of ChoiceOne common stock. This is based on the 75% scenario as of the respective balance sheet dates, and a market price per share of ChoiceOne common stock of $31.96 as of December 31, 2019.
(4)	Includes anticipated draw on a line of credit of $8 million for payment of the cash component of the merger consideration. At an estimated 4.5% interest rate, the incremental interest expense included is $360,000.
(5)	Includes anticipated draw on a line of credit of $3 million for payment of the cash component of the merger consideration. At an estimated 4.5% interest rate, the incremental interest expense included is $135,000.

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Comparative Per Share Data (Unaudited)

The following table shows information about earnings per share, dividends paid per share, and book value per share, on a historical basis, and on a pro forma combined and pro forma equivalent per share basis for ChoiceOne and Community Shores in each of the 50% scenario and the 75% scenario.

Comparative Per Share Data	ChoiceOne Historical(1)	Community Shores Historical	Pro Forma Combined (2)(3)		Equivalent Pro Forma Per Share of Community Shores(4)
			50%	75%	50%	75%
Year ended December 31, 2019:(5)
Basic earnings	$1.58	$0.19	$1.56	$1.54	$0.27	$0.26
Diluted earnings	1.58	0.19	1.56	1.54	0.27	0.26
Cash dividends paid(6)	0.80	0.00	0.80	0.80	0.14	0.14
Tangible book value(7)	18.39	3.63	17.82	18.08	3.06	3.10

__________________________

(1)	Includes the impact of the County merger effective on October 1, 2019.
(2)	The pro forma combined earnings per share were calculated by totaling the historical earnings of ChoiceOne and Community Shores, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of ChoiceOne and Community Shores, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value per share, however, does include the impact of estimated contractually obligated merger costs due upon completion of the merger. Pro forma combined cash dividends paid represents ChoiceOne’s historical amounts only.
(3)	The average pro forma shares of ChoiceOne and Community Shores reflect historical basic and diluted shares of ChoiceOne (as adjusted to give effect to the County merger as if it had occurred as of the beginning of the period presented), plus historical basic and diluted average shares of Community Shores (as adjusted based on the 50% scenario and 75% scenario, respectively). The number of shares to be issued in the 50% scenario and 75% scenario, respectively, is subject to adjustment in certain limited circumstances.
(4)	The equivalent pro forma per share amounts of Community Shores were calculated by multiplying the pro forma combined amounts in the 50% scenario and 75% scenario, respectively, by the fixed exchange ratio of 0.17162 shares of ChoiceOne common stock for each share of Community Shores common stock.
(5)	Includes the impact of the County merger effective October 1, 2019.
(6)	Excludes the special dividend of $0.60 per share paid by ChoiceOne in 2019 in connection with the County merger.
(7)	Tangible book value per share is calculated as total shareholders’ equity less intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of ChoiceOne common stock or Community Shores common stock, respectively, at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” on page 20 and the reconciliation to the most directly comparable GAAP financial measure in Annex C to this proxy statement and prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and prospectus and the documents incorporated by reference into this proxy statement and prospectus contain forward-looking statements regarding ChoiceOne’s and Community Shores’ outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on ChoiceOne’s future financial performance (including anticipated accretion to earnings per share and tangible book value earn back period), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger, and consequences of Community Shores’ integration into ChoiceOne. Words such as “anticipated,” “believes,” “estimated,” “expected,” “projected,” “assumed,” “approximately,” “continued,” “should,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a guaranty of future results and is presented for informational purposes only.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties, and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Neither ChoiceOne nor Community Shores assumes any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the merger and the integration of Community Shores into ChoiceOne after closing include, without limitation and in addition to those set forth elsewhere in this proxy statement and prospectus:

  the impacts of the global coronavirus outbreak (COVID-19);
  the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
  the failure of Community Shores to obtain shareholder approval, or of either ChoiceOne or Community Shores to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
  the ability of ChoiceOne to successfully combine and integrate the businesses of ChoiceOne and Community Shores;
  the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Community Shores do business, or as a result of other unexpected factors or events;
  the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
  risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions and possible failures in realizing the anticipated benefits from acquisitions;
  diversion of management’s attention from ongoing business operations and opportunities;
  potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
  the outcome of any legal proceedings that may be instituted against ChoiceOne or Community Shores.

In addition, risk factors include, but are not limited to, the risk factors described in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2019. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

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NON-GAAP FINANCIAL MEASURES

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this proxy statement and prospectus and the documents incorporated by reference herein include certain non-GAAP financial measures. Non-GAAP financial measures include financial measures that exclude or include amounts, or are subject to adjustments that have the effect of excluding or including amounts, that are otherwise included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in a company’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include other operating and statistical measures, or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

ChoiceOne and Community Shores each believe that the non-GAAP financial measures presented in this proxy statement and prospectus and the documents incorporated by reference herein provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne and Community Shores. The non-GAAP financial measures set forth in this proxy statement and prospectus and the documents incorporated by reference herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. Moreover, the manner in which ChoiceOne or Community Shores calculates the non-GAAP financial measures that it discusses in this proxy statement and prospectus and the documents incorporated by reference herein may differ from the manner in which other banking organizations calculate measures with similar names. You should understand how such other banking organizations calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures in this proxy statement and prospectus and the documents incorporated by reference herein when comparing such non-GAAP financial measures.

Where non-GAAP financial measures are used herein, the most directly comparable GAAP financial measure, as well as the reconciliation to the most directly comparable GAAP financial measure, can be found in Annex C to this proxy statement and prospectus.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement and prospectus, including the risk factors included in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2019 and the matters addressed in this proxy statement and prospectus under the heading “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

The global coronavirus outbreak (COVID-19) could adversely affect the ability of ChoiceOne and Community Shores to complete the merger, the timing of the completion of the merger, and the business and results of operations of each of ChoiceOne, Community Shores, and the combined company following the completion of the merger.

The coronavirus outbreak (COVID-19) was declared a pandemic by the World Health Organization in March 2020. Since first being reported in China, the coronavirus has spread globally, including in the United States. The coronavirus has had a substantial impact on numerous aspects of life in the United States, including threats to public health, increased volatility in markets, and severe effects on national and local economies.

In response to the coronavirus outbreak, many state and local governments have instituted emergency restrictions that have substantially limited the activities of individuals and the operations of businesses and industries. In Michigan, Governor Gretchen Whitmer issued a “stay home, stay safe” executive order effective March 24, 2020, which required residents to remain at home "to the maximum extent feasible" and prohibited in-person work that "is not necessary to sustain or protect life." Pursuant to the order, no person or entity was permitted to operate a business that required workers to leave their homes except to the extent that those workers were necessary (i) to conduct minimum basic operations or (ii) to sustain or protect life. ChoiceOne and Community Shores both closed branch lobbies in response to this order. On April 9, 2020 the Governor issued a revised executive order, which was effective through April 30, 2020. This revised executive order further limited travel, provided guidance regarding the definition of critical infrastructure workers, placed additional requirements on businesses remaining open including limiting goods that can be sold by retailers and implementing social distancing practices, and incorporated guidance issued under the earlier order. On April 24, 2020, the Governor issued an additional executive order, extending the prior order through May 15, 2020 with limited modifications to relax certain restrictions. It is possible that the Governor will issue one or more additional executive orders extending the existing orders or imposing additional restrictions on the activities of individuals or businesses. The Governor's executive orders, along with social distancing guidance issued by the federal government and the Centers for Disease Control and Prevention, have substantially affected many different types of businesses and have resulted in the temporary or permanent closing of businesses and significant layoffs and furloughs throughout Michigan and the United States generally.

The ultimate effect of the coronavirus outbreak on the business of ChoiceOne, Community Shores, and the combined company will depend on numerous factors and future developments that are highly uncertain and cannot be predicted with confidence. At this time, it is unknown how long the outbreak will last, or when restrictions on individuals and businesses, such as Michigan’s “stay home, stay safe” executive orders, will be lifted and businesses and their employees will be able to resume normal activities. Further, additional information may emerge regarding the severity of the outbreak and additional actions may be taken by federal, state, and local governments to contain the coronavirus or treat its impact. Changes in the behavior of customers, businesses and their employees as a result of the coronavirus outbreak, including social distancing practices, even after formal restrictions have been lifted, are also unknown. As a result of the coronavirus outbreak and the actions taken to contain it or reduce its impact, ChoiceOne, Community Shores, and the combined company may experience changes in the value of collateral securing outstanding loans and reductions in the credit quality of borrowers and inability of borrowers to repay loans in accordance with their terms. These and similar factors and events may have substantial negative effects on ChoiceOne, Community Shores, and the combined company, and on their respective customers, stock price, financial condition, and results of operations.

The effects of the coronavirus may also delay government approvals necessary to complete the merger or affect Community Shores’ ability to hold the special meeting of its shareholders as scheduled, and could delay efforts to integrate the businesses of ChoiceOne and Community Shores or make those efforts more difficult or more costly.

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The value of the merger consideration will fluctuate with the price of ChoiceOne common stock and Community Shores shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of Community Shores common stock outstanding immediately prior to the merger will be converted into the right to receive, at the election of each Community Shores shareholder, either (i) an amount of cash equal to $5.00 (the “cash consideration per share”), (ii) 0.17162 shares of ChoiceOne common stock (the “stock consideration per share”), or (iii) a combination thereof, plus cash in lieu of any fractional share, in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger. For those Community Shores shareholders who elect to receive the stock consideration per share, there will be no adjustment made to the stock consideration per share as a result of fluctuations in the market price of ChoiceOne common stock or Community Shores common stock. As a result, it is possible that the value of any ChoiceOne common stock that a Community Shores shareholder receives in the merger will be different than the value of such shares on the date that the Community Shores board of directors and the ChoiceOne board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this proxy statement and prospectus, on the date that you vote to approve the merger agreement, and on the date the merger is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in ChoiceOne’s or Community Shores’ business, operations and prospects, and regulatory considerations, many of which are beyond ChoiceOne’s and Community Shores’ control. Additionally, the global coronavirus outbreak (COVID-19) has resulted in significant market volatility, including volatility in the prices of ChoiceOne common stock and Community Shores common stock. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of ChoiceOne common stock the Community Shores shareholders may receive upon completion of the merger. You should obtain current market quotations for shares of ChoiceOne common stock and for shares of Community Shores common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated.

Before the merger may be completed, regulatory approvals must be obtained from the Federal Reserve Board. The Federal Reserve Board will consider, among other factors, the competitive impact of the merger, Community Shores’ and ChoiceOne’s financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and may impose conditions, limitations, obligations, or restrictions on the completion of the merger or require changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals, or whether any conditions, limitations, obligations, or will be imposed and, if imposed, whether such conditions, limitations, obligations, or restrictions will have the effect of preventing or materially delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of ChoiceOne following the merger, or otherwise materially reducing the anticipated benefits of the merger. Further, the effects of the coronavirus may delay the regulatory approvals necessary to complete the merger.

ChoiceOne and Community Shores are subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ChoiceOne and Community Shores. These uncertainties may impair ChoiceOne’s and Community Shores’ ability to attract, retain, and motivate key personnel until the merger is consummated. Retention of certain employees by Community Shores may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with ChoiceOne. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ChoiceOne, ChoiceOne’s business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with ChoiceOne or Community Shores to seek to change existing business relationships with ChoiceOne or Community Shores, or delay or defer certain business decisions with respect to ChoiceOne or Community Shores, which could negatively affect ChoiceOne’s or Community Shores’ respective revenues, earnings and cash flows, as well as the market price of ChoiceOne common stock or Community Shores common stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts Community Shores from taking specified actions

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without the consent of ChoiceOne until the merger occurs or the merger agreement is terminated. These restrictions may prevent Community Shores from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Completion of the Transaction” on page 58 for a summary of certain of the contractual restrictions to which Community Shores is subject.

Combining the two companies may be more difficult, costly, or time-consuming than we expect.

The difficulties of merging the operations of Community Shores with those of ChoiceOne include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the companies, and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of Community Shores into ChoiceOne could have an adverse effect on the business and results of operations of Community Shores or ChoiceOne. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, including their business models, employees, cultures, and operating systems. Inability to integrate operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.

Community Shores shareholders’ percentage ownership of ChoiceOne will be much smaller than their percentage ownership of Community Shores.

Community Shores shareholders currently have the right to vote in the election of the Community Shores board of directors and on other matters affecting Community Shores. When the merger occurs, each Community Shores shareholder who receives stock consideration in the merger will become a shareholder of ChoiceOne with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Community Shores. Because of this, the Community Shores shareholders will have less influence on the management and policies of ChoiceOne than they now have on the management and policies of Community Shores. Community Shores shareholders who receive only cash consideration in the merger will have no ongoing ownership in Community Shores or the combined company.

Directors and officers of Community Shores have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of Community Shores have interests in the merger that differ from, or are in addition to, their interests as shareholders of Community Shores generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Community Shores, rights that Community Shores officers and directors have under Community Shores’ benefit plans, and rights to indemnification and directors’ and officers’ insurance following the merger. The members of each of Community Shores’ and ChoiceOne’s boards of directors knew about these additional interests and considered them when they adopted the merger agreement and approved the merger. For a more detailed discussion of these interests, see “Interests of Certain Directors and Executive Officers in the Merger” on page 45.

The market price of ChoiceOne’s common stock following the merger may be affected by factors different from those affecting the market prices of Community Shores’ common stock or ChoiceOne’s common stock prior to the merger.

The businesses of ChoiceOne and Community Shores differ, and therefore the results of operations of the combined company and the market price of ChoiceOne’s common stock after completion of the merger may be affected by factors different from those affecting the results of operations and market prices of Community Shores’ common stock or ChoiceOne’s common stock prior to the merger.

The merger agreement limits Community Shores’ abilities to pursue alternatives to the merger.

The merger agreement contains provisions that limit the ability of Community Shores to encourage or consider competing third-party proposals related to an alternative transaction. These provisions, which include a

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$877,724 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Community Shores from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Community Shores than it might otherwise have proposed to pay. For more information, see “The Merger Agreement – Termination of the Merger Agreement” beginning on page 66, and “The Merger Agreement – Termination Fees and Expenses; Liability for Breach” beginning on page 67.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Community Shores.

The merger agreement is subject to a number of customary closing conditions that must be fulfilled in order to complete the merger. Those conditions include, among others, completion of the merger on or before September 30, 2020 (subject to certain exceptions), receipt of Community Shores shareholder approval, receipt of regulatory approvals, declaration of effectiveness by the SEC of the registration statement of which this proxy statement and prospectus is a part, absence of any order, injunction, decree, or other legal restraint or prohibition preventing consummation of the merger or making the merger illegal, continued accuracy of certain representations and warranties by both parties, Community Shores having charged off loans and maintained its allowance for loan and lease losses in conformance with prior practice (including not reversing any portion of that allowance into Community Shores’ income), Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement) equaling at least $14,500,000 as of a certain date before the effective time of the merger, and performance by both parties of certain covenants and agreements.

In addition, the merger agreement may be terminated in certain circumstances. If the merger agreement is terminated, there may be various consequences to Community Shores, including:

  Community Shores’ business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger; and
  Community Shores may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and the Community Shores board of directors seeks another merger or business combination, under certain circumstances Community Shores is required to pay ChoiceOne a $877,724 termination fee. Community Shores’ shareholders cannot be certain that Community Shores would be able to find a party willing to enter into a transaction on terms equally favorable to or more favorable than the terms of the merger agreement.

The summary selected pro forma combined unaudited financial information included in this document is preliminary and the actual financial condition and results of operations of ChoiceOne after the merger may differ materially.

The summary selected pro forma combined unaudited financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what ChoiceOne’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that ChoiceOne and Community Shores believe are reasonable. The summary selected pro forma combined unaudited financial information reflects adjustments, which are based upon preliminary estimates, to record the Community Shores identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Community Shores as of the date of the completion of the merger. Accordingly, the final accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Summary Selected Pro Forma Combined Data (Unaudited)” on page 17.

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We may fail to realize the cost savings estimated for the merger.

ChoiceOne expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of ChoiceOne and Community Shores in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if ChoiceOne is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The fairness opinion received by the Community Shores board of directors from ProBank Austin has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.

The written fairness opinion of ProBank Austin was rendered to Community Shores’ board of directors on January 3, 2020. Changes in the operations and prospects of Community Shores, general market and economic conditions, and other factors which may be beyond the control of Community Shores may have altered the value of Community Shores or the market prices of shares of ChoiceOne common stock or Community Shores common stock as of the date of this proxy statement and prospectus, or may alter such values and market prices by the time the merger is completed, including the impacts of the global coronavirus outbreak (COVID-19). The written opinion from ProBank Austin, dated January 3, 2020, does not speak as of any date other than the date of such opinion.

The shares of ChoiceOne common stock to be received by Community Shores shareholders as a result of the merger will have different rights from the shares of Community Shores common stock.

The rights associated with Community Shores common stock are different from the rights associated with ChoiceOne common stock. See “Comparison of Rights of Shareholders” on page 70 for a discussion of the different rights associated with ChoiceOne common stock as compared to Community Shores common stock.

The merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in a shareholder’s recognition of taxable gain or loss in respect of all of his or her Community Shores common stock.

ChoiceOne and Community Shores intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Internal Revenue Service (“IRS”) will not provide a ruling on the matter. Each of ChoiceOne and Community Shores will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for U.S. federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position.

If the merger fails to qualify as a reorganization, Community Shores shareholders generally would recognize gain or loss on each share of Community Shores common stock surrendered in an amount equal to the difference between the shareholder’s adjusted tax basis in that share and, depending on the shareholder’s election, either the cash consideration received, the fair market value of the ChoiceOne common stock received in exchange, or a combination thereof for that share upon completion of the merger. If the merger qualifies as a reorganization, Community Shores shareholders will recognize taxable gain in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the ChoiceOne common stock received in the merger above (b) the Community Shores Bank shareholder’s aggregate tax basis in its Community Shores Bank common stock surrendered in the exchange.

Litigation may be filed against ChoiceOne, Community Shores, or their respective boards of directors that could prevent or delay the completion of the merger or result in the payment of damages.

In connection with the merger, it is possible that shareholders of ChoiceOne or Community Shores may file putative shareholder class action lawsuits against ChoiceOne, Community Shores, or their respective boards of directors. Among other remedies, the plaintiffs may seek to enjoin the merger. The outcome of any such litigation is uncertain. If any such litigation is not resolved, such lawsuits could prevent or delay completion of the merger and could result in substantial costs to ChoiceOne and Community Shores, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is

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consummated may adversely affect the business, financial condition, results of operations, cash flows, and market price of ChoiceOne, Community Shores, or the combined company.

Additional Risks Relating to ChoiceOne’s business.

Investing in ChoiceOne’s common stock involves risks. You should read and consider risk factors specific to ChoiceOne’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in ChoiceOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other documents incorporated by reference into this proxy statement and prospectus. Please see “Where You Can Find More Information” on page 84 for the location of information incorporated by reference into this proxy statement and prospectus.

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THE COMMUNITY SHORES SPECIAL MEETING AND GENERAL PROXY INFORMATION

Date, Time and Place

The special meeting of Community Shores shareholders will be held on June 17, 2020 at 2:30 p.m. Eastern Time. The special meeting will be held via live webcast on the Internet in lieu of an in-person meeting. Shareholders who wish to attend the special meeting via live webcast may do so by visiting the special meeting website at www.meetingcenter.io/248905143 and using the passcode CSHB2020. Shareholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting as described in more detail in this proxy statement and prospectus.

Community Shores commenced mailing this proxy statement and prospectus and the accompanying form of proxy and election form to its shareholders entitled to vote at the special meeting on or about [●].

Purpose of the Special Meeting

At the special meeting, Community Shores shareholders will be asked to consider and vote on the following:

  a proposal to approve the merger agreement; and
  the adjournment proposal.

Completion of the merger is conditioned on approval of the merger agreement by the Community Shores shareholders, among other customary closing conditions. Completion of the merger is not conditioned on the approval of the adjournment proposal.

Recommendation of the Board of Directors

The Community Shores board of directors has determined that the merger is advisable and in the best interests of Community Shores and its shareholders. The Community Shores board of directors unanimously recommends that Community Shores shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Community Shores shareholders should carefully read this proxy statement and prospectus, including any documents incorporated by reference and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is April 24, 2020. Only holders of record of shares of Community Shores common stock at the close of business on such date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of Community Shores were common stock, and 4,131,664 shares of Community Shores common stock were issued and outstanding and entitled to vote at the special meeting.

Each share of Community Shores common stock outstanding on the record date for the special meeting is entitled to one vote on each proposal to be considered at the special meeting.

Voting by Directors and Executive Officers

At the close of business on the record date for the special meeting, Community Shores directors, executive officers, and their affiliates were entitled to vote 2,647,248 shares of Community Shores common stock, or approximately 64.1% of Community Shores common stock outstanding on that date. Community Shores’ directors and certain other shareholders have entered into a voting agreement with ChoiceOne, in their capacities as shareholders of Community Shores, obligating them to vote their shares in favor of the merger agreement. At the close of business on the record date for the special meeting, the directors and certain other shareholders of Community Shores who are parties to the voting agreement with ChoiceOne were entitled to vote 2,647,248 shares of Community Shores common stock, or approximately 64.1% of Community Shores common stock outstanding on that date.

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Quorum and Adjournment

No business may be transacted at the special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present by virtual participation or by proxy to constitute a quorum. Shareholders who participate in the special meeting via the live webcast will be considered to be present “in person” at the meeting. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the affirmative vote of a majority of the votes cast at the special meeting on the adjournment proposal is obtained.

No notice of an adjourned meeting needs to be given if the place, date and time of the adjourned meeting are announced at the special meeting unless (i) the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called and notice given or (ii) a new record date is fixed for the adjourned meeting, in which case written notice of the place, date and time of the adjourned meeting shall be given in conformity with Community Shores’ Bylaws. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Community Shores common stock represented at the special meeting via live webcast, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the proposals are as follows:

  The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Community Shores common stock entitled to vote at the special meeting. Failures to vote and abstentions will have the same effect as votes against this proposal.
  The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal at the special meeting, regardless of whether or not there is a quorum. Failures to vote and abstentions will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Community Shores common stock at the close of business on the record date of the special meeting, a proxy is enclosed for your use. Community Shores requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying form of proxy, (ii) calling the toll-free number listed on the accompanying form of proxy, or (iii) submitting the accompanying form of proxy by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet are set forth on the accompanying form of proxy. When the accompanying form of proxy is returned properly executed, the shares of Community Shores common stock represented by it will be voted at the special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy.

If a proxy is returned without an indication as to how the shares of Community Shores common stock represented are to be voted with regard to a particular proposal, the Community Shores common stock represented by the proxy will be voted in accordance with the recommendation of the Community Shores board of directors and, therefore, “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

As of the date hereof, the Community Shores board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement and prospectus or the accompanying form of proxy other than the matters set forth in the Notice of Special Meeting

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of Shareholders. If any other matter is properly presented at the special meeting for consideration, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. If you were a record holder of Community Shores common stock on the record date of the special meeting, please sign and return the accompanying proxy or vote via the internet or telephone, regardless of whether or not you plan to participate in the special meeting via the live webcast. Proxies submitted through the specified internet website or by telephone must be received by 11:59 p.m. Eastern Time on June 16, 2020.

Election of Merger Consideration

If you were a record holder of Community Shores common stock at the close of business on the record date of the special meeting, an election form is enclosed for your use. You may elect to receive either an amount of cash equal to $5.00 or 0.17162 shares of ChoiceOne common stock, plus cash in lieu of any fractional shares, for each share of Community Shores common stock you hold. You may also elect to receive a combination of cash and stock consideration. You may designate the priority in which shares of your Community Shores common stock are converted to the stock consideration. If you intend to make an election, you must use the enclosed form to make such election as promptly as possible. If you do not make an election, you will receive either an amount of cash equal to $5.00 or 0.17162 shares of ChoiceOne common stock, plus cash in lieu of any fractional shares, for each share Community Shores common stock you hold, as determined by the terms of the merger agreement. Under the merger agreement, the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock may not equal less than 50% nor more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger. The merger agreement provides for certain adjustments to the merger consideration paid to Community Shores shareholders in the event holders of more than 75% or less than 50% of the total outstanding shares of Community Shores common stock elect to receive ChoiceOne common stock as merger consideration. Therefore, it is possible that you may not receive the exact merger consideration you elect to receive. Your election form must be received by 11:59 p.m. Eastern Time on June 16, 2020.

Shares Held in Street Name

If you hold shares of Community Shores common stock through a stock brokerage account, bank, or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank, or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in street name by returning a proxy directly to Community Shores or by voting electronically during the special meeting via live broadcast unless you have a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Please also note that brokers, banks, or other nominees who hold shares of Community Shores common stock on behalf of their customers may not give a proxy to Community Shores to vote those shares without specific instructions from their customers.

If you are a Community Shores shareholder and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank, or other nominee may not vote your shares on any of the proposals.

Participating in the Virtual Meeting

Only Community Shores shareholders who were holders of record at the close of business on April 24, 2020, their duly appointed proxies, and invited guests may participate in the virtual meeting. In order to participate in the virtual meeting, such persons must access the meeting website at www.meetingcenter.io/248905143, using the passcode CSHB2020, and enter the 16-digit control number found on the proxy card provided to you with this proxy statement and prospectus. Shareholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting.

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Revocation of Proxies

A Community Shores shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following actions:

  delivering written notice of revocation to Community Shores’ Corporate Secretary, Tracey A. Welsh, at 1030 W. Norton Avenue, Muskegon, Michigan 49441;
  delivering a proxy bearing a later date than the proxy that you wish to revoke;
  casting a subsequent vote via telephone or the internet, as described above; or
  attending the virtual special meeting via live webcast and voting electronically.

Merely participating in the virtual meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting pursuant to the instructions provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.

 If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Solicitation of Proxies

Community Shores is soliciting proxies for the special meeting from its shareholders. In accordance with the merger agreement, Community Shores will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Community Shores’ officers, directors, and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Nominees, trustees, and other fiduciaries who hold stock on behalf of beneficial owners of Community Shores common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners.

No Dissenters’ Rights in the Merger

Dissenters’ rights are rights that, if available under the Michigan Business Corporation Act (“MBCA”), enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the MBCA. Neither the holders of ChoiceOne common stock nor the holders of Community Shores common stock are entitled to dissenters’ rights in connection with the merger under Michigan law or otherwise.

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement and prospectus as Annex A and incorporated herein by reference. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.

Effects of the Merger

As of the effective time of the merger, Community Shores will merge with and into ChoiceOne. ChoiceOne will be the surviving entity following the merger.

In the merger, each share of Community Shores common stock outstanding immediately prior to the merger will be converted into the right to receive, at the election of each Community Shores shareholder, either an amount of cash equal to $5.00 or 0.17162 shares of ChoiceOne common stock, or a combination thereof, plus cash in lieu of any fractional share, in each case subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger. ChoiceOne shareholders will continue to hold their existing ChoiceOne shares after the merger.

Based on the outstanding shares of common stock of each of ChoiceOne and Community Shores as of the record date of the special meeting, and the requirement under the merger agreement that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger, it is expected that immediately following the effective time of the merger the former shareholders of Community Shores as a group will hold between approximately 4.7% and approximately 6.8% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock units. As a result, current shareholders of ChoiceOne as a group will own between approximately 93.2% and approximately 95.3% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock units.

Background of the Merger

Beginning in July of 2018 through December of 2018, the Community Shores board of directors and senior management, including Heather D. Brolick, President and CEO of Community Shores and Community Shores Bank, Tracey A. Welsh, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Community Shores and Community Shores Bank, and Brent McCarthy, Sr. Vice President and Chief Lending Officer of Community Shores Bank, met several times to discuss strategic alternatives for the growth of Community Shores Bank. Through the process, the Community Shores board and management evaluated the considerable progress that Community Shores Bank had made over the past several years, prepared multiple-year budgets and set targets for future growth.

The Community Shores board and management considered and evaluated ways to accelerate its subsidiary bank’s growth objectives, including raising additional capital to hire additional personnel, or alternatively, restructuring or reducing certain capital expenditures, including potential branch consolidation or sale-leaseback transactions. The Community Shores board and management also discussed selling the company or merging with a strategic partner.

All of these discussions regarding strategic direction were held in light of the bank’s mission to provide outstanding service and create added value as a community banking partner for the greater Muskegon and Grand Haven communities with the goal of expanding the reach and strength of the bank. These discussions considered the relative benefits, costs and risks associated with the various options.

On December 18, 2018, members of the Community Shores board met to discuss economic factors involved in achieving its objectives, the benefits from its trust preferred securities, strategic alternatives to facilitate continued growth, and inquiries from investment banks for exploring potential options. Mr. John Essex, Community Shores’ largest shareholder, attended this meeting in the capacity of a guest.

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On January 30, 2019, the board determined that Community Shores should identify investment banking firms for understanding various strategic options and directed Ms. Heather Brolick and Mr. Garth Deur to evaluate investment banks. On February 4, 2019, Ms. Brolick and Mr. Deur met to discuss various investment banking firms and their qualifications.

On February 27, 2019, the Community Shores board discussed Ms. Brolick and Mr. Deur’s recommendations with respect to certain investment banks, and after assessing their experience in working with community banks, decided to set up presentations with three firms covering their qualifications, costs, and potential options. The board met with all three investment firms on April 24th, 2019.

On May 8, 2019, at a meeting of the Community Shores board, which was also attended by Mr. John Essex in the capacity of a guest, the board deliberated on various proposals made by investment banks. After assessing the information presented by investment bankers concerning market trends in the banking sector, size, historical growth, and financial progress of the bank, the board found it in the best interest of Community Shores’ shareholders to proceed toward a sale of the company from among the strategic options available. The board in the same meeting set up a sale committee consisting of Ms. Brolick, Mr. Deur, and Mr. Chandonnet for engaging with investment banks to further explore the sale process and to update the board at appropriate times.

After discussing with the investment banks their fee structure, process, and responsibilities during the course of pursuing a sale, the sale committee scheduled presentations, by the three investment banking firms, to the Community Shores board at a meeting held on May 14, 2019. On May 20, 2019, ProBank Austin and its wholly-owned broker/dealer subsidiary, Investment Bank Services, Inc. (collectively referred to as “ProBank Austin”) were retained by Community Shores as its exclusive financial advisor in the proposed sale transaction.

Between June and July 2019, the sale committee met representatives of ProBank Austin to discuss the candidate selection process, identified potential transaction partners that could fit within the parameters outlined by the board, and began to develop Community Shores’ confidential marketing materials.

During June and July 2019, ProBank Austin contacted 12 depository financial institutions to assess preliminary interest in the proposed sale of Community Shores. In anticipation of sharing information with prospective acquirers, the Community Shores board met on June 26, 2019 to discuss the elements of a non-disclosure agreement factoring in Community Shores Bank’s customer and trade sensitive information.

On July 16, 2019, at the direction of Community Shores, ProBank Austin released a confidential information memorandum to the 12 organizations who signed the nondisclosure agreements.

On August 7, 2019, Community Shores received seven indications of interest from prospective acquirers. Among those proposals, one was from ChoiceOne offering as per share merger consideration $1.25 in cash and 0.1252 shares of ChoiceOne common stock. Based on the 20-day average closing price of ChoiceOne common stock as of August 2, 2019, the proposed aggregate merger consideration equated to $4.91 per share, or $20.327 million in the aggregate.

ProBank Austin engaged in further discussions with those seven companies to refine the terms of their proposals, including with ChoiceOne, and on August 16, 2019, Community Shores received five revised indications of interest. These included a revised proposal from ChoiceOne, which was similar with respect to deal value as compared to its previous proposal, with added flexibility to divide the merger consideration as 50% stock of ChoiceOne (versus 75%) in exchange for Community Shores’ stock, and the remaining 50% in cash consideration.

After conducting a comparative analysis between the five indications of interest, accounting for factors like merger consideration, employment matters, geographical advantages, and future avenues for a combined growth, Community Shores decided to select two parties, ChoiceOne and Company B, for initial due-diligence, all subject to the nondisclosure agreements signed by them earlier.

Community Shores began populating an online data room with information to be used for due diligence by ChoiceOne and Company B. On August 28, 2019, Ms. Brolick updated the Community Shores board on data room information, and the aforementioned selection of ChoiceOne and Company B for due-diligence.

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On September 25, 2019, based on its initial due-diligence, ChoiceOne revised and submitted an updated proposal to Community Shores. ChoiceOne’s updated proposal increased the proposed per share merger consideration to $2.50 in cash and 0.08581 shares of common stock. Based on the 20-day average closing price of ChoiceOne common stock as of September 19, 2019, the proposed aggregate merger consideration equated to $5.00 per share, or $20.681 million in the aggregate. Further, ChoiceOne expressed plans to list its common stock, which was then quoted on the OTC Pink Market, on NASDAQ, which would provide increased liquidity and market for Community Shores shareholders who received shares of ChoiceOne common stock in the merger.

On October 2, 2019, the Community Shores board met to discuss the foregoing proposal of ChoiceOne, which was outlined and presented by ProBank Austin. Following the board meeting, Community Shores met with ChoiceOne for its presentation to discuss the details of their proposal and for obtaining further clarity on questions raised by the board in its earlier meeting. The meeting was additionally attended by Mr. John Essex in the capacity of a guest, and Dickinson Wright PLLC, Community Shores’ legal counsel. From ChoiceOne, the meeting was attended by Kelly Potes, President and CEO of ChoiceOne Bank and CEO of ChoiceOne, and Mike Burke, President and CEO of Lakestone Bank and Trust and President of ChoiceOne, a representative from Donnelly Pennman, ChoiceOne’s financial advisor with respect to the proposed transaction, and certain other executives of ChoiceOne. The meeting shed light on ChoiceOne’s strengths, its products and services, loan portfolio and deposit growth, strategic focus, mission and vision, merger and acquisition history, particularly the recent merger of equals with County Bank Corp., market capitalization, and shareholder return.

On October 18, 2019, ChoiceOne submitted another revised bid letter under which Community Shores shareholders would be entitled to elect to receive in exchange for each share of Community Shores common stock either $5.00 in cash, 0.17162 shares of ChoiceOne common stock, or a combination thereof, subject in each case to the limitation that the number of Community Shores common stock converted into the right to receive ChoiceOne common stock equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock. Based on the 20-day average closing price of ChoiceOne common stock as of September 19, 2019, the proposed aggregate merger consideration equated to $5.00 per share, or $20.680 million in the aggregate. The revised bid letter further provided for certain price protection to Community Shores in the form of an upset condition (described in further detail under the heading “Upset Provision” below) and provided for John Essex to be added to the board of directors of ChoiceOne Bank.

Following additional negotiation and discussion between the parties, on October 23, 2019 the parties determined to move forward with the transaction on terms consistent with those in the October 18, 2019 bid letter described above and certain additional terms and conditions that are reflected in the definitive merger agreement.

During October, November and December 2019, ChoiceOne conducted extensive due diligence, through face-to-face meetings and conference calls with select officers of Community Shores, as well as Community Shores’ accountants and legal advisors. ChoiceOne’s due diligence review encompassed both public and non-public information related to Community Shores, including financial, credit, operational, regulatory and compliance, corporate and legal due diligence.

During November 2019, Community Shores conducted extensive reverse due diligence on ChoiceOne, focusing on understanding ChoiceOne’s lines of business, larger credit exposures, acquisition and integration history and stock transactions. Community Shores’ due diligence of ChoiceOne also evaluated ChoiceOne’s regulatory relationships and customer relationships.

Throughout the months of November and December 2019, the parties negotiated various drafts of the transaction documents. Warner Norcross + Judd LLP, legal counsel for ChoiceOne, coordinated the review of and comments on the proposed documents by ChoiceOne and ChoiceOne’s officers and directors. Dickinson Wright coordinated the review and comments of the proposed documents by Community Shores and Community Shores’ officers and directors and certain shareholders of the common stock of Community Shores, who were asked to enter into a voting agreement to support the transaction.

On November 20, 2019, Community Shores’ management discussed a reverse due diligence report with the Community Shores board, and Ms. Brolick and Ms. Welsh presented details on the status of definitive agreement.

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On December 18, 2019, the Community Shores board met with members of Community Shores’ executive management team and its financial and legal advisors to review the proposed transaction documents. Members of Community Shores’ executive management discussed with the board the strategic rationale, financial terms, consideration and integration risk for the proposed transaction with ChoiceOne. Community Shores management reported favorably regarding the complementary culture and business objectives of ChoiceOne and Community Shores. Members of Community Shores’ executive management team and representatives of Dickinson Wright updated the board on the progression of negotiations with ChoiceOne and the material terms of the transaction documents. Representatives of ProBank Austin presented to the Community Shores board on the financial aspects of the proposed transaction, and delivered its oral opinion to the Community Shores board of directors, which was confirmed in writing on January 3, 2020, to the effect that, as of December 18, 2019 and subject to qualifications described in ProBank Austin’s written opinion, the merger consideration as proposed in the merger agreement was fair, from a financial point of view, to the holders of Community Shores common stock. See “Opinion of Community Shores’ Financial Advisor” beginning on page 37.

Following these discussions, as well as review and discussion among Community Shores’ directors, including consideration of the factors described under “Community Shores’ Reasons for the Merger,” and consideration of the above referenced presentations, the Community Shores board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable and in the best interests of Community Shores and its shareholders. The Community Shores board then directed management to execute the definitive merger agreement.

The merger agreement was executed and delivered after the close of the U.S. stock market on Friday, January 3, 2020. On the morning of Monday, January 6, 2020, before the open of the U.S. stock market, ChoiceOne and Community Shores issued a joint news release publicly announcing the merger agreement.

Community Shores’ Reasons for the Merger and Recommendation of the Community Shores Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the shareholders of Community Shores approve the Community Shores merger proposal, the Community Shores board of directors evaluated the merger in consultation with Community Shores management, as well as Community Shores’ financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

  the Community Shores board’s evaluation, with the assistance of Community Shores’ management and financial and legal advisors, of strategic alternatives available to Community Shores for growth and enhancing value over the long term for Community Shores’ shareholders and the potential risks, rewards and uncertainties associated with such alternatives, and the Community Shores board’s belief that the proposed merger with ChoiceOne was the best option available to Community Shores and its shareholders;
  the financial presentation of Community Shores’ financial advisor, ProBank Austin, to the Community Shores board on December 18, 2019, and the delivery of the written opinion of ProBank Austin, dated January 3, 2020, to the Community Shores board, to the effect that, as of such date and subject to the qualifications described in its opinion, the merger consideration as proposed in the merger agreement was fair, from a financial point of view, to Community Shores’ common shareholders, as further described under “Opinion of Community Shores Financial Advisor” beginning on page 37;
  the amount and type of the merger consideration (at the election of each Community Shores shareholder, either an amount of cash equal to $5.00 per share of Community Shores common stock or 0.17162 shares of ChoiceOne common stock per share of Community Shores common stock, or a combination thereof), subject to the limitation that the total number of shares of Community Shores common stock to be converted into shares of ChoiceOne common stock will equal not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock as of the effective time of the merger;
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  provisions of the merger agreement which permit the adjustment of merger consideration in the event of an upset condition, as described in further detail under the heading “Upset Condition” below, such that the Community Shores shareholders receiving ChoiceOne stock as merger consideration receive a minimum per share value of at least $4;
  the expectation that receipt of the stock as consideration will generally be tax-free to Community Shores’ shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74;
  support for the merger as expressed by Community Shores shareholders holding a majority of the shares of its common stock;
  the agreement to permit appointment of John Essex, an existing shareholder of Community Shores, on the consolidated bank’s board of directors;
  the expectation that shareholders will have increased liquidity upon receipt of ChoiceOne common stock in exchange for their shares of Community Shores common stock because Community Shores is a private company with limited public trading market for its shares whereas ChoiceOne’s common stock is listed on the NASDAQ Capital Market;
  ChoiceOne’s agreement to honor change in control agreements of Ms. Heather Brolick, Ms. Tracey Welsh, and Mr. Brent McCarthy, and to enter into employment agreements with Ms. Brolick and Mr. McCarthy and transition agreement with Ms. Welsh;
  the overall structure, terms and conditions of the merger as provided in the merger agreement;
  the similarity of Community Shores’ and ChoiceOne’s company cultures and their commitments to employees and other constituencies in the communities in which they operate, including their community banking focus and the compatibility of the companies’ management and operating styles;
  the social and economic impact of the merger on Community Shores, and its employees, customers, suppliers and communities which it serves;
  the competence, experience, and integrity of ChoiceOne and its management, including its recent acquisition of County Bank Corp.;
  comparison of the historical and projected financial condition and operating results of each of Community Shores and ChoiceOne on a stand-alone basis, and the pro-forma projected financial condition and operating results of Community Shores and ChoiceOne as a combined organization;
  the due diligence conducted on ChoiceOne during the negotiation of the merger agreement and its understanding of ChoiceOne’s management team, business, operations, financial condition, earnings and prospects;
  analyses of comparable transactions involving banks and thrifts in the Michigan market; and
  the current and prospective business and economic environment of the markets in which Community Shores operates, including consolidation in the banking industry, recent mergers and other business combinations, and costs associated with increasing regulatory burdens.

The Community Shores board of directors weighed the foregoing against a number of potentially negative factors, including:

  the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost prior to the closing of the merger, and the risks of failing to realize the expected benefits of the merger;
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  the possibility that continued improvements in financial performance might allow Community Shores to obtain a higher price for sale of the company in the future;
  the restrictions imposed by the merger agreement on the conduct of Community Shores’ business during the period between the execution of the merger agreement and the completion of the merger;
  the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under the caption “Regulatory Clearances Required for the Merger” beginning on page 48;
  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;
  the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;
  the demands upon the time and attention of ChoiceOne management in connection with the recent acquisition and integration of County Bank Corp.;
  the challenges inherent in the combination of two businesses of the size and complexity of Community Shores and ChoiceOne following the merger, including the possible diversion of management attention for an extended period of time; and
  the risk of not being able to realize all of the anticipated synergies between Community Shores and ChoiceOne and the risk that other anticipated benefits might not be realized; and other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

After careful consideration, at its meeting on December 18, 2019, the Community Shores board of directors determined that the merger is in the best interests of Community Shores and its shareholders and that the consideration to be received in the merger is fair to Community Shores shareholders. Accordingly, the Community Shores board of directors unanimously adopted the merger agreement and approved the transactions contemplated thereby. The Community Shores board of directors unanimously recommends that Community Shores shareholders vote “FOR” approval of the merger agreement.

Each of the Community Shores directors and certain other shareholders have entered into a voting agreement with ChoiceOne, pursuant to which such individuals have agreed to vote in favor of the merger agreement at the special meeting in his or her capacity as a shareholder of Community Shores. For more information regarding the voting agreements, please see the section entitled “The Merger – Voting Agreement” beginning on page 49.

ChoiceOne’s Reasons for the Merger

ChoiceOne’s board of directors has unanimously determined that the merger is in the best interests of ChoiceOne and its shareholders. In deciding to adopt the merger agreement, ChoiceOne’s board of directors considered a number of factors, including, without limitation, the following:

  Community Shores’ presence in Ottawa and Muskegon counties, which will allow ChoiceOne to expand its operations within both Ottawa county and Muskegon county in western Michigan;
  the expectation that the merger will result in approximately 7% to 10% earnings per share accretion when fully phased in and a tangible book value earn-back period of approximately 3 years;
  a review of the demographic, economic, and financial characteristics of the markets in which Community Shores operates, including existing and potential competition and history of the market areas with respect to financial institutions;
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  management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Community Shores and Community Shores Bank; and
  the expectation that the merger will result in a larger and more diversified financial organization with a larger and more diversified asset base.

This discussion of the information and factors considered by ChoiceOne’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the ChoiceOne board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the ChoiceOne board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to ChoiceOne shareholders. Rather, the ChoiceOne board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of ChoiceOne’s management and outside legal and financial advisors. In addition, individual members of the ChoiceOne board of directors may have assigned different weights to different factors.

The ChoiceOne board of directors unanimously adopted the merger agreement, authorized the merger and the other transactions contemplated by the merger agreement, and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of ChoiceOne common stock to Community Shores shareholders in connection with the merger, are in the best interests of ChoiceOne and its shareholders.

Opinion of Community Shores’ Financial Advisor in Connection with the Merger

On May 20, 2019, Community Shores retained ProBank Austin and its wholly-owned broker/dealer subsidiary, Investment Bank Services, Inc. (referred to collectively as “ProBank Austin”) to serve as exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of the company. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Community Shores selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Community Shores.

In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the Community Shores board of directors in connection with the merger. At the meeting of the Community Shores board on December 18, 2019, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin’s written opinion dated January 3, 2020) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank Austin representatives’ experience as investment bankers, ProBank Austin’s work as described in such opinion and other factors ProBank Austin deemed relevant, as of such date, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the shareholders of Community Shores common stock. The ProBank Austin written opinion, dated January 3, 2020, is sometimes referred to herein as the “ProBank Austin Opinion.”

The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Community Shores shareholders should read the full text of the opinion carefully and in its entirety. The ProBank Austin Opinion is addressed to the Community Shores board, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Community Shores common stock, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger.

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The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin provided its oral opinion to the Community Shores board on December 18, 2019 in connection with and for the purposes of the Community Shores board’s evaluation of the merger. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement or the merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Community Shores or as to the underlying decision by Community Shores to engage in the merger or enter into the merger agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Community Shores officers, directors or employees, or class of such persons, relative to the consideration to be received in the merger by the holders of Community Shores common stock.

The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You should consider the following when reading the discussion of ProBank Austin’s opinion in this document:

  The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;
  ProBank Austin expressed no opinion as to the price at which Community Shores’ or ChoiceOne’s common stock would actually trade at any given time;
  ProBank Austin’s opinion does not address the relative merits of the merger and the other business strategies considered by Community Shores’ board, nor does it address the board’s decision to proceed with the merger; and
  ProBank Austin’s opinion rendered in connection with the merger does not constitute a recommendation to any Community Shores shareholder as to how they should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Community Shores and ChoiceOne and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the projections and estimates for Community Shores and ChoiceOne, and the expected transaction costs, purchase accounting adjustments and cost savings, Community Shores’ and ChoiceOne’s management and advisors confirmed to ProBank that they reflected the best currently available estimates and judgments of management of the future financial performance of Community Shores and ChoiceOne, respectively, and ProBank Austin assumed that such performance would be achieved. ProBank Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. ProBank Austin also assumed that there has been no material change in Community Shores’ or ChoiceOne’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. ProBank Austin assumed in all respects material to our analysis that Community Shores and ChoiceOne will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the closing conditions in the merger agreement are not waived. Finally, with Community Shores’ consent, ProBank Austin has relied upon the advice Community Shores

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has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of Community Shores or ChoiceOne, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of Community Shores or ChoiceOne, and has assumed that Community Shores’ and ChoiceOne’s allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by the Community Shores board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

In rendering its opinion, ProBank Austin made the following assumptions:

  all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Community Shores, ChoiceOne or on the anticipated benefits of the merger;
  Community Shores and ChoiceOne have provided all of the information that might be material to ProBank Austin in its review; and
  the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Community Shores and ChoiceOne as to the future operating and financial performance of Community Shores and ChoiceOne, respectively.

In connection with its opinion, ProBank Austin reviewed:

(i)	the merger agreement dated January 3, 2020;
(ii)	certain publicly available financial statements and other historical financial information of Community Shores and ChoiceOne that we deemed relevant;
(iii)	certain non-public internal financial and operating data of Community Shores and ChoiceOne that were prepared and provided to us by the respective management of Community Shores and ChoiceOne;
(iv)	the process of soliciting and negotiating indications of interest for Community Shores from an extensive list of prospective third parties;
(v)	internal financial projections for Community Shores for the year ending December 31, 2019 prepared by and reviewed with management of Community Shores;
(vi)	the estimated pro forma financial impact of the merger on ChoiceOne, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of Community Shores and ChoiceOne;
(vii)	publicly reported historical stock price and trading activity for ChoiceOne’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to ChoiceOne;
(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the merger;
(ix)	the current market environment generally and the banking environment in particular; and,
(x)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

ProBank Austin also discussed with certain members of senior management of Community Shores the business, financial condition, results of operations and prospects of Community Shores, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of ChoiceOne regarding the business, financial condition, results of operations and prospects of ChoiceOne.

The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated January 3, 2020. The summary does not purport to be a complete description of

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the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the merger agreement.

Summary of Financial Terms of Merger Agreement. The financial terms of the merger agreement provide that Community Shores shareholders shall be entitled to receive (i) $5.00 per share in cash (the “Cash Consideration Per Share”); or (ii) 0.17162 of a share of ChoiceOne common stock (the “Stock Consideration Per Share”). The merger consideration is subject to proration such that the total number of Community Shores common shares to be converted into the Stock Consideration Per Share will equal not less than 50 percent and not more than 75 percent of the total outstanding shares of Community Shores common stock. As a result, between 50 percent and 75 percent of Community Shores common shares will receive Stock Consideration Per Share and between 25 percent and 50 percent of Community Shores common shares will receive Cash Consideration Per Share.

The financial terms of the merger agreement provide for a possible downward adjustment to the merger consideration in certain circumstances, including a decline in Community Shores’ Consolidated Shareholders’ Equity, as defined in the merger agreement, to less than $14.8 million on the Final Statement Date (as defined in the merger agreement). The merger agreement further provides for a possible increase in the exchange ratio for the Stock Consideration Per Share in the event the market price of ChoiceOne’s common stock declines both: (i) below $23.30 per share; and (ii) 20% or more relative to the SNL Micro Cap Bank Index during a defined pricing period prior to the closing of the merger.

The following table provides a reconciliation of the aggregate deal value and key financial metrics based on ChoiceOne’s stock price on both September 19, 2019 and January 3, 2020, based on alternative consideration mix scenarios:

Date:	9/19/2019		1/3/2020
ChoiceOne Stock Price	$29.13 (1)		$31.54 (2)
Exchange Ratio	0.17162		0.17162
Cash Consideration Per Share	$5.00		$5.00
Implied Value of Stock Consideration Per Share	$5.00		$5.41

Stock Consideration Election	75%	50%	75%	50%
Total Consideration Per Share (Average)	$5.00	$5.00	$5.31	$5.21

Aggregate Stock Consideration (Mils.)	$15.5	$10.3	$16.8	$11.2
Aggregate Cash Consideration (Mils.)	$5.2	$10.3	$5.2	$10.3
Aggregate Deal Value (Mils.)	$20.7	$20.7	$21.9	$21.5

Percent of 9/30/19 Tangible Equity	139%	139%	148%	145%
Multiple of LTM 9/30/19 Net Income	23.2	23.2	24.6	24.2

LTM = Last Twelve Months

(1)	Based on COFS 20-Day average closing stock price as of September 19, 2019 which was used to establish exchange ratio.
(2)	Based on COFS closing stock price as of January 3, 2020, the day of signing the merger agreement.

The implied value of the merger consideration was between $21.5 million and $21.9 million in the aggregate based on 4,131,664 shares of Community Shores outstanding common stock, the exchange ratio of 0.17162, and ChoiceOne’s closing stock price of $31.54 as of January 3, 2020. The implied value range reflects the amount of stock and cash elected. The merger consideration represents:

  Between 145 percent and 148 percent of Community Shores’ September 30, 2019 tangible equity of $14.8 million; and
  Between 24.2 times and 24.6 times Community Shores’ last twelve-month period ending September 30, 2019 net income of $891,000.

Community Shores Bank Peer Analysis. ProBank Austin compared selected results of Community Shores Bank’s operating performance to that of 25 selected commercial and savings banks headquartered in Michigan with

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total assets between $75 million and $300 million (excluding banks headquartered in the Upper Peninsula). ProBank Austin considered this group of financial institutions comparable to Community Shores Bank on the basis of asset size and geographic location.

This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
1st State Bank	Saginaw	Honor Bank	Honor
Alden State Bank	Alden	Huron Community Bank	East Tawas
Bank Michigan	Brooklyn	Huron Valley State Bank	Milford
Bay Port State Bank	Bay Port	Kalamazoo County State Bank	Schoolcraft
Blissfield State Bank	Blissfield	Lake-Osceola State Bank	Baldwin
Capitol National Bank	Lansing	Main Street Bank	Bingham Farms
Charlevoix State Bank	Charlevoix	Mayville State Bank	Mayville
Chelsea State Bank	Chelsea	Shelby State Bank	Shelby
Clarkston State Bank	Waterford	Sidney State Bank	Sidney
Edgewater Bank	Saint Joseph	State Savings Bank	Frankfort
Exchange State Bank	Carsonville	Thumb Bank & Trust	Pigeon
Farmers State Bank of Munith	Munith	Union Bank	Lake Odessa
First Independence Bank	Detroit

ProBank Austin noted the following selected financial measures for the peer group as compared to Community Shores Bank:

				Community
	Peer Financial Performance (1)			Shores
	25th Pct.	Median	75th Pct.	Bank (1)
Total Assets ($millions)	$109.5	$205.3	$267.6	$203.8
Tangible Equity / Tangible Assets	9.14%	10.19%	11.42%	9.43%
LTM PTPP (FTE) / Average Assets	0.92%	1.28%	1.50%	0.74%
LTM Return on Average Assets (2)	0.71%	0.90%	1.10%	0.58%
LTM Return on Average Equity (2)	7.31%	9.00%	11.84%	6.08%
NPAs / Total Assets	0.96%	0.60%	0.27%	1.25%

LTM = Last Twelve Months

PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income - Noninterest Expense

FTE = fully-tax equivalent

Return on Average Assets = ROAA

Return on Average Equity = ROAE

NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned. Restructured loans are not included.

(1)	Peer financial performance and Community Shores Bank’s performance for the twelve-month period ending September 30, 2019.
(2)	Based on tax-adjusted performance for S-Corporations included in peer.

This comparison indicated that Community Shores Bank was below the 25th percentile of the peer group in terms of ROAA, ROAE and PTPP earnings to average assets. Community Shores Bank’s nonperforming asset levels also ranked below the 25th percentile of the peer group. Community Shores Bank’s tangible equity to tangible assets was between the 25th percentile and median of the peer group.

Comparable Transaction Analysis. ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to Community Shores’ financial performance and the implied transaction multiples being paid by ChoiceOne for Community Shores. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Michigan between January 1, 2018 and December 12, 2019 (with seller’s assets less than $1 billion). Seven (7) transactions were included in this group based on the selected criteria. ProBank Austin also reviewed certain information relating to select bank and thrift transactions in the Midwest region between October 1, 2018 and December 12, 2019 (with seller’s assets between $100 million and $300

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million and LTM ROAA between zero and 1.00 percent). Ten (10) transactions were included in this group based on the selected criteria.

Guideline M&A Transactions

Michigan Guideline Buyer Name	State	Seller Name	State	Announced Date
Keweenaw Financial Corp.	MI	North Star Financial Hldgs	MI	09/18/19
Level One Bancorp Inc.	MI	Ann Arbor Bancorp Inc.	MI	08/13/19
Waterford Bancorp Inc.	OH	Clarkston Financial Corp.	MI	06/05/19
Teachers Credit Union	IN	New Bancorp Inc.	MI	04/26/19
ChoiceOne Financial Services	MI	County Bank Corp	MI	03/25/19
Eaton FSB	MI	Stockbridge Bancorp. Inc.	MI	02/21/18
Mackinac Financial Corp	MI	First Fed of Northern MI Bncp	MI	01/16/18

Midwest Guideline Buyer Name	State	Seller Name	State	Announced Date
Keweenaw Financial Corp.	MI	North Star Financial Hldgs Inc.	MI	09/18/19
Farmers National Banc Corp.	OH	Maple Leaf Financial Inc.	OH	08/30/19
Indiana Members CU	IN	Commerce Bank	IN	08/13/19
Ames National Corp.	IA	Iowa State SB	IA	07/29/19
Premier Financial Bancorp Inc.	WV	First National Bank of Jackson	KY	07/09/19
Wintrust Financial Corp.	IL	STC Bancshares Corp.	IL	06/05/19
Teachers Credit Union	IN	New Bancorp Inc.	MI	04/26/19
Wintrust Financial Corp.	IL	Rush-Oak Corp.	IL	02/20/19
Citizens Community Bncp	WI	F. & M. Bancorp of Tomah Inc.	WI	01/22/19
Blackhawk Bancorp Inc.	WI	First McHenry Corp.	IL	10/18/18

The following table highlights key data points for the guideline M&A transactions:

	Michigan			Midwest
Seller’s Financial Performance	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	Community Shores (1)
Total Assets ($millions)	$169.4	$283.5	$328.2	$180.3	$195.9	$259.2	$204.4
Tangible Equity / Tangible Assets	8.38%	9.61%	11.29%	9.51%	11.47%	13.10%	7.26%
Return on Average Assets	0.65%	1.13%	1.29%	0.49%	0.65%	0.74%	0.45%
Return on Average Equity	7.04%	11.75%	12.49%	5.30%	5.84%	6.80%	6.18%
Efficiency Ratio	90.3%	80.8%	64.0%	86.4%	76.4%	73.5%	86.4%
NPAs (2) / Assets	1.30%	0.58%	0.39%	2.65%	1.49%	0.87%	3.26%
Adjusted NPAs (3) / Assets							1.25%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	132%	150%	174%	119%	139%	156%	148%
Price/LTM Earnings	13.6	15.4	19.9	21.2	22.3	28.1	24.6

LTM = Last twelve month

Note: M&A Guideline transactions financial performance based on most recent 12-month data.

(1)	Community Shores’ financial performance based on YTD September 30, 2019 data and deal transaction multiples based on 75% stock/25% cash consideration as of January 2, 2020.
(2)	NPAs = Nonperforming assets which include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.
(3)	Nonperforming assets include loans and leases 90+ days past due, nonaccrual loans and leases, and other real estate owned. Excludes restructured loans and leases. This is consistent with the Community Shores Bank peer analysis.

The 25th percentile ROAA ratio of the selling banks was 0.65 percent for the Michigan Guideline and 0.49 percent for the Midwest Guideline, compared to 0.45 percent for Community Shores. Community Shores’ ROAE of 6.18 percent was below the peer 25th percentile of 7.04 percent for the Michigan Guideline and between the median and 75th percentile for the Midwest Guideline. The nonperforming asset to asset ratio for Community Shores measured

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3.26 percent and was less favorable than both the Michigan Guideline and Midwest Guideline 25th percentiles. Excluding restructured loans, Community Shores’ nonperforming assets to assets ratio equaled 1.25 percent at September 30, 2019. The merger consideration (75 percent stock and 25 percent cash) indicated the price to tangible book ratio for Community Shores equaled 148 percent and approximated the median price to tangible book ratio of 150 percent for the Michigan Guideline, and exceeded the 139 percent figure for the Midwest Guideline median. The implied price-to-earnings multiple for Community Shores of 24.6 times was higher than the Michigan Guideline 75th percentile multiple of 19.9 times and the Midwest Guideline median of 22.3 times.

Discounted Cash Flow Indication of Value. ProBank Austin calculated an indication of value for Community Shores using a discounted cash flow (“DCF”) model, based on estimated financial information as follows:

  Community Shores’ stand-alone annual net income over the next five years is projected to increase from $850,000 in 2020 to $1.05 million in 2024.
  ProBank Austin assumed cost savings at 15 percent of Community Shores’ stand-alone overhead. This assumption gives approximately 50 percent credit for potential cost saving synergies in the DCF calculation. Pro forma annual pre-tax cost savings would average approximately $1.3 million over the next five years under this assumption.
  ProBank Austin utilized a required tangible equity to tangible asset ratio of 7.00 percent.
  To estimate the terminal value in the DCF calculation, ProBank Austin assumed a long-term growth rate in earnings of 3.00 percent after the fifth year in the model.
  ProBank Austin calculated the DCF value utilizing a 12.0 percent discount rate.

Based on these assumptions, the aggregate control-level DCF value of Community Shores equaled $18.9 million. This represents 127 percent of tangible equity at September 30, 2019 and 21.2 times the net income for the LTM period ending September 30, 2019.

ChoiceOne Financial Performance and Market Trading Data versus Peer. ProBank Austin compared selected results of ChoiceOne’s Pro Forma (combined with County Bank Corp. effective 10/1/2019) operating performance to that of 27 publicly traded banks in the Midwest region with assets between $1.0 billion and $3.0 billion, one-year average monthly volume greater than zero shares, and traded on the NASDAQ Stock Market.

This peer group consisted of the following companies:

Name	State	Symbol	Name	State	Symbol
Alerus Financial Corp.	ND	ALRS	Landmark Bancorp Inc.	KS	LARK
Ames National Corp.	IA	ATLO	LCNB Corp.	OH	LCNB
Bank First Corporation	WI	BFC	Level One Bancorp Inc.	MI	LEVL
BankFinancial Corp	IL	BFIN	Limestone Bancorp Inc.	KY	LMST
Bridgewater Bancshares	MN	BWB	Macatawa Bank Corp.	MI	MCBC
Citizens Community Bncp	WI	CZWI	Mackinac Financial Corp	MI	MFNC
Civista Bancshares Inc.	OH	CIVB	Middlefield Banc Corp.	OH	MBCN
County Bancorp Inc.	WI	ICBK	Ohio Valley Banc Corp.	OH	OVBC
Farmers & Merchants Bncp	OH	FMAO	Old Second Bancorp Inc.	IL	OSBC
Farmers National Banc Corp.	OH	FMNB	SB Financial Group Inc.	OH	SBFG
First Business Finl. Svcs.	WI	FBIZ	Southern Missouri Bancorp	MO	SMBC
First Savings Financial Group	IN	FSFG	Waterstone Financial Inc.	WI	WSBF
Guaranty Federal Bcshs Inc.	MO	GFED	West Bancorp.	IA	WTBA
Hawthorn Bancshares Inc.	MO	HWBK

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ProBank Austin noted the following selected financial measures:

	Peer Financial Performance (1)
	25th Pct.	Median	75th Pct.	ChoiceOne (2)
Total Assets ($bils)	$1.3	$1.5	$2.2	$1.4
Tangible Equity / Tangible Assets	8.74%	10.17%	11.28%	10.42%
LTM PTPP / Average Assets	1.34%	1.50%	1.88%	1.32%
LTM Core Return on Average Assets	1.05%	1.22%	1.36%	1.07%
LTM Core ROATCE	10.75%	12.61%	15.29%	9.55%
NPAs / Total Assets	0.79%	0.55%	0.24%	0.44%

LTM = Last twelve month

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

ROATCE = Return on Average Tangible Common Equity

(1)	Peer group financial performance as of most recent available as of December 12, 2019.
(2)	ChoiceOne’s financial performance based on annualized and normalized pro forma information as of September 30, 2019 (combined with County Bank Corp.).

This comparison indicated that ChoiceOne approximated the 25th percentile of the peer group for PTPP to average assets and core ROAA, while core ROATCE was below the 25th percentile. ChoiceOne’s tangible equity to assets ratio was between the median and 75th percentile of the peer. ChoiceOne’s NPAs to total assets was between the median and 75th percentile of the peer. The following presents a summary of the market trading data of ChoiceOne compared to this same peer group as of January 3, 2020:

	Peer Market Trading Data
As of 01/03/2020	25th Pct.	Median	75th Pct.	ChoiceOne (1)
Price / Tangible Book Value per Share	128%	143%	163%	166%
Price / LTM Core EPS	11.3	12.2	13.7	16.3
Price / 2020Y estimated EPS	11.6	12.3	13.4	15.1
Dividend Yield	1.30%	2.10%	2.75%	2.54%
Average Monthly Volume (000)	180,128	272,013	625,548	44,930
Avg. Monthly Volume as % of Shares	2.3%	3.5%	4.1%	1.1%

(1)	ChoiceOne’s stock performance illustrated on a pro forma basis (combined with County Bank Corp.) Dividend yield based on annual dividend per share of $0.80.

ChoiceOne traded above the 75th percentile of the peer group as measured by price to tangible book, price to LTM Core EPS, and price to 2020 estimated EPS.

Pro Forma Merger Analysis. ProBank Austin analyzed the potential pro forma effect of the merger to ChoiceOne’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of Community Shores, ChoiceOne and their representatives. Assuming 50 percent stock and 50 percent cash consideration, the pro forma merger analysis indicated that the merger is expected to be dilutive to ChoiceOne’s tangible book value per share at closing and recovered within approximately 3.2 years. The merger is expected to be 10.5 percent accretive to ChoiceOne’s earnings per share for the twelve-month period with fully phased-in cost savings. Assuming 75 percent stock and 25 percent consideration, the pro forma merger analysis indicated that the merger is expected to be dilutive to ChoiceOne’s tangible book value per share at closing and recovered within approximately 2.9 years. The merger is expected to be 8.4 percent accretive to ChoiceOne’s earnings per share for the twelve-month period with fully phased-in cost savings.

Pro Forma Dividends Per Share to Community Shores Shareholders. Based on the 0.17162 exchange ratio and ChoiceOne’s annualized dividends per share of $0.80, pro forma equivalent dividends to Community Shores’ shareholders electing the Stock Consideration Per Share would be $0.14 per current Community Shores share.

ProBank Austin’s Compensation and Other Relationships with Community Shores and ChoiceOne. ProBank Austin has acted exclusively for the board of directors of Community Shores in rendering this opinion and will receive a fee for our services. A portion of the fee is payable upon rendering this opinion, and a significant

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portion is contingent upon completion of the transaction. In addition, Community Shores has agreed to indemnify ProBank Austin from and against certain liabilities.

ProBank Austin has provided investment banking and consulting services to ChoiceOne during the past two years, including serving as financial advisor to ChoiceOne in connection with ChoiceOne’s merger with County Bank Corp., Lapeer, Michigan, that was completed on October 1, 2019.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the merger consideration is fair, from a financial point of view, to the holders of Community Shores common stock.

The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either ChoiceOne or Community Shores could materially affect the assumptions used in preparing this opinion.

Interests of Certain Community Shores Directors and Executive Officers in the Merger

In considering the recommendations of Community Shores’ board of directors with respect to the merger, you should be aware that certain directors and executive officers of Community Shores have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Community Shores. Community Shores’ board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that Community Shores shareholders vote in favor of the Community Shores merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests are described in more detail below, and certain of them are quantified in the narrative below.

Stock Ownership

As of March 11, 2020, Community Shores’ directors and executive officers beneficially owned, in the aggregate, 1,652,717 shares of Community Shores common stock (including all shares that such directors and executive officers can acquire within 60 days of March 11, 2020 through the exercise of any stock options or other rights), representing approximately 40.1% of the outstanding shares of Community Shores common stock. For more information, see “Security Ownership of Certain Community Shores Beneficial Owners and Management.”

Outstanding Community Shores Restricted Stock: The merger will constitute a “change in control” of Community Shores for the purposes of Community Shores Bank Corporation Stock Incentive Plan of 2016. All unvested restricted stock (15,000 shares of restricted stock), which have been issued to members of the board of directors of Community Shores, will become fully vested as of the effective time of the merger.

Change in Control Agreements with Executive Officers

Heather D. Brolick, President and CEO of Community Shores and Community Shores Bank, Tracey A. Welsh, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Community Shores and Community Shores Bank, and Brent McCarthy, Sr. Vice President and Chief Lending Officer of Community Shores Bank (each an “Executive”), each entered into amended and restated change in control agreements with Community Shores on July 31, 2019 (each “CIC Agreement” and collectively “CIC Agreements”). The CIC Agreements provide that if (i) Community Shores undergoes a change in control, or (ii) if the Executive’s employment with Community Shores is terminated either on account of “Good Reason” or for any reason other than for “Cause” (as these terms are defined in the CIC Agreements) during a period when Community Shores has approved solicitation of offers or expressions of interest for a transaction, has received a proposal for a transaction, or during which Community Shores is soliciting proxies or tender offer for a transaction, which if consummated would constitute a change in control, Community Shores will pay the Executive (a) a lump sum amount equal to a factor of their base salaries (Brolick 2x; Welsh 2x McCarthy 1x), (b) a bonus component that is the average of actual bonus paid in the prior fiscal year and an estimated

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bonus that would have been paid in the fiscal year when the change in control or termination of employment occurred, assuming the performance metrics were satisfied, as determined immediately preceding the change in control or termination of employment, (iii) monthly payment of Executive’s and his/her dependent’s health, prescription drug and dental insurance until the end of the term of the CIC Agreement, and (iv) acceleration of vesting of stock options, stock appreciation rights, restricted stock, restricted stock unit, that may be exercisable at the effective time of change in control.

Employment Agreements and Transition Agreement with Executive Officers

In connection with the merger, Community Shores Bank has entered into employment agreements with each of Heather D. Brolick and Brent McCarthy, and a transition agreement with Tracey A. Welsh. Each of the employment agreements and the transition agreement will take effect as of the effective time of the merger i.e. upon closing of the merger between Community Shores and ChoiceOne.

Employment Agreement with Heather D. Brolick

Pursuant to the employment agreement with Heather D. Brolick, Ms. Brolick will initially serve as the President of Community Shores Bank, and upon consolidation of Community Shores Bank with ChoiceOne Bank, as the Senior Vice President – Human Resources of the consolidated bank. The employment agreement provides that Ms. Brolick (i) will be entitled to an annual salary of $150,000 for 2020, prorated for any partial year and in accordance with Community Shores Bank’s normal payroll practices, which will be subject to review annually commencing 2021; (ii) will participate in bonus programs for senior executives of Community Shores Bank at a level commensurate with Ms. Brolick’s position; (iii) will participate in the benefit programs and employee fringe benefit programs covering Community Shores Bank’s salaried employees as a group, and in any equity compensation plan and/or other programs applicable to executives of Community Shores Bank; and (iv) will be entitled to receive reimbursement for reasonable and ordinary business expenses incurred by Ms. Brolick during the course of her employment, subject to Community Shores Bank’s procedures for receiving such reimbursements.

The initial term of the employment agreement will be one year, which shall be automatically extended by another year on each anniversary of the effective date, unless either party gives the other notice of intention to terminate at least 30 days prior to the anniversary date of the effective date. The employment agreement provides that Ms. Brolick will not be entitled to severance pay in the event that the employment is terminated (i) on account of death or disability of Ms. Brolick, (ii) by Community Shores Bank for “Cause” as that term is defined in the employment agreement, (iii) discretionarily by Ms. Brolick by providing at least 30 days’ notice, or (iv) after termination of the employment agreement. However, Ms. Brolick will be entitled to vested rights (as defined in the employment agreement) and a severance pay (pursuant to “separation of service” as that term is defined by Section 409A of the Internal Revenue Code of 1986), if Ms. Brolick’s employment is terminated on account of discretionary termination by Community Shores Bank, or upon termination by Ms. Brolick for “Good Reason” as that term is defined in the employment agreement. Such severance pay will be comprised of continued salary and monthly health care contribution payments for 26 weeks following the week in which her employment terminates. The employment agreement also subjects Ms. Brolick to non-competition and non-solicitation provisions during the term of her employment with Community Shores Bank and for a duration of six months from the date of termination of Ms. Brolick’s employment.

Ms. Brolick’s employment agreement terminates her change in control agreement with Community Shores as of the effective date of the merger.

Employment Agreement with Brent McCarthy

Pursuant to the employment agreement with Brent McCarthy, Mr. McCarthy will initially serve as the Senior Vice President – Chief Lending Officer of Community Shores Bank, and upon consolidation of Community Shores Bank with ChoiceOne Bank, as the Vice President – Muskegon Market Executive of the consolidated bank. The employment agreement provides that Mr. McCarthy (i) will be entitled to an annual salary of $158,000 for 2020, prorated for any partial year and in accordance with Community Shores Bank’s normal payroll practices, which will be subject to review annually commencing 2021; (ii) will participate in bonus programs for senior executives of Community Shores Bank at a level commensurate with Mr. McCarthy’s position; (iii) will participate in the benefit

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programs and employee fringe benefit programs covering Community Shores Bank’s salaried employees as a group, and in any equity compensation plan and/or other programs applicable to executives of Community Shores Bank; (iv) will be entitled to receive reimbursement for reasonable and ordinary business expenses incurred by Mr. McCarthy during the course of his employment, subject to Community Shores Bank’s procedures for receiving such reimbursements.; and (v) will receive a car allowance of $833.33 per month, subject to required payroll deductions, through May 2021.

The initial term of the employment agreement will be one year, which shall be automatically extended by another year on each anniversary of the effective date, unless either party gives the other notice of intention to terminate at least 30 days prior to the anniversary date of the effective date. The employment agreement provides that Mr. McCarthy will not be entitled to severance pay in the event that the employment is terminated (i) on account of death or disability of Mr. McCarthy, (ii) by Community Shores Bank for “Cause”, as that term is defined in the employment agreement, (iii) discretionarily Ms. Brolick by providing at least 30 days’ notice, or (iv) after termination of the employment agreement. However, Mr. McCarthy will be entitled to vested rights (as defined in the employment agreement) and a severance pay (pursuant to “separation of service” as that term is defined by Section 409A of the Internal Revenue Code of 1986), if Mr. McCarthy’s employment is terminated on account of discretionary termination by Community Shores Bank, or upon termination by Mr. McCarthy for “Good Reason” as that term is defined in the employment agreement. Such severance pay will be comprised of continued salary and monthly health care contribution payments for 26 weeks following the week in which his employment terminates. The employment agreement also subjects Mr. McCarthy to non-competition and non-solicitation provisions during the term of his employment with Community Shores Bank and for a duration of six months from the date of termination of Mr. McCarthy’s employment.

Mr. McCarthy’s employment agreement terminates her change in control agreement with Community Shores as of the effective date of the merger.

Transition Agreement with Tracey A. Welsh

Pursuant to the transition agreement with Tracey A. Welsh, Ms. Welsh will serve as the Chief Financial Officer of Community Shores Bank. The transition agreement provides that Ms. Welsh (i) will be entitled to an annual salary of $154,000 for 2020, prorated for any partial year and subject to Community Shores Bank’s normal payroll practices; (ii) will participate in bonus programs for senior executives of Community Shores Bank at a level commensurate with Ms. Welsh’s position; (iii) will participate in the benefit programs and employee fringe benefit programs covering Community Shores Bank’s salaried employees as a group, and in any equity compensation plan and/or other programs applicable to executives of Community Shores Bank; and (iv) will be entitled to receive reimbursement for reasonable and ordinary business expenses incurred by Ms. Welsh during the course of her employment, subject to Community Shores Bank’s procedures for receiving such reimbursements.

The term of the transition agreement will be from the effective date until the transition is terminated (a) by Community Shores Bank within thirty (30) days after the consolidation of Community Shores Bank and ChoiceOne Bank, as determined by Community Shores Bank, in its sole discretion; or (b) for any other reason. The transition agreement provides that Ms. Welsh will not be entitled to severance pay in the event that the transition is terminated (i) on account of death or disability of Ms. Welsh, (ii) by Community Shores Bank for “Cause”, as that term is defined in the transition agreement, or (iii) discretionarily by Ms. Welsh by providing at least 30 days’ notice. However, Ms. Welsh will be entitled to vested rights (as defined in the transition agreement) and a severance pay, if Ms. Welsh’s transition is terminated on account of discretionary termination by Community Shores Bank, or upon termination by Ms. Welsh for “Good Reason” as that term is defined in the transition agreement. Such severance pay will be comprised of a lump sum payment equal to 26 weeks of her then-current salary, and monthly health care contribution payments for 26 weeks following the week in which her employment terminates. The transition agreement also subjects Ms. Welsh to non-competition and non-solicitation provisions during the term of her employment with Community Shores Bank and for a duration of six months from the date of termination of Ms. Welsh’s employment.

Ms. Welsh’s transition agreement terminates her change in control agreement with Community Shores as of the effective date of the merger.

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Indemnification and Insurance

ChoiceOne has agreed to honor and assume all rights of Community Shores’ and its subsidiaries’ current or former directors and officers to exculpation, indemnification and advancement of expenses under existing indemnity agreements with Community Shores or its subsidiaries or in Community Shores’ or its subsidiaries’ Articles of Incorporation or Bylaws, and to maintain, for a period of at least six years from the effective time of the merger, exculpation, indemnification, and advancement of expenses provisions no less favorable than those provisions set forth in the Articles of Incorporation and Bylaws of Community Shores and its subsidiaries. ChoiceOne is required to purchase a six-year prepaid tail policy, at a cost not exceeding 300% of the last annual premium of each policy, on terms and conditions providing substantially equivalent benefits as current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Community Shores and its subsidiaries.

Regulatory Clearances Required for the Merger

ChoiceOne and Community Shores have agreed to use their respective commercially reasonable efforts to obtain applicable regulatory approvals, and any other approval required under any applicable federal or state law to complete the merger. The merger must be approved by the Federal Reserve Board, which will review, among other things, the effect of the merger on competition, the companies’ capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether this and other regulatory approvals will be obtained, the timing of such approvals or whether any conditions will be imposed on such approvals.

ChoiceOne and Community Shores cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that could have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional shareholder approval is expected to be required or sought for any decision by Community Shores after the special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

ChoiceOne intends to appoint Continental Stock Transfer & Trust Company to serve as exchange agent and paying agent to handle the exchange of each share of Community Shores common stock for the stock consideration per share and the cash consideration per share. As soon as reasonably practicable after the effective time of the merger, ChoiceOne will cause the exchange agent to mail to each holder of record of shares of Community Shores common stock a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Community Shores common stock or book-entry shares of Community Shores common stock shall pass, only upon proper delivery of such certificates or book-entry shares to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering Community Shores stock certificates or book-entry shares in exchange for the merger consideration. Community Shores shareholders should not return Community Shores stock certificates with the accompanying proxy.

After the effective time of the merger, shares of Community Shores common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that previously represented shares of Community Shores common stock will represent only the right to receive the merger consideration as described above. With respect to merger consideration deliverable upon the surrender of Community Shores stock certificates or book-entry shares, until holders of such Community Shores stock certificates or book-entry shares have surrendered such stock certificates or book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of ChoiceOne common stock issuable as merger consideration with a record date after the effective time of the merger. No interest will be paid on any cash issuable as merger consideration.

Community Shores shareholders who receive the stock consideration per share will not receive any fractional shares of ChoiceOne common stock pursuant to the merger. In lieu of fractional shares, ChoiceOne will pay to each former Community Shores shareholder who otherwise would be entitled to receive a fractional share of ChoiceOne

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common stock an amount in cash, without interest, equal to the product of (i) the volume weighted average closing price per share of ChoiceOne common stock on the NASDAQ Capital Market (or such other market or exchange on which ChoiceOne common stock then principally trades) as reported by Bloomberg L.P. for the five most recent trading days preceding the effective time of the merger on which shares of ChoiceOne common stock were actually traded, and (ii) the fraction of a share (rounded to the nearest thousandth) of ChoiceOne common stock which such holder otherwise would be entitled to receive.

ChoiceOne shareholders need not take any action with respect to their shares of ChoiceOne common stock, and will continue to hold their shares of ChoiceOne common stock after the effective time of the merger.

Voting Agreement

The directors and certain other shareholders of Community Shores have entered into a voting agreement with ChoiceOne, each in their capacity as a shareholder of Community Shores, obligating them to vote their shares in favor of the merger agreement. Under the terms of the voting agreement, each director and shareholder who is a party to the voting agreement has also agreed to use reasonable efforts to cause all shares owned jointly with any other person, by their spouse, or over which they have voting influence or control to be voted in favor of the merger agreement. At the close of business on the record date for the special meeting, the directors and certain other shareholders of Community Shores were entitled to vote 2,647,248 shares of Community Shores common stock, or approximately 64.1% of Community Shores common stock outstanding on that date.

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THE MERGER AGREEMENT

The following describes certain provisions of the merger agreement, which is included as Annex A to this proxy statement and prospectus and incorporated by reference herein. The summary of certain provisions of the merger agreement below and elsewhere in this proxy statement and prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. ChoiceOne and Community Shores encourage you to read the merger agreement carefully in its entirety before making any decisions regarding the merger agreement as it is the legal document governing the merger and related transactions.

The merger agreement and this summary of certain of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about ChoiceOne or Community Shores. Factual disclosures about ChoiceOne or Community Shores contained in this proxy statement and prospectus or ChoiceOne’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about ChoiceOne or Community Shores contained in the merger agreement and described in this summary. The representations, warranties, and covenants made in the merger agreement by ChoiceOne and Community Shores are qualified and subject to important limitations agreed to by ChoiceOne and Community Shores in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement and prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and prospectus and in the documents incorporated by reference into this proxy statement and prospectus. See “Where You Can Find More Information” beginning on page 84.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, Community Shores will be merged with and into ChoiceOne, the separate corporate existence of Community Shores will cease, and ChoiceOne will be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will be the articles of incorporation and bylaws of ChoiceOne as in effect immediately prior to the effective time.

When the Merger Becomes Effective

ChoiceOne and Community Shores will file a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Licensing and Regulatory Affairs after the last of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), or at such other date and time as the parties may agree. The merger will be effective when the Certificate of Merger is accepted for filing by the Michigan Department of Licensing and Regulatory Affairs or at such later time as is agreed to by the parties and specified in the Certificate of Merger. If requested by Community Shores or ChoiceOne, the effective time of the merger will occur on either the last day of the month in which, or the first day of the month after which, the closing of the merger occurs.

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ChoiceOne and Community Shores currently expect to complete the transaction in the second half of 2020, subject to receipt of required shareholder approval and regulatory approvals and the satisfaction or waiver of the other customary closing conditions to the merger, as described in the merger agreement.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of Community Shores common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) an amount of cash equal to $5.00 (the “cash consideration per share”), (ii) 0.17162 fully paid and nonassessable shares of ChoiceOne common stock (the “stock consideration per share”), or (iii) a combination thereof, plus cash in lieu of any fractional shares. Upon this conversion, the shares of Community Shores common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the cash consideration per share or stock consideration per share, as elected (subject to the election adjustments set forth below). Shares of Community Shores common stock owned directly or indirectly by ChoiceOne immediately before the effective time of the merger (other than any of such shares that are held (i) as a result of debts previously contracted, or (ii) in trust accounts or otherwise held in a fiduciary or agency capacity and beneficially owned by third parties) will be cancelled and cease to exist with no consideration paid.

Election of Merger Consideration

An election form accompanies this proxy statement and prospectus. Community Shores shareholders may use the form (i) to specify the number of shares with respect to which such shareholder wishes to receive the cash consideration per share (the “cash election shares”), (ii) to specify the number of shares with respect to which such shareholder wishes to receive the stock consideration per share (the “stock election shares”), or (iii) indicate no preference regarding the consideration to be received with respect to such shareholder’s shares (the “non-election shares”). The election form also provides each shareholder the right to designate the priority in which his or her shares are converted into the stock consideration. Election forms must be received by 11:59 p.m. Eastern Time on June 16, 2020. In the event that a shareholder does not return an election form by such date, all shares held by such shareholder will be considered non-election shares. A Community Shores shareholder may change such shareholder’s election at any time before the deadline specified on the election form by submitting a new election form.

Under the terms of the merger agreement, the “stock election number” means the aggregate number of shares of Community Shores common stock with respect to which a stock election has been made, and the “cash election number” means the aggregate number of shares of Community Shores common stock with respect to which a cash election has been made.

Stock Elections in Excess of 75%. If the stock election number exceeds 75% of the total outstanding shares of Community Shores common stock, then:

•	all non-election shares of each holder of Community Shores common stock or, if less than all, such number of non-election shares as necessary to reduce the aggregate number of shares of Community Shores common stock receiving the stock consideration per share to 75% of the total outstanding shares of Community Shores common stock (allocated on a pro rata basis), will be converted into the right to receive the cash consideration per share; and
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to the extent that the aggregate number of shares of Community Shores common stock that are to be allocated the stock consideration per share still exceeds 75% of the total outstanding shares of Community Shores common stock, then the stock election shares of each holder of Community Shores common stock will be adjusted, on a pro rata basis, so that the aggregate number of shares of Community Shores common stock electing the stock consideration per share equals 75% of the total outstanding shares of Community Shores common stock. Such adjustment will be determined as follows: the number of stock election shares that each holder of Community Shores common stock who properly elected the stock consideration per share will be deemed to hold will equal the product obtained by multiplying (i) the number of stock election shares held by such holder by (ii) a fraction, the numerator of which is equal to 75% of the total outstanding shares of Community Shores common stock and the denominator of which is the stock election number. Following this adjustment, each such shareholder’s adjusted stock

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election shares will be converted into the right to receive the stock consideration per share, and the remaining number of such holder’s stock election shares will be converted into the right to receive the cash consideration per share.

Stock Elections Below 50%. If the stock election number is less than 50% of the total outstanding shares of Community Shores common stock, then:

•	all non-election shares of each holder of Community Shores common stock or, if less than all, such number of non-election shares as necessary to reduce the aggregate number of shares of Community Shores common stock receiving the cash consideration per share to 50% of the total outstanding shares of Community Shores common stock (allocated on a pro rata basis), will be converted into the right to receive the stock consideration per share; and
•	to the extent that the aggregate number of shares of Community Shores common stock that are to be allocated the stock consideration per share still is less than 50% of the total outstanding shares of Community Shores common stock, then the cash election shares of each holder of Community Shores common stock will be adjusted, on a pro rata basis, such that the aggregate number of shares of Community Shores common stock converting to the stock consideration per share equals 50% of the total outstanding shares of Community Shores common stock. Such adjustment will be determined as follows: the number of cash election shares that each holder of Community Shores common stock who properly elected the cash consideration per share will be deemed to hold will equal the product obtained by multiplying (i) the number of cash election shares held by such holder by (ii) a fraction, the numerator of which is equal to 50% of the total outstanding shares of Community Shores common stock and the denominator of which is the cash election number. Following this adjustment, each such shareholder’s adjusted cash election shares will be converted into the right to receive the cash consideration per share, and the remaining number of such holder’s cash election shares will be converted into the right to receive the stock consideration per share.

Stock Elections Between 50% and 75%. If the stock election number is not less than 50% and not more than 75% of the total outstanding shares of Community Shores common stock outstanding as of the effective time of the merger, then all stock election shares will be converted into the right to receive the stock consideration per share and all cash election shares will be converted into the right to receive the cash consideration per share. In such event, (i) all non-election shares or, if less than all, such number of non-election shares as necessary to increase the aggregate number of outstanding shares of Community Shores common stock receiving the stock consideration per share to 75% of the total outstanding shares of Community Shores common stock (allocated on a pro-rata basis) will be converted into the right to receive the stock consideration per share, and (ii) any remaining non-election shares will be converted into the right to receive the cash consideration per share.

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Example 1 – More than 75% of Community Shores shares are stock election shares

There are 4,131,664 shares of Community Shores common stock outstanding. The maximum number of stock election shares is 75% or 3,098,748. Assume the following:

•         90% (3,718,498 shares) are stock election shares (including 1,000 shares held by Shareholder A),

•         5% (206,583 shares) are cash election shares, and

•         5% (206,583 shares) are non-election shares.

Step 1. Because 90% (more than 75%) of the total outstanding shares of Community Shores common stock are stock election shares, all non-election shares will be converted into the right to receive the cash consideration per share. Following this conversion, 90% (more than 75%) of the total outstanding shares of Community Shores common stock would be stock consideration shares and 10% would be cash election shares. Therefore, further adjustment is required.

Step 2. The stock election shares will be adjusted on a pro rata basis so that the number of stock election shares equals 75% of the total outstanding shares of Community Shores common stock, as follows:

•         For each shareholder who elected the stock consideration per share, such holder’s adjusted stock election shares will equal the product of (i) that shareholder’s stock election shares, and (ii) a fraction, the numerator of which is 3,098,748 (or 75% of the total outstanding shares of Community Shores common stock), and the denominator of which is the stock election number (in this case, 3,718,498)

•         For Shareholder A, the adjustment is as follows: 1,000 x (3,098,748/3,718,498) = 833 adjusted stock election shares, and the remaining 167 shares will be converted into cash election shares.

Example 2 – Less than 50% of Community Shores shares are stock election shares

There are 4,131,664 shares of Community Shores common stock outstanding. The minimum number of stock election shares is 50% or 2,065,832. Assume the following:

•         5% (206,583 shares) are stock election shares,

•         90% (3,718,498 shares) are cash election shares (including 1,000 shares held by Shareholder A), and

•         5% (206,583 shares) are non-election shares.

Step 1. Because 5% (less than 50%) of the total outstanding shares of Community Shores common stock are stock election shares, the non-election shares will be converted into the right to receive the stock consideration per share. Following this conversion, 10% (less than 50%) of the total outstanding shares of Community Shores common stock would be stock consideration shares and 90% would be cash election shares. Therefore, further adjustment is required.

Step 2. The cash election shares will be adjusted on a pro rata basis so that the number of stock election shares equals 50% of the total outstanding shares of Community Shores common stock, as follows:

•         For each shareholder who elected the cash consideration per share, such holder’s adjusted cash election shares will equal the product of (i) that shareholder’s cash election shares, and (ii) a fraction, the numerator of which is 2,065,832 (or 50% of the total outstanding shares of Community Shores common stock), and the denominator of which is the cash election number (in this case, 3,718,498)

•         For Shareholder A, the adjustment is as follows: 1,000 x (2,065,832/3,718,498) = 555 adjusted cash election shares, and the remaining 445 shares will be converted into stock election shares.

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Example 3 – Between 50% and 75% of Community Shores shares are stock election shares

There are 4,131,664 shares of Community Shores common stock outstanding. The minimum number of stock election shares is 50% or 2,065,832, and the maximum number of stock election shares is 75% or 3,098,748. Assume the following:

•         60% (2,478,998 shares) are stock election shares,

•         15% (619,749 shares) are cash election shares, and

•         25% (1,032,916 shares) are non-election shares (including 1,000 shares held by Shareholder A).

Because 60% (between 50% and 75%) of the total outstanding shares of Community Shores common stock are stock election shares, a portion of the non-election shares will be converted into the right to receive the stock consideration per share in order to bring the total number of stock consideration shares to 75% of the total outstanding shares of Community Shores common stock. Therefore, a portion of the non-election shares constituting 15% of the total outstanding shares of Community Shores common stock (in this case, 619,749), will be converted into the right to receive the stock consideration per share. The remaining non-election shares will be converted into the right to receive the cash consideration per share.

•         For each holder of non-election shares, the number of such shareholder’s non-election shares converted into the right to receive the stock consideration per share will equal the product of (i) that shareholder’s non-election shares, and (ii) a fraction, the numerator of which is the number of non-election shares converted into the right to receive the stock consideration per share (in this case, 619,749), and the denominator of which is the total number of non-election shares (in this case, 1,032,916). The remainder of such shareholder’s non-election shares will be converted into the right to receive the cash consideration per share.

•         Shareholder A’s non-election shares will be converted as follows: 1,000 x (619,749/1,032,916) = 599 non-election shares will be converted into stock election shares, and the remaining 401 non-election shares will be converted into cash election shares.

Adjustments to Merger Consideration

Additionally, if Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement) is less than $14,800,000 as of the “final statement date” (defined as the last day of the month preceding the date on which all regulatory approvals and the approval of Community Shores shareholders has been obtained), then the aggregate merger consideration received by Community Shores shareholders (defined as $5.00 multiplied by 4,131,664, the total number of shares of Community Shores common stock outstanding) will be reduced to an amount equal to $14,800,000 minus Community Shores’ consolidated shareholders’ equity as of the final statement date, and the merger consideration received by each Community Shores shareholder will be reduced on a pro rata basis accordingly. Further, the aggregate merger consideration will be reduced by the amount of the Card Agreement Termination Fee (as defined in the merger agreement), if any.

Community Shores has the right to request an adjustment to the stock consideration per share to provide for a per share value of at least $4.00 per share of the Community Shores common stock if, on the fifth business day prior to the closing of the merger, (i) the 20-day average closing price of ChoiceOne common stock on the NASDAQ Capital Market is less than $23.30 (the “final purchaser price”) and (ii) the number obtained by dividing the final purchaser price by $29.13 is less than the number obtained by subtracting (x) 20% from (y) the quotient of the closing price of the SNL Micro Cap Bank divided by 686.39. If Community Shores exercises this right, ChoiceOne may either adjust the stock consideration per share accordingly or decline to make such adjustment, in which case Community Shores may elect to proceed with the merger on the basis of the merger consideration or decline to proceed, in which case the merger will be abandoned and the merger agreement terminated. See “Upset Provision” beginning on page 55.

Fractional Shares; Rights of Holders

ChoiceOne will not issue any fractional shares of ChoiceOne common stock in exchange for shares of Community Shores common stock, or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights as a holder of shares of ChoiceOne common stock. Instead, a shareholder of Community Shores who otherwise would have been entitled to receive a fraction of a share of ChoiceOne common stock in connection with the merger will receive cash (without interest, and rounded to the nearest cent) in an amount equal to the product of (i) such fraction of a share of ChoiceOne

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common stock, rounded to the nearest thousandth, multiplied by (ii) the volume weighted average closing price per share of ChoiceOne common stock on the NASDAQ Capital Market as reported by Bloomberg L.P. for the five most recent trading days immediately preceding the effective time of the merger on which shares of ChoiceOne common stock were traded.

After the effective time of the merger, there will be no further transfers of shares of Community Shores common stock that were outstanding immediately prior to the effective time of the merger on the stock transfer books of Community Shores.

Upset Provision

The “upset condition” occurs if, on the fifth business day prior to the closing of the merger: (a) the 20-day average closing price of ChoiceOne common stock on the NASDAQ Capital Market is less than $23.30 (the “final purchaser price”); and (b) the number obtained by dividing the final purchaser price by $29.13 is less than the number obtained by subtracting (i) 20% from (ii) the quotient of the closing price of the SNL Micro Cap Bank divided by 686.39.

If the upset condition occurs, Community Shores will have the right, exercisable at any time prior to 5:00 p.m., Michigan time on the third business day prior to the closing of the merger (the “exercise period”) to: (1) proceed with the merger on the basis of the merger consideration described above, by delivering notice of its decision to do so or by failing to deliver any notice to ChoiceOne during the exercise period; or (2) request, by delivering written notice to ChoiceOne within the exercise period, that ChoiceOne adjust the stock consideration per share by increasing the stock consideration per share to provide a per share value of at least $4.00 per share of Community Shores common stock.

If the upset condition occurs and Community Shores chooses option (2) above, ChoiceOne will either accept or decline Community Shores’ request by delivering written notice to Community Shores at or before 5:00 p.m., Michigan time on the second business day after receipt of Community Shores’ request under option (2) above (“acceptance period”). If ChoiceOne accepts, the stock consideration per share will be adjusted as provided in option (2) above. If ChoiceOne declines or fails to deliver written notice to accept or decline within the acceptance period, the merger will be abandoned and the merger agreement will terminate without further action of either party, effective as of 5:00 p.m., Michigan time on the business day following the expiration of the acceptance period; provided, that in such event Community Shores may elect to proceed with the merger on the basis of the merger consideration described above by giving notice to ChoiceOne and, upon such election, the merger agreement will remain in effect in accordance with its terms.

Dividends and Distributions

No dividends or other distributions with respect to ChoiceOne common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share that represented Community Shores common stock immediately prior to the effective time of the merger until the holder of such certificate or book-entry share surrenders such share in accordance with the instructions received from the exchange agent. Following such surrender, ChoiceOne will pay, without interest, with respect to whole shares of ChoiceOne common stock into which shares of Community Shores common stock represented by the certificate or book-entry share have been converted: (i) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

Procedure for Receiving Merger Consideration

Prior to or at the effective time of the merger, ChoiceOne will deposit with the exchange agent (i) shares of ChoiceOne common stock equal to the number of shares of ChoiceOne common stock sufficient to make payment of the aggregate stock consideration per share, and (ii) cash in an amount sufficient to make payment of the aggregate

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cash consideration per share and payments in lieu of any fractional shares. The cash and shares deposited pursuant to the foregoing are referred to as the “exchange fund.”

As soon as reasonably practicable after the effective time of the merger, ChoiceOne will cause the exchange agent to mail to each record holder of shares of Community Shores common stock immediately prior to the effective time of merger a (i) letter of transmittal and (ii) instructions for effecting the surrender of certificates or book-entry shares of Community Shores common stock in exchange for the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions payable pursuant to the merger agreement. Each holder of Community Shores common stock will be entitled to receive the appropriate merger consideration plus, as applicable, cash in lieu of any fractional shares and any dividends or distributions payable pursuant to the merger agreement upon surrendering to the exchange agent such shareholder’s certificates or book-entry shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The merger consideration and any other consideration paid under the merger agreement may be reduced by any amounts required to be deducted and withheld pursuant to any applicable tax law. Community Shores shareholders should not return their certificates representing shares of Community Shores common stock to the exchange agent without a letter of transmittal, and should not return their certificates representing Community Shores common stock to Community Shores.

If any shares of ChoiceOne common stock are to be issued as merger consideration to a person other than the person in whose name the certificates or book-entry shares representing shares of Community Shores common stock are registered, it will be a condition to such issuance that such surrendered Community Shores certificate or book-entry share is properly endorsed or otherwise in proper form for transfer, and that the person requesting payment will have paid to the exchange agent in advance any transfer or other similar taxes required by reason of the issuance of ChoiceOne shares in any name other than that of the registered holder of the surrendered Community Shores shares, or required for any other reason, or establish, to the satisfaction of the exchange agent, that such taxes have been paid or are not payable.

No interest will be paid or will accrue on the merger consideration or any cash in lieu of any fractional shares payable in respect of any shares of Community Shores common stock.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of Community Shores common stock has been lost, stolen or destroyed, ChoiceOne or the exchange agent will deliver the applicable merger consideration, any cash in lieu of any fractional shares payable, and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, stolen, or destroyed certificate has delivered an affidavit of that fact, in form and substance reasonably satisfactory to ChoiceOne or the exchange agent, to ChoiceOne or the exchange agent. ChoiceOne or the exchange agent may also require such shareholder to post a bond in a reasonable and customary amount as indemnity against any claim that may be made against ChoiceOne or the exchange agent with respect to such lost, stolen, or destroyed Community Shores certificate.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ChoiceOne and Community Shores that relate to, among other things:

•	corporate existence, organization, qualification and corporate power;
•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the relevant board of directors;
•	any conflicts created by the transactions contemplated by the merger agreement, including the merger;
•	subsidiaries;
•	capital structure and capitalization;
•	financial statements;
•	legal proceedings;
•	regulatory filings and approvals;
•	agreements with bank regulators; and
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•	possession and status of material permits and other rights and approvals from appropriate governmental entities necessary for the conduct of business as presently conducted.

Additionally, the merger agreement contains a number of representations and warranties made by Community Shores that relate to, among other things:

•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	the absence of certain indemnification claims;
•	conduct of business in compliance with applicable laws;
•	tax matters;
•	owned and leased real and personal property;
•	intellectual property;
•	material contracts;
•	labor and employment matters;
•	employee benefits;
•	environmental matters;
•	certain related person transactions and relationships;
•	the receipt by the board of directors of a fairness opinion from its financial advisors;
•	related person relationship and transactions;
•	changes in certain business relationships;
•	insurance;
•	maintenance of books and records;
•	loan-related matters, including loan guarantees, loans and investments, allowances for loan and lease losses, and loan origination and servicing;
•	data security and customer privacy;
•	documents filed with the SEC and other securities laws matters;
•	joint ventures and strategic alliances;
•	policies and procedures; and
•	the absence of a shareholder rights or other similar plan.

Additionally, the merger agreement contains several representations and warranties made by ChoiceOne, including regarding the sufficiency of cash, marketable securities, and other sources of immediately available funds necessary to consummate the merger and the transactions contemplated in the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, respectively). For purposes of the merger agreement, a “material adverse effect” with respect to a party is any fact, event, change, condition, development, circumstance, or effect that (i) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, financial or other condition, assets or liabilities of such party and its subsidiaries taken as a whole, or (ii) prohibits or materially impairs the ability of such party to consummate the transactions contemplated by the merger agreement on a timely basis, except that, in the case of clause (i), a “material adverse effect” will not include any event, occurrence, effect, circumstance, development, fact, or change arising out of, relating to or resulting from:

(i)	changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally;
(ii)	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or the occurrence of any man-made disaster of wide-spread consequences;
(iii)	general conditions in or changes generally affecting the industry or geographic regions in which the affected party or its subsidiaries operate;

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(iv)	changes in laws or interpretations thereof;
(v)	changes in GAAP or other accounting standards or interpretations thereof;
(vi)	compliance with the terms of, or the taking of any action required by, the merger agreement;
(vii)	any decline in the market price, or change in trading volume, of ChoiceOne common stock or Community Shores common stock, as applicable;
(viii)	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement; or
(ix)	acts or omissions of ChoiceOne prior to the effective time of the merger taken at the written request of Community Shores or with the prior written consent of Community Shores, or the acts or omissions of Community Shores prior to the effective time of the merger taken at the written request of ChoiceOne or with the prior written consent of ChoiceOne, in each case in connection with the transactions contemplated by the merger agreement or applicable law;

except, in the case of each of (i) through (v), above, to the extent that such party is affected in a disproportionate manner as compared to other community banking organizations in Michigan.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Business Pending the Completion of the Transaction

Each of Community Shores and ChoiceOne have agreed to certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, prohibitions against taking the following actions without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) and subject, in each case, to certain exceptions specified in the merger agreement:

•	amending its articles of incorporation or bylaws (or other comparable organizational documents);
•	taking any action that would prevent the merger from qualifying for its intended tax treatment or that would cause an unreasonable delay of the effectiveness of the registration statement;
•	failing to comply in all material respects with applicable law and internal policies and procedures adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any law is being contested in good faith and the other party has been notified of such contest; and
•	taking any action that would be inconsistent with or contrary to the representations, warranties, and covenants made by the party in the merger agreement, or taking any action that would cause the party’s representations and warranties to become untrue, except as to and to the extent required by applicable law, regulatory agencies having jurisdiction over the party, or any of the party’s subsidiaries, or this merger agreement.

In addition, Community Shores has agreed to restrictions relating to its conduct of business between the date of the merger agreement and the effective time of the merger, including, but not limited to, prohibitions against taking the following actions without the ChoiceOne’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) and subject, in each case, to certain exceptions specified in the merger agreement:

•	splitting, combining, or reclassifying of any of its capital stock;
•	repurchasing, redeeming, or otherwise acquiring, or offering to repurchase, redeem or otherwise acquire, any of its securities;
•	declaring, setting aside, or paying any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or entering into any contract with respect to the voting of, any shares of its capital stock (except distributions to or from a subsidiary);
•	issuing, selling, pledging, disposing, or encumbering any of its common stock;
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•

except as required by applicable law or in accordance with the terms of any benefit plan as in effect on the date of the merger agreement, (i) increasing the compensation (including bonus opportunities) payable or that could become payable to directors, executive officers, or any substantial class of employees; (ii) entering into any new or amending any existing employment, consulting, severance, termination, retention, or change in control agreements with any past or present officers, directors, or employees, (iii) establishing, adopting, entering into, amending, terminating, or taking any action to accelerate rights under any benefit plan; (iv) promoting any officer or promoting any non-officer employee to an officer position; (v) granting any severance or termination pay unless provided under any benefit plan; (vi) granting any compensatory awards that are payable in, relate to, or determined by reference to the value of Community Shores common stock; (vii) entering into any new or amending any collective bargaining agreement; or (viii) funding or securing payment of compensation or benefits under any benefit plan;

•	hiring or terminating any officer, except for termination for cause and hires to replace;
•	appointing or electing any director, except for removal for cause, appointments or elections to replace, and elections of current directors at any annual meeting of shareholders;
•	acquiring by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned subsidiaries, making any capital contributions to any person, other than transactions incident to foreclosures in connection with debts previously contracted in good faith;
•	transferring, licensing, selling, leasing, or otherwise disposing of any assets, including capital stock or other equity interests in any subsidiary, except in the ordinary course of business consistent with past practice;
•	adopting or effecting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;
•	making any application for the opening, relocation, or closing of any branch office, loan production office, or other office or facility, or opening any such office or facility;
•	entering into, amending, modifying, or consenting to the termination of (other than at its stated expiry date), any material contract;
•	instituting, settling, or compromising any pending or threatened actions before any arbitrator, court, or other governmental entity involving the payment of monetary damages exceeding $25,000 or involving an admission of liability or injunctive or similar relief, or having a material impact on Community Shores’ business;
•	making any material change in financial accounting principles or practices except for any such change required by a change in GAAP or other applicable law;
•	settling or compromising any tax claims, audits, or assessments in excess of the amount reserved for such claims, audits, or assessments on the books and records;
•	making, revoking, or changing any tax election, changing any tax accounting period, or adopting, revoking, or changing any method of tax accounting;
•	entering into any closing agreement, surrendering in writing any right to claim a tax refund, offset, or other reduction in tax liability or consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment;
•	entering into any joint venture, strategic partnership, or alliance;
•	abandoning, encumbering, conveying title (in whole or in part), exclusively licensing, or granting any right or other licenses to Community Shores intellectual property;
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•	except pursuant to the merger, acquiring or causing its affiliates to acquire, directly or indirectly, any shares of capital stock of ChoiceOne;
•	entering into any new line of business, changing in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate, or fee pricing with respect to depository accounts, except in the ordinary course of business consistent with past practice, changing hedging or any other banking or operating policies or practices, except as required by law or any regulatory agency having jurisdiction over Community Shores or any of its subsidiaries;

•	except as required by law or a regulatory agency having jurisdiction over Community Shores or any of its subsidiaries, making any changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;
•	making any loan in material violation of, or otherwise failing to comply with, its underwriting and credit policies as in effect as of the date of the merger agreement;
•	restructuring or changing its investment securities portfolio through purchases, sales or otherwise (except as required to maintain compliance with its liquidity policy), or changing its policies with respect to the classification or reporting of such portfolios;
•	purchasing, committing to purchase, or otherwise acquiring any derivative or synthetic mortgage product or entering into any interest rate swap transaction;
•	failing to maintain its books, accounts, and records in the usual and regular manner and in material compliance with applicable law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;
•	failing to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;
•	failing to use commercially reasonable efforts to maintain and keep in full force and effect its insurance coverage on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;
•	failing to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with its prior respective practices, industry, regulatory, GAAP standards, and the Interagency Policy Statement on the Allowance for Loan and Lease Losses;
•	failing to promptly notify ChoiceOne of the threat or commencement of any action against, relating to, or affecting Community Shores, its subsidiaries, or their respective directors, officers, employees, assets, liabilities, businesses, or operations, or the merger or the merger agreement;
•	making any loan or loan commitment, renewal, or extension to any director, officer, or principal shareholder which would, when aggregated with all outstanding loans, commitments, renewals, or extensions to the such person and such person’s “immediate family” (as defined in Regulation O) and affiliates, exceed $100,000, except renewals or advances on existing lines of credit, the renegotiation or restructuring of any problem or delinquent loan, or the making of residential mortgage loans in the ordinary course of business consistent with past practice and on terms available to its customers generally;
•	taking any action to discharge or satisfy any mortgage, lien, charge, or encumbrance, other than as a result of the payment of liabilities in accordance with their terms or in the ordinary course of business consistent with past practice, if the cost to discharge or satisfy such mortgage, lien, charge, or encumbrance is in excess of $25,000 (unless the discharge or satisfaction is covered by general or specific reserves);
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•	taking any action to pay any liability in excess of $25,000, except trade payables incurred in the ordinary course of business, liabilities shown on its financial statements, or liabilities incurred in connection with the transactions contemplated by the merger agreement;
•	entering into or amending any contract or other transaction with any related person, except as contemplated or permitted by the merger agreement, and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to its customers generally;
•	making or renewing any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice or do not exceed $1,000 individually or $10,000 in the aggregate;

•	taking any action to enter into, or committing to enter into, any agreement for trust, consulting, professional, or other services that is not terminable without penalty upon 30 days’ notice or less, except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement; and

•	taking any action to enter into, or committing to enter into, any joint venture, strategic alliance, or relationship with any person to jointly develop, market, or offer any product or service, or disclosing any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Community Shores or its subsidiaries in connection with their employment, other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board’s Regulation P.

Restrictions on Solicitation

Except as described below, Community Shores has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) solicit, initiate, facilitate, or encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposal that constitutes, a takeover proposal; or (ii) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal. Following execution of the merger agreement, Community Shores was required to cause each of its respective subsidiaries and each of its and its respective subsidiaries’ representatives to, cease any solicitation, encouragement, discussions, or negotiations with any person that may have been ongoing with respect to any takeover proposal, request the return or destruction of its confidential information by such person, and terminate all physical and electronic data room access previously granted to any such person or its representatives.

A “takeover proposal” means, with respect to Community Shores, any inquiry, proposal, or offer from any person (other than ChoiceOne and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets equal to more than 10% of its consolidated assets or to which more than 10% of its net income on a consolidated basis are attributable; (ii) acquisition of more than 10% of its outstanding common stock; (iii) tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than 10% of its outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Community Shores; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and common stock involved is more than 10%, in each case, other than the merger.

Notwithstanding the restrictions described above, at any time prior to obtaining the Community Shores shareholder approval, if Community Shores receives an unsolicited takeover proposal and if Community Shores’ board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to constitute a superior proposal, and subject to certain other conditions, Community Shores and its representatives may (a) furnish (pursuant to a confidentiality agreement

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meeting certain requirements set forth in the merger agreement) information with respect to Community Shores and its subsidiaries to the person who made the proposal and its representatives (provided that Community Shores makes available to ChoiceOne, and provides ChoiceOne with express written notification of the availability of, any written material non-public information that is provided to the person who made the proposal and its representatives, if such information was not previously provided to ChoiceOne or its representatives), and (b) engage in or otherwise participate in discussions or negotiations with such person and its representatives; provided that Community Shores promptly provide to ChoiceOne (i) a copy of the takeover proposal together with the identity of the person(s) making the takeover proposal, and (ii) a written summary of the material terms of any such takeover proposal not made in writing.

A “superior proposal” means any bona fide written takeover proposal that Community Shores’ board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the shareholders of Community Shores from a financial point of view than the merger, taking into account all legal, regulatory, and financial aspects of the proposal (including the availability of financing and certainty of closing) and the person or group making the proposal, and any changes to the terms of the merger agreement proposed by ChoiceOne in response to such proposal or otherwise. For purposes of the definition of “superior proposal,” the references to “10%” in the definition of takeover proposal are deemed to be references to “50%.”

Changes in Board Recommendations

The board of directors of Community Shores has agreed, subject to certain exceptions discussed below, not to (i) fail to recommend to the shareholders the approval of the merger agreement or fail to include such board recommendation in the proxy statement, (ii) change, qualify, withhold, withdraw, or modify, or publicly propose to take such an action, in a manner adverse to ChoiceOne or the board recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable), or (iv) adopt, approve, or recommend, or publically propose to adopt, approve, or recommend a takeover proposal. In addition, subject to certain exceptions described below and in the merger agreement, the board of directors of Community Shores may not cause or permit its company or subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any takeover proposal (other than a confidentiality agreement meeting certain requirements set forth in the merger agreement).

Notwithstanding the restrictions described above, prior to obtaining the Community Shores shareholder approval, the board of directors of Community Shores may adopt, approve, or recommend, or publically propose to adopt, approve, or recommend a takeover proposal, and may terminate the merger agreement and enter into a definitive agreement regarding such takeover proposal, if, subject to certain conditions, the board of directors of Community Shores, among other things, determines in good faith after consultation with its financial advisors and outside legal counsel that a takeover proposal received after the date of the merger agreement constitutes a superior proposal.

Prior to making a change in recommendation as described above, the board of directors of Community Shores must (i) inform ChoiceOne in writing of its board of directors’ intention to change its recommendation at least five business days in advance, (ii) provide to ChoiceOne the material terms and conditions of and identity of the person making the takeover proposal, as well as a copy of all written transaction documents and related materials with or from the party making such takeover proposal, and (iii) negotiate (and cause its representatives to negotiate) in good faith with ChoiceOne during such notice period, to the extent that ChoiceOne wishes to negotiate, to revise the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal. Following the end of such notice period, the board of directors of Community Shores must have considered in good faith any changes to the merger agreement proposed in writing by ChoiceOne, and must have determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect. If material revisions to a takeover proposal would have an impact, influence, or other effect on Community Shores’ board of directors’ decision or discussion with respect to whether such proposal constitutes a superior proposal, Community Shores’ board of directors must deliver to ChoiceOne a new written notice and again comply with the procedures set forth in this paragraph, except that the five business day period described above becomes a three business day period.

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Efforts to Obtain Required Shareholder Approvals

Community Shores has agreed to hold a special meeting, as soon as practicable following the date on which the registration statement of which this proxy statement and prospectus forms a part is declared effective, for the purposes of seeking the required approval of its shareholders of the proposals set forth herein and, unless the board of directors of Community Shores has changed its recommendation as permitted by the merger agreement, to use its commercially reasonable efforts to solicit the requisite shareholder approval of such proposals.

Efforts to Complete the Transactions

ChoiceOne and Community Shores have each agreed, among other things, to use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable laws and regulations to consummate and make effective the merger, and to obtain all consents necessary or desirable from any governmental entity or other third party in order to consummate the merger.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, the following covenants:

•	each party will hold and treat in confidence all information received from the other party in connection with the transactions contemplated by the merger agreement in accordance with to the provisions of the confidentiality agreement between ChoiceOne and Community Shores;
•	all employees of Community Shores or any Community Shores subsidiary (including employees on an authorized leave of absence) immediately before the effective time of the merger will automatically become employees of ChoiceOne and its subsidiaries as of the effective time, and ChoiceOne will (i) provide all former Community Shores employees the same employee benefits provided to similarly situated employees at ChoiceOne, (ii) cooperate with Community Shores to cause certain former Community Shores employees to receive retention bonuses as agreed upon by the parties, and (iii) provide credit for years of service with Community Shores or any Community Shores subsidiary for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any ChoiceOne employee benefit plan, including for purposes of determining seniority;
•	ChoiceOne agrees to pay severance equal to two weeks’ pay for each year of service (with a minimum of four weeks’ pay and a maximum of 26 weeks’ pay) to each Community Shores employee whose job is eliminated by the merger and whose employment is terminated within one year of the effective time of the merger, provided that if such Community Shores employee’s position is eliminated but he or she is offered a different position with ChoiceOne, such employee may decline the offer and qualify for severance if the new position is not substantially similar in job duties and/or compensation or the job site for the new position is more than 35 miles from the employee’s current job site;
•	Community Shores may, in its discretion, pay employee bonuses prior to the closing date of the merger using its $200,000 reserve established for such purpose;
•	Community Shores will terminate its 401(k) plan immediately prior to the effective time and will either distribute the accrued balances to plan participants or roll-over the account balances into an eligible tax-qualified retirement plan or individual retirement account for each participant, as directed;
•	ChoiceOne agrees to permit participants in the Community Shores 401(k) plan who become employees of ChoiceOne to roll over their account balances to ChoiceOne’s 401(k) plan, provided, however, that (a) no shares of ChoiceOne common stock may be rolled over into ChoiceOne’s 401(k) plan and (b) a participant may roll over into ChoiceOne’s 401(k) plan loans made by the Community Shores 401(k) plan only if such participant rolls over his or her entire account balance into ChoiceOne’s 401(k) plan;
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•	Community Shores will (i) terminate any deferred compensation plan as of the effective time of the merger and make payments to all participants on or within 30 days after the effective time, and (ii) terminate all non-equity compensation and/or bonus plans and pay the accrued benefits under such plans in a lump sum to recipients on a prorated basis, assuming all target levels of performance are satisfied;
•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it or its directors or officers relating to the merger or other transactions contemplated by the merger agreement, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);
•	whether or not the merger is consummated, except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that (i) ChoiceOne will pay and bear each regulatory filing, notification, registration, or similar fee required to be paid by a party in connection with the merger agreement and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act, applicable banking laws and other applicable laws, and (ii) Community Shores will pay any fees and expenses incurred in respect of printing, filing, and mailing this proxy statement and registration statement; and
•	neither party will, nor permit any of its subsidiaries or agents to, issue any press release or make any public announcement relating to the merger agreement or the transactions contemplated by the merger agreement without the prior written consent of the other party, provided that either party may, without the prior written consent of the other party (but after prior consultation with the other party) issue such a press release or make such a public announcement that it believes in good faith, after consultation with outside legal counsel, to be required by applicable law or the rules or regulations of any applicable securities exchange.

Conditions to Completion of the Transaction

The obligations of ChoiceOne and Community Shores to consummate the transactions are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of Community Shores common stock;

•	the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have, or would be reasonably likely to have, a material adverse effect on ChoiceOne as the surviving corporation;

•	the absence of any order, injunction, or decree issued by any court or agency of competent jurisdiction preventing or prohibiting consummation of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and

•	the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement and prospectus forms a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings initiated or threatened by the SEC for such purpose.

In addition, the obligations of Community Shores to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	as of the closing date of the merger, as though made of such date, or such other date as specified by the merger agreement, (a) certain representations and warranties of ChoiceOne (other than certain representations and warranties of ChoiceOne with respect to authorization and enforceability of the merger agreement, organization and good standing of ChoiceOne and its subsidiaries, ownership of its subsidiaries, and ChoiceOne’s capitalization and capital structure) will be true and correct in all respects, except where

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the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect), and (b) certain representations and warranties of ChoiceOne with respect to authorization of the merger agreement, organization and good standing of ChoiceOne and its subsidiaries, ownership of its subsidiaries, and ChoiceOne’s capitalization and capital structure will be true and correct in all but de minimis respects;
•	ChoiceOne having performed in all material respects all of the covenants required to be performed under the merger agreement at or prior to the closing date;
•	ChoiceOne having delivered to Community Shores a certificate, dated as of the closing date, executed on behalf of ChoiceOne by its chief executive officer or chief financial officer, certifying as to the satisfaction of the conditions described in the preceding two paragraphs;
•	the absence of any change, state of facts, event, development, or effect since December 31, 2018 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChoiceOne, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect; and
•	the receipt by Community Shores from Dickinson Wright PLLC of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

 In addition, the obligations of ChoiceOne to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	as of the closing date of the merger, as though made as of such date, or such other date as specified by the merger agreement, (a) certain representations and warranties of Community Shores (other than certain representations and warranties of Community Shores with respect to authorization and enforceability of the merger agreement, organization and good standing of Community Shores and its subsidiaries, ownership of its subsidiaries, and Community Shores capitalization and capital structure) will be true and correct in all respects, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect), and (b) certain representations and warranties of Community Shores with respect to authorization of the merger agreement, organization and good standing of Community Shores and its subsidiaries, ownership of its subsidiaries, and Community Shores’ capitalization and capital structure will be true and correct in all but de minimis respects;
•	Community Shores having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•	Community Shores having delivered to ChoiceOne a certificate, dated as of the closing date, executed on behalf of Community Shores by its chief executive officer or chief financial officer, certifying as to the satisfaction of the conditions described in the preceding two paragraphs;
•	the absence of any change, state of facts, event, development, or effect since December 31, 2018 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect;
•	Community Shores having charged off loans and maintained its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Community Shores and its subsidiaries and applicable industry, regulatory, and GAAP standards and, notwithstanding the generality of the foregoing, not having reversed any portion of the allowance for loan and lease losses into income with the
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effect of increasing Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement);
•	Community Shores having consolidated shareholders’ equity (as defined in the merger agreement) of at least $14,500,000 as of the final statement date (defined as the last day of the month preceding the date on which all regulatory approvals and the approval of Community Shores shareholders has been obtained);
•	the receipt by ChoiceOne from Warner Norcross + Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and
•	the number of shares of Community Shores common stock for which dissenters’ rights, if any, have been properly exercised and not subsequently withdrawn, lost, or not perfected not exceeding 20% of the shares of Community Shores common stock entitled to vote.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the Community Shores shareholder approval, under the following circumstances:

•	by mutual written consent of ChoiceOne and Community Shores;

•	by either ChoiceOne or Community Shores, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger, and such failure has been a substantial cause of, or a substantial factor that resulted in, any of the following conditions or events:

    if any governmental entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable;
    if the merger does not occur on or before September 30, 2020 (the “end date”); or
    if the Community Shores shareholder meeting has concluded and been finally adjourned and the requisite Community Shores shareholder approval has not been obtained;
•	by Community Shores, if ChoiceOne has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to Community Shores’ obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from Community Shores of such breach or failure, except in the event that Community Shores is then in breach of any representation, warranty, covenant, or other agreement contained in the merger agreement and such breach would result in ChoiceOne’s obligations to complete the transaction to not be satisfied;
•	by ChoiceOne, if Community Shores has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to ChoiceOne’s obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date, or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from ChoiceOne of such breach or failure, except in the event that ChoiceOne is then in breach of any representation, warranty, covenant, or other agreement contained in the merger
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agreement and such breach would result in Community Shores’ obligations to complete the transaction to not be satisfied;
•	by ChoiceOne prior to the receipt of the Community Shores shareholder approval if: (i) the Community Shores board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled “The Merger Agreement – Changes in Board Recommendations” beginning on page 62; (ii) the Community Shores board of directors has failed to reject a Community Shores takeover proposal and reaffirm the Community Shores board recommendation within five business days following the public announcement of such Community Shores takeover proposal, and in any event at least two business days prior to the Community Shores special shareholder meeting; (iii) Community Shores enters into an agreement with respect to any Community Shores takeover proposal; (iv) Community Shores has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Community Shores’ right to adjourn or postpone the Community Shores shareholder meeting in accordance with the merger agreement, Community Shores has failed to call, give proper notice of, convene, and hold the Community Shores special shareholder meeting; or (vi) Community Shores or the Community Shores board of directors has publicly announced its intention to do any of the foregoing;
•	by Community Shores prior to receipt of the Community Shores shareholder approval of the merger, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) Community Shores has complied in all material respects with its non-solicitation obligations under the merger agreement, and (ii) Community Shores pays the termination fee prior to or simultaneously with such termination;
•	by ChoiceOne if the condition that Community Shores will have charged off loans and maintained its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Community Shores and its subsidiaries and applicable industry, regulatory, and GAAP standards, and, notwithstanding the generality of the foregoing, will not have reversed any portion of the allowance for loan and lease losses into income with the effect of increasing Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement), is not satisfied;
•	by ChoiceOne if Community Shores’ consolidated shareholders’ equity (as defined in the merger agreement) is not at least $14,500,000 as of the final statement date;
•	by ChoiceOne, if there has occurred one or more events that have caused or are reasonably likely to cause a material adverse effect to Community Shores; or
•	by ChoiceOne, if, prior to the closing, Community Shores Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory.”

Termination Fees and Expenses; Liability for Breach

Community Shores will be obligated to pay to ChoiceOne a termination fee of $877,724 (referred to as the “termination fee”) upon the occurrence of the event giving rise to termination as follows:

•	if ChoiceOne terminates the merger agreement because, prior to the receipt of the Community Shores shareholder approval: (i) the Community Shores board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled “The Merger Agreement – Changes in Board Recommendations” beginning on page 62; (ii) the Community Shores board of directors has failed to reject a Community Shores takeover proposal and reaffirm the Community Shores board recommendation within five business days following the public announcement of such Community Shores takeover proposal, and in any event at least two business days prior to the Community Shores special shareholder meeting; (iii) Community Shores enters into an agreement with respect to any Community Shores takeover proposal; (iv) Community Shores has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to Community Shores’ right to adjourn or postpone the Community Shores shareholder meeting in accordance with the merger agreement, Community Shores has failed to call, give proper notice of, convene, and hold the Community Shores special shareholder meeting;

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or (vi) Community Shores or the Community Shores board of directors has publicly announced its intention to do any of the foregoing;

•	(i) if ChoiceOne terminates the merger agreement because Community Shores has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties’ respective obligations to complete the transaction or the conditions to ChoiceOne’s obligations to complete the transaction are not satisfied, and which either (a) cannot be cured by the end date or (b) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from ChoiceOne of such breach or failure, or (ii) if ChoiceOne or Community Shores terminates the merger agreement because the requisite Community Shores shareholder meeting has concluded and been finally adjourned and the Community Shores shareholder approval has not been obtained, and in either case (x) any person has made (whether or not subsequently withdrawn) a takeover proposal to Community Shores prior to the date of any such termination or the date of the Community Shores shareholder meeting, and (y) within 12 months after the date of such termination, Community Shores or any of its affiliates consummates a takeover proposal or enters into any definitive agreement providing for a takeover proposal and subsequently consummates such takeover proposal (provided that for the purposes of this paragraph, references to 10% in the definition of “takeover proposal” are deemed to be references to 50%);

•	if (i) ChoiceOne terminates the merger agreement because the merger does not occur on or before the end date, (ii) any person has made (whether or not subsequently withdrawn) a takeover proposal to Community Shores prior to the date of any such termination, and (iii) within 12 months after the date of such termination, Community Shores or any of its affiliates consummates a takeover proposal or enters into any definitive agreement providing for a takeover proposal and subsequently consummates such takeover proposal (provided that for the purposes of this paragraph, references to 10% in the definition of “takeover proposal” are deemed to be references to 50%); and

•	if Community Shores terminates the merger agreement prior to receipt of the Community Shores shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal.

In no event will Community Shores be required to pay the termination fee on more than one occasion.

Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee, if applicable, neither Community Shores nor ChoiceOne will have any continuing liability to the other (except with respect to press releases, confidentiality, and certain miscellaneous provisions). However, each party will remain liable for damages arising from a willful or intentional breach of the merger agreement or fraud.

Indemnification and Insurance

ChoiceOne has agreed that all rights to indemnification (including advancement of expenses) existing in favor of the current or former directors and officers of Community Shores or its subsidiaries as provided in their articles of incorporation, bylaws, or similar organizational documents, or in any existing indemnification agreements with Community Shores or its subsidiaries, will survive the merger, will continue in full force and effect in accordance with their terms, and will be honored and assumed by ChoiceOne. For six years from the effective time of the merger, ChoiceOne, subject to compliance with applicable law, will maintain in effect indemnification provisions (including advancement of expenses) no less favorable to former Community Shores officers and directors than those set forth in the articles of incorporation, bylaws, or similar organization documents of Community Shores and its subsidiaries in effect immediately prior to the date of the merger agreement and will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who were at the effective time of the merger current or former directors and officers of Community Shores or any of its subsidiaries.

ChoiceOne will purchase, prior to the effective time of the merger, at a cost not exceeding 300% of the last annual premium, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Community Shores and its subsidiaries for its current or former directors and officers with respect to matters occurring

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at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. ChoiceOne will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the Community Shores shareholder approval by action taken or authorized by the parties’ respective boards of directors. After receipt of the Community Shores shareholder approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Community Shores shareholders, without such further shareholder approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of ChoiceOne and Community Shores.

Governing Law

The merger agreement is governed by the laws of the State of Michigan.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any other person other than ChoiceOne and Community Shores any rights or remedies, it provides limited exceptions for (i) Community Shores’ and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (ii) holders of Community Shores common stock after the effective time of the merger to properly convert their shares of Community Shores common stock pursuant to the merger agreement.

Specific Performance

ChoiceOne and Community Shores agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Each party will be entitled to seek an injunction, specific performance, and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

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COMPARISON OF RIGHTS OF SHAREHOLDERS

ChoiceOne and Community Shores are Michigan corporations subject to the Michigan Business Corporation Act (the “MBCA”). The rights of ChoiceOne shareholders are governed by the MBCA and ChoiceOne’s restated articles of incorporation, as amended (“ChoiceOne Articles”), and bylaws, as amended (“ChoiceOne Bylaws”). The rights of Community Shores shareholders are governed by the MBCA and Community Shores’ articles of incorporation, as amended (“Community Shores Articles”) and bylaws (“Community Shores Bylaws”). After the merger, the rights of Community Shores’ shareholders who become ChoiceOne shareholders will be governed by the MBCA, the ChoiceOne Articles, and the ChoiceOne Bylaws.

The following discussion is a summary of the current rights of Community Shores and ChoiceOne shareholders. While this summary includes differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and prospectus, the relevant provisions of the MBCA, and the other governing documents that are referenced in this proxy statement and prospectus for a more complete understanding of the differences between being a shareholder of Community Shores and a shareholder of ChoiceOne.

Authorized Capital Stock

ChoiceOne. The ChoiceOne Articles authorize ChoiceOne to issue up to 12,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock, no par value. As of the record date of the special meeting, there were 7,253,576 shares of ChoiceOne common stock outstanding, and no shares of ChoiceOne preferred stock were outstanding.

Community Shores. The Community Shores Articles authorize Community Shores to issue up to 9,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of the record date of the special meeting, there were 4,131,664 shares of Community Shores common stock outstanding, and no shares of Community Shores preferred stock outstanding.

Issuance of Additional Shares

ChoiceOne. ChoiceOne’s board of directors may authorize the issuance of additional shares of common stock and preferred stock, in one or more series, up to the amounts authorized in the ChoiceOne Articles, without shareholder approval, subject only to the restrictions of the MBCA and the ChoiceOne Articles.

Community Shores. Community Shores’ board of directors may authorize the issuance of additional shares of common stock and preferred stock, in one or more series, up to the amounts authorized in the Community Shores Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Community Shores Articles.

Number and Classification of Directors

ChoiceOne. The ChoiceOne Bylaws provide that the exact number of directors is determined from time to time by the board of directors. The ChoiceOne Articles provide that the board of directors is divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office, except that directors may be elected for shorter terms so that approximately one-third of the directors are elected each year. The term of office of one class of directors expires at the annual meeting each year. ChoiceOne’s board currently has 14 directors.

Community Shores. The Community Shores Articles provide that the exact number of directors is determined from time to time by the board of directors, except that the Community Shores board of directors must consist of at least six but not more than 15 directors. The Community Shores’ board of directors is divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year.

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Election of Directors

ChoiceOne. One class of ChoiceOne’s directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). ChoiceOne’s directors are elected by a plurality of the votes cast.

Community Shores. One class of Community Shores’ directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). Community Shores’ directors are elected by a plurality of the votes cast.

Nomination of Director Candidates by Shareholders

ChoiceOne. The ChoiceOne Articles provide that a shareholder of record entitled to vote in an election of directors may nominate an individual for election to the ChoiceOne board by providing notice in writing to the Secretary of ChoiceOne, not less than 120 days prior to the annual meeting and not more than seven days following the date of notice of a special meeting called for the election of directors. The notice must include: (a) the nominee’s name, age, business address and residence address; (b) the nominee’s principal occupation or employment; (c) the number of shares of capital stock of ChoiceOne that are beneficially owned by the nominee; (d) a statement that such nominee is willing to be nominated and serve; and (e) such other information concerning such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee.

Community Shores. The Community Shores Articles provide that a shareholder of record entitled to vote in an election of directors may nominate an individual for election to the Community Shores board by providing notice in writing to the Secretary of Community Shores not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders. The notice must include: (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address, and, if known, residence address of each nominee; (c) the principal occupation or employment of each nominee; (d) the number of shares of stock of Community Shores which are beneficially owned by each nominee and by the nominating shareholder; (e) any other information concerning the nominee that must be disclosed by nominees in a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (f) the executed consent of each nominee to serve as a director of Community Shores, if elected.

Removal of Directors

ChoiceOne. The ChoiceOne Articles provide that a ChoiceOne director may be removed before the end of a term only for cause and only by vote of the holders of a majority of the shares entitled to vote at an election of directors. The ChoiceOne Bylaws provide for a director’s mandatory retirement from the board of directors at 72 years of age.

Community Shores. The Community Shores Articles provide that a Community Shores director may be removed only for cause and only by vote of the holders of a majority of the shares entitled to vote at an election of directors.

Indemnification of Directors, Officers, and Employees

ChoiceOne. The ChoiceOne Articles provide that ChoiceOne will indemnify, to the fullest extent permitted by the MBCA, directors, or executive officers of ChoiceOne against claims arising out of their service to ChoiceOne, a subsidiary of ChoiceOne, or another organization at the request of ChoiceOne or its subsidiary. The ChoiceOne Bylaws additionally provide that ChoiceOne may indemnify other persons who serve or served as a director, officer, employee, or agent of ChoiceOne or who have served at the request of ChoiceOne as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Community Shores. The Community Shores Bylaws provide that Community Shores will indemnify directors and officers of Community Shores or a subsidiary against claims arising out of their service to Community Shores, a subsidiary, or another organization at the request of Community Shores or a subsidiary, so long as the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of Community Shores or its

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shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Community Shores may choose to similarly indemnify any persons who are not directors or officers of Community Shores or a subsidiary to the extent authorized by the board of directors of Community Shores.

Shareholder Proposals

ChoiceOne. The ChoiceOne Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders by giving notice of the matter in writing to the Secretary of ChoiceOne. The notice must be delivered to or mailed to and received at the principal executive offices of ChoiceOne (a) in the case of an annual meeting, not less than 120 calendar days prior to the date corresponding to the date of ChoiceOne’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and (b) in the case of a special meeting, not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. The notice by the shareholder must include: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of ChoiceOne that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.

Community Shores. The Community Shores Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders by giving notice of the matter in writing to the Secretary of Community Shores. The notice must be delivered to or mailed to and received at the principal executive offices of Community Shores not less than 120 calendar days prior to the date of Community Shores’ proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless Community Shores did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. The notice by the shareholder must include: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of Community Shores capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.

Special Meetings of Shareholders

ChoiceOne. The ChoiceOne Bylaws provide that a special meeting of shareholders may be called by ChoiceOne’s board of directors, the Chairman of the board of directors, President, or by shareholders holding in the aggregate not less than 10% of all shares entitled to vote at the meeting. A written instrument setting forth the date and purposes of the meeting must be signed by an officer or director on behalf of the board of director, the Chairman, the President, or by holders of a sufficient number of shares and delivered to ChoiceOne’s President or Secretary.

Community Shores. The Community Shores Bylaws provide that a special meeting of shareholders may be called by a resolution of the majority of the board of directors or by the Chairman of the board. The special meetings will be held on a date fixed by the board resolution or by the Chairman.

Shareholder Action Without a Meeting

ChoiceOne. The ChoiceOne Bylaws provide that any action required or permitted to be taken at a meeting of the ChoiceOne shareholders may be taken without a meeting, without prior notice, and without a vote, if all the shareholders entitled to vote at the meeting consent in writing.

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Community Shores. The Community Shores Articles provide that any action required or permitted to be taken by shareholders of Community Shores at a meeting of Community Shores shareholders must be effected at an annual or special meeting, and may not be effected by any consent in writing.

Amendment of Articles of Incorporation and Bylaws

ChoiceOne. The ChoiceOne Articles may be amended by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote, except that certain provisions of the ChoiceOne Articles related to directors, interested party transactions, business combinations and tender or exchange offers, and amendment of the ChoiceOne Articles may be amended only by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne shares entitled to vote. The ChoiceOne Bylaws may be amended by the affirmative vote of a majority of the board of directors or by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote.

Community Shores. The Community Shores Articles may be amended by the affirmative vote of the majority of the outstanding Community Shores shares entitled to vote, except that certain provisions of the Community Shores Articles related to directors, shareholder action, and business combinations may be amended only by an affirmative vote of the holders of at least 66 2/3% of outstanding Community Shores shares entitled to vote. The Community Shores Bylaws maybe amended by the affirmative vote of the holders of a majority of the outstanding Community Shores shares entitled to vote.

Business Combination Restrictions and Other Shareholder Limitations

ChoiceOne. The ChoiceOne Articles include certain provisions related to business combinations with a person who owns 10% or more of the outstanding ChoiceOne stock or who is an affiliate who in the past two years owned 10% or more of the outstanding ChoiceOne stock. Such business combinations require approval by the affirmative vote of the holders of at least 66 2/3% of outstanding ChoiceOne stock (other than stock held by certain related persons involved in such business combination). However, approval by the affirmative vote of the holders of only a majority of outstanding ChoiceOne stock is required if the business combination has been approved by a vote of a majority of disinterested directors or if payment to shareholders in connection with the business combination is solely in cash and certain additional conditions are met.

Community Shores. The Community Shores Articles include certain provisions relating to business combinations, including mergers of Community Shores into any other entity, that require approval of such combinations by an affirmative vote of the holders of at least 66 2/3% of outstanding Community Shores stock. However, approval by the affirmative vote of the holders of only a majority of outstanding Community Shores stock is required if the business combination has been approved by the affirmative vote of at least 50% of the entire board of directors and an affirmative vote of 50% of the continuing directors, defined as a director who was either (i) elected or appointed before June 17, 2004, or (ii) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then continuing directors.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Community Shores common stock with respect to the exchange of Community Shores common stock for ChoiceOne common stock and cash pursuant to the merger. This discussion assumes that U.S. Holders hold their Community Shores common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Internal Revenue Code, Treasury Regulations, judicial decisions, and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Community Shores common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Community Shores common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Community Shores common stock that are partnerships or other pass-through entities (and persons holding their Community Shores common stock through a partnership or other pass-through entity), persons who acquired shares of Community Shores common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar, and persons holding their Community Shores common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Community Shores common stock that is for United States federal income tax purposes:

  a United States citizen or resident alien;
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
  an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Community Shores common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

ChoiceOne and Community Shores have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of ChoiceOne and Community Shores to consummate the merger are conditioned upon the receipt of an opinion from Warner Norcross + Judd LLP for its client, ChoiceOne, and an opinion from Dickinson Wright PLLC for its client, Community Shores, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by ChoiceOne and Community Shores.

Assuming that the transactions are consummated substantially in conformity with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore, the material United States federal income tax consequences of the merger are as follows:

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  no gain or loss will be recognized by ChoiceOne or Community Shores by reason of the merger;
  you will not recognize gain if you exchange your Community Shores common stock for ChoiceOne common stock, except to the extent of any cash received (see discussion below);
  you will not recognize any loss if you exchange your Community Shores common stock for ChoiceOne common stock, even if you might otherwise recognize a loss in a sale to a third party, except for any loss that may result from the receipt of cash in lieu of fractional shares of ChoiceOne common stock you would otherwise be entitled to receive;
  your aggregate tax basis in the ChoiceOne common stock that you receive in the merger will equal your aggregate tax basis in the Community Shores common stock you surrendered, decreased by the amount of cash received and increased by the amount of any gain recognized; and
  your holding period for the ChoiceOne common stock that you receive in the merger will include your holding period for the shares of Community Shores common stock that you surrender in the merger.

 Exchange of Community Shores Common Stock for Cash and ChoiceOne Common Stock

Each Community Shores shareholder will exchange all of their Community Shores common stock for (i) all ChoiceOne common shares (subject to the receipt of cash in lieu of fractional shares of ChoiceOne common stock); (ii) all cash; or (iii) a combination of ChoiceOne common stock and cash in the merger. Accordingly, Community Shores shareholders receiving ChoiceOne common stock and cash (including cash in lieu of fractional shares) will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the ChoiceOne common stock received in the merger above (b) the Community Shores shareholder’s aggregate tax basis in its Community Shores common stock surrendered in the exchange. Community Shores shareholders receiving all cash will recognize gain or loss equal to the sum of cash received in the merger less such Community Shores shareholder’s aggregate tax basis in its Community Shores common stock surrendered.

The gain recognized upon receipt of all cash or a combination of stock and cash will be capital gain unless the Community Shores shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of Community Shores’ accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a Community Shores shareholder’s receipt of cash has the effect of a distribution of a dividend, the Community Shores shareholder will be treated as if he, she or it first exchanged all of his, her or its Community Shores common stock solely in exchange for ChoiceOne common stock and then ChoiceOne immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the Community Shores shareholder if such receipt is, with respect to the Community Shores shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of ChoiceOne following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of ChoiceOne the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of ChoiceOne the shareholder owns immediately after the deemed redemption. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Community Shores shareholder’s holding period for its Community Shores common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a Community Shores shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income as defined under Section 1(h)(11) of the Code.

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Any gain treated as qualified dividend income will be taxable to individual Community Shores shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date and that the shareholder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The determination as to whether a Community Shores shareholder will recognize a capital gain or dividend income as a result of its exchange of Community Shores common stock for a combination of ChoiceOne common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each Community Shores shareholder is urged to consult such shareholder’s own tax advisor with respect to this determination.

Backup Withholding and Information Reporting

Payments of cash to a holder of Community Shores common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 24% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax on Net Investment Income

Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on “net investment income” in tax years beginning on or after January 1, 2013. Net investment income is generally the excess of dividends and capital gains with respect to the sale, exchange, or other disposition of stock over allowable deductions.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. ChoiceOne and Community Shores have not requested and do not intend to request any ruling from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of all federal, state, local and other applicable tax laws whether or not described above and the effect of any proposed changes in the tax laws.

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ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of ChoiceOne will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Community Shores will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the merger and consists of the cash consideration, the shares of ChoiceOne common stock to be issued to Community Shores shareholders, and cash in lieu of any fractional shares, exceeds the fair value of the net assets (including identifiable intangibles) of Community Shores as of the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Community Shores being included in the consolidated financial results of ChoiceOne beginning from the effective time of the merger.

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INFORMATION ABOUT COMMUNITY SHORES

Community Shores is a Michigan corporation that owns all of the outstanding shares of common stock of Community Shores Bank, a Michigan state member bank formed in 1999, with operational headquarters in Muskegon, Michigan and branches located in Muskegon, North Muskegon, Spring Lake, and Grand Haven, Michigan. Community Shores Bank offers full commercial and consumer banking services to customers in Muskegon and Ottawa counties in western Michigan.

Community Shores’ principal executive offices are located at 1030 W. Norton Avenue, Muskegon, Michigan 49441, and its telephone number at that location is (231) 780-1800.

Information about Community Shores’ Business

Community Shores was incorporated as a Michigan corporation in 1998 to serve as a bank holding company for Community Shores Bank. Community Shores Bank is a Michigan state member bank chartered in 1999, and has served since that time as a community-based financial institution with operations centered in Muskegon, Michigan. Community Shores does not conduct any material operations at the holding company level other than activities it performs for Community Shores Bank. Its primary activities are to provide assistance in the management and coordination of Community Shores Bank’s financial resources. Community Shores’ principal asset is the outstanding common stock of Community Shores Bank. Community Shores derives its revenues primarily from the operations of Community Shores Bank in the form of dividends received from Community Shores Bank.

Community Shores Bank provides a range of commercial and consumer banking services in west Michigan, primarily in Muskegon County, which includes the cities of Muskegon and North Muskegon, and northern Ottawa County, which includes the cities of Grand Haven and Spring Lake. Those services reflect the Community Shores Bank’s strategy of serving small to medium-sized businesses, and individual customers in its market area. Services for businesses include traditional business accounts and both commercial and commercial real estate loans.

Community Shores formed Community Shores Financial Services (“CS Financial”) in 2002. The primary source of revenue for CS Financial is referral fee income from a local insurance agency, Lakeshore Employee Benefits. Lakeshore Employee Benefits offers, among other things, employer-sponsored benefit plans. Community Shores Capital Trust I (“CS Trust”) was formed in December 2004. Community Shores owns all of the common securities of CS Trust, which exists solely to issue capital securities.

As a bank holding company, Community Shores is subject to supervision and regulation by the Federal Reserve Board, in accordance with the requirements set forth in the Bank Holding Company Act of 1956, as amended, and by the rules and regulations issued by the Federal Reserve Board.

As of December 31, 2019, Community Shores, on a consolidated basis, had total assets of $202.2 million, total loans of $153.5 million, total deposits of $181.5 million and shareholders’ equity of $15.0 million.

Community Shores Mortgage Company (the “Mortgage Company”) was incorporated on December 13, 2001. The Mortgage Company, a wholly owned subsidiary of Community Shores Bank, originated both commercial and residential real estate loans until its dissolution on December 31, 2019. The dissolution was acknowledged by the Federal Deposit Insurance Corporation.

In October of 2010, the Mortgage Company created a wholly-owned subsidiary named Berryfield Development, LLC (“Berryfield”). The entity’s original purpose was to oversee the development and sale of vacant lots that had been foreclosed on by the Mortgage Company. After dissolution of the Mortgage Company, Berryfield became a subsidiary of Community Shores Bank for purposes of holding certain foreclosed real estate assets until liquidation.

In December of 2004, Community Shores formed Community Shores Capital Trust I, a Delaware business trust (“the Trust”). The Trust is administered by a Delaware trust company, and two individual administrative trustees who are employees and officers of Community Shores. The Trust was established for the purpose of issuing and selling its preferred securities and common securities and used the proceeds from the sales of those securities to acquire

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subordinated debentures issued by Community Shores. A majority of the net proceeds received by Community Shores was used to pay down the outstanding balance on Community Shores’ line of credit. The remaining proceeds were used to contribute capital to Community Shores Bank as well as support the general operating expenses of Community Shores including the debt service on Community Shores’ subordinated debentures.

Products and Services

Community Shores Bank offers a broad range of deposit services, including checking accounts, savings accounts and time deposits of various types. Transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered in the area. Electronic banking services such as ACH, online bill pay, mobile banking, including mobile capture, are offered to both personal and business customers. All qualified deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Community Shores Bank solicits these accounts from individuals, businesses, schools, associations, churches, nonprofit organizations, financial institutions and government authorities. Community Shores Bank also uses alternative funding sources as needed, including advances from the Federal Home Loan Bank and obtaining deposits through an internet deposit listing service. Additionally, Community Shores Bank makes available mutual funds and annuities, which are not FDIC insured, through an alliance with LPL Financial, LLC (LPL).

Real Estate Loans. Community Shores Bank originates residential mortgage loans, which are generally long-term with either fixed or variable interest rates. The general operating policy, which is subject to review by management due to changing market and economic conditions and other factors, is to sell a majority of the fixed rate residential real estate loans originated. Generally loan sales are on a servicing-released basis in the secondary market, regardless of term or product. Community Shores Bank, based on its lending guidelines, may elect to underwrite and retain certain mortgages in its portfolio. Community Shores Bank also offers fixed rate home equity loans and variable rate home equity lines of credit, which are usually retained in its portfolio.

Personal Loans and Lines of Credit. Community Shores Bank makes personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, home improvements and personal investments. Community Shores Bank’s current policy is to retain substantially all of these loans in its portfolio.

Commercial and Commercial Real Estate Loans. Commercial loans are made primarily to small and mid-sized businesses. These loans are and will be both secured and unsecured and are made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. Community Shores Bank considers borrower’s business operations as the principal source of repayment, but will also receive, when appropriate, liens on real estate, security interests in inventory, accounts receivable and other personal property or personal guarantees.

Community Shores Bank has established relationships with other independent financial institutions to provide other services requested by Community Shores Bank’s customers, and loan participations where the requested loan amounts exceed Community Shores Bank’s policies or legal lending limits.

Competition

Community Shores’ primary market area is Muskegon County and Northern Ottawa County, Michigan. Northern Ottawa County primarily consists of the cities of Grand Haven, Ferrysburg, Spring Lake and the townships surrounding these areas. There are a number of banks, thrifts and credit union offices located in Community Shores’ market area. Most are branches of larger financial institutions with the exception of some credit unions. Competition with Community Shores also comes from other areas such as finance companies, insurance companies, mortgage companies, brokerage firms and other providers of financial services. Most of Community Shores’ competitors have been in business a number of years longer than Community Shores and, for the most part, have established customer bases. Community Shores competes with these older institutions, through its ability to provide quality customer service, along with competitive products and services.

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Loan Portfolio Quality

Community Shores Bank hires an independent accounting firm to help management monitor and validate their ongoing assessment of the credit quality of Community Shores Bank’s loan portfolio. The independent firm accomplishes this through a sampling of loans in the portfolio. The 2019 assessment included a sampling of loans from the commercial, commercial real estate, consumer and mortgage portfolios. The independent accounting firm also evaluates the loan underwriting, loan approval, loan monitoring, loan documentation, and problem loan administration practices of Community Shores Bank. For 2019, the loan review occurred in the fourth quarter.

Community Shores Bank has a comprehensive loan grading system for commercial and commercial real estate loans. Administered as part of the loan review program, all commercial and commercial real estate loans are graded on a nine-grade rating system utilizing a standardized grade paradigm that analyzes several critical factors, such as cash flow, management and collateral coverage. The loans are graded at inception, renewal and at various other intervals. All commercial and commercial real estate loan relationships exceeding $500,000 are formally reviewed at least annually. Watch list credits exceeding $100,000 are formally reviewed quarterly.

Investments

Bank Holding Company Investments. The principal investments of Community Shores are the investments in the common stock of Community Shores Bank and the common securities of the Trust. Other funds of Community Shores may be invested from time to time in various debt instruments.

Community Shores Bank’s Investments. Community Shores Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, Community Shores Bank is prohibited from investing in equity securities. Among the equity investments permitted for Community Shores Bank under various conditions and subject in some instances to amount limitations, are shares of a subsidiary insurance agency, mortgage company, real estate company, or Michigan business and industrial development company. Under another such exception, in certain circumstances and with prior notice to or approval of the FDIC, Community Shores Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in the acquisition and development of real property for sale, or the improvement of real property by construction or rehabilitation of residential or commercial units for sale or lease. Real estate acquired by Community Shores Bank in satisfaction of or foreclosure upon loans may be held by Community Shores Bank for specified periods. Community Shores Bank is also permitted to invest in such real estate as is necessary for the convenient transaction of its business. Community Shores Bank’s board of directors may alter Community Shores Bank’s investment policy without shareholder approval at any time.

Environmental Matters

Community Shores does not believe that existing environmental regulations will have any material effect upon the capital expenditures, earnings and competitive position of Community Shores.

Employees

As of December 31, 2019, Community Shores Bank had 50 full-time and 17 part-time employees. No Community Shores Bank employees are represented by collective bargaining agents.

Information about Community Shores’ Securities

Community Shores’ common stock trades on the OTC Pink Market under the symbol CSHB. Over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown, or commission and may not necessarily represent actual transactions. At the close of business on the record date for the special meeting, Community Shores had 4,131,664 shares of common stock issued and outstanding.

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Beneficial Ownership of Community Shores Common Stock by Management and Principal Shareholders of Community Shores

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Except as otherwise indicated, Community Shores believes the beneficial owners of Community Shores common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The following table presents information regarding the beneficial ownership of Community Shores common stock by each person known to us to beneficially own more than 5% of Community Shores' outstanding shares of common stock as of March 11, 2020.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percentage of Class Beneficially Owned

Bruce J. Essex, Jr., Trustee of the Bruce J. Essex, Jr. 2016 Revocable Trust u/a/d January 11, 2016. 111 W. Western Avenue Muskegon, Michigan 49442(1)	994,531	24.2%

Bruce J. Essex 111 W. Western Avenue Muskegon, Michigan 49442(2)	834,046	20.3%

Robert L. Chandonnet 2925 Lincoln Street, Norton Shores, MI 49441(3)	994,531	15.0%

(1)	This information is based on a Schedule 13D filed by Bruce J. Essex, Jr. and the Bruce J. Essex, Jr. 2016 Revocable Trust (the “Trust”) on April 7, 2016 and subsequently confirmed with Mr. Essex. The Schedule 13D discloses that Mr. Essex, Jr. and, the Trust, of which Bruce J. Essex, Jr. is the sole trustee, have shared voting and dispositive power for 994,531 shares. Mr. Essex, Jr.’s father, Bruce J. Essex, is a member of Community Shores' board of directors.

(2)	This information is based on a Schedule 13D filed by Bruce J. Essex, who is a member of Community Shores' board of directors, on April 7, 2016 and subsequently confirmed with Mr. Essex. The Schedule 13D discloses that Mr. Essex has sole voting and dispositive power for 810,697 of these shares, and shared voting and dispositive power for 21,349 of these shares. This total includes 2,000 shares of restricted stock that were awarded to Mr. Essex on December 20, 2016, which will vest upon consummation of the merger. Mr. Essex does not obtain voting or dispositive power over the shares until they have vested.

(3)	This information is based on a Schedule 13G filed by Robert L. Chandonnet, who is a member of Community Shores' board of directors, on February 14, 2017 and subsequently confirmed with Mr. Chandonnet. Mr. Chandonnet confirmed sole voting and dispositive power for 616,921 shares, which includes 2,000 shares of restricted stock that were awarded to Mr. Chandonnet on December 20, 2016, which will vest upon consummation of the merger.

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The following table presents information regarding the beneficial ownership of Community Shores' common stock, as of March 11, 2020, by each of Community Shores' directors and all of Community Shores' directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)	Percentage of Class Beneficially Owned(5)

Stanley L. Boelkins	6,690	*
Gary F. Bogner	148,899	3.6%
Heather D. Brolick	32,737(2)	*
Robert L. Chandonnet	618,921	15.0%
Garth D. Deur	0	*
Bruce J. Essex	834,046(3)	20.2%
Julie K. Greene	5,275	*
All directors and executive officers as a group (8 persons)	1,652,717(4)	40.0%

*	Less than one percent.
(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. This total includes 2,000 shares of restricted stock that were awarded to each of Community Shores' non-employee directors -- Ms. Greene and Messers. Boelkins, Bogner, Chandonnet and Essex -- on December 20, 2016 and that will vest upon closing of the merger. The aforementioned persons do not obtain voting or dispositive power over the shares until they have vested.
(2)	Includes 9,410 shares that Ms. Brolick owns under Community Shores Bank’s 401(k) plan.
(3)	Includes 2,108 shares owned by Mr. Essex’s spouse.
(4)	Includes 15,267 shares that such persons own under Community Shores Bank’s 401(k) plan.
(5)	The percentages shown are based on the 4,131,664 shares of Community Shores' common stock outstanding as of March 11, 2020, which includes 15,000 shares of restricted stock that will vest upon closing of the merger.

LEGAL MATTERS

The validity of the shares of ChoiceOne common stock to be issued pursuant to the merger will be passed upon by Warner Norcross + Judd LLP, 1500 Warner Building, 150 Ottawa Avenue NW, Grand Rapids, Michigan 49503. The material U.S. federal income tax consequences relating to the merger will be passed upon for ChoiceOne by Warner Norcross + Judd LLP and for Community Shores by Dickinson Wright PLLC, 350 S. Main Street, Suite 300, Ann Arbor, Michigan 48104.

EXPERTS

The consolidated financial statements of ChoiceOne as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, each appearing in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Plante & Moran, PLLC, an independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2019, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

If the merger is completed, the Community Shores shareholders receiving stock consideration will become shareholders of ChoiceOne. A ChoiceOne shareholder seeking to present a proposal at a ChoiceOne annual meeting of shareholders must provide notice to the Secretary of ChoiceOne not less than 120 calendar days prior to the date

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corresponding to the date of ChoiceOne’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be provided not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. A ChoiceOne shareholder seeking to include a proposal in ChoiceOne’s proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to ChoiceOne in accordance with the rules and regulations of the Securities Exchange Act of 1934. With respect to ChoiceOne’s 2021 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in ChoiceOne’s proxy statement and form of proxy relating to the meeting is December 18, 2020.

A ChoiceOne shareholder seeking to nominate an individual for election as a ChoiceOne director must provide notice to the Secretary of ChoiceOne not less than 120 days prior to the date of the election meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting.

Community Shores does not currently anticipate holding an annual meeting of shareholders in 2020. A summary of how a Community Shores shareholder may nominate an individual for election as a director or propose a shareholder action at a meeting of the Community Shores shareholders is provided in the section entitled “Comparison of Rights of Shareholders” beginning on page 70.

OTHER MATTERS PRESENTED AT THE SPECIAL MEETING

As of the date of this proxy statement and prospectus, the Community Shores board of directors does not know of any matters that will be presented for consideration at the special meeting, other than as described in this proxy statement and prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and are voted upon, the form of proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy and the persons named in the form of proxy and acting thereunder will vote in accordance with their discretion on such matters.

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WHERE YOU CAN FIND MORE INFORMATION

ChoiceOne files annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. ChoiceOne files such reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that ChoiceOne files with the SEC is also available at its website, www.choiceone.com. Information included on ChoiceOne’s website is not incorporated by reference into this proxy statement and prospectus.

You can obtain any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, electronically at the SEC’s website above. In addition, ChoiceOne will provide you with copies of any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, upon written or oral request to: ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345, Attn: Thomas L. Lampen, phone number: (616) 887-7366.

Community Shores does not file reports or other information with the SEC. If you would like to request documents from Community Shores, please send a request in writing or by telephone to Community Shores at the following address or phone number:

Community Shores Bank Corporation

1030 Norton Avenue

Muskegon, Michigan 49441

(231) 780-1845

Attention: Tracey A. Welsh

To receive timely delivery of these documents in advance of the special meeting, you must make your request by June 10, 2020.

You should rely only on the information contained in or incorporated by reference into this proxy statement and prospectus. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this proxy statement and prospectus. The information contained in this proxy statement and prospectus speaks only as of the date of this proxy statement and prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than the date of this proxy statement and prospectus, and neither the delivery of this proxy statement and prospectus to you nor the issuance of ChoiceOne common stock under it shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement and prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement and prospectus does not extend to you.

This document contains a description of the representations and warranties that each of ChoiceOne and Community Shores made to the other in the merger agreement. Representations and warranties made by ChoiceOne, Community Shores, and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding ChoiceOne, Community Shores, or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by ChoiceOne with the SEC are incorporated by reference into this proxy statement and prospectus. You should carefully read and consider all of these documents before making an investment decision.

(a)     The description of ChoiceOne Financial Services, Inc. common stock contained in Exhibit 4.2 to ChoiceOne’s annual report on Form 10-K for the fiscal year ended December 31, 2019, including any further amendment or report filed hereafter for the purpose of updating such description.

(b)    ChoiceOne’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

(c)     ChoiceOne’s definitive Proxy Statement on Schedule 14A for its 2020 annual meeting of shareholders, filed April 16, 2020.

(d)     ChoiceOne’s Current Reports on Form 8-K filed January 6, 2020 and February 4, 2020 (other than any portions of the documents deemed to be furnished and not filed).

ChoiceOne also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement and prospectus and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed). Such documents are considered to be a part of this proxy statement and prospectus, effective as of the date such documents are filed.

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ANNEX A

The Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY SHORES BANK CORPORATION

AND

CHOICEONE FINANCIAL SERVICES, INC.

Dated as of January 3, 2020

Table of Contents

ARTICLE I THE MERGER	A-1
1.1 Merger	A-1
1.2 The Closing	A-1
1.3 Effective Time of Merger	A-2
1.4 Additional Actions	A-2
1.5 Surviving Corporation	A-2
1.6 Reservation of Right to Revise Structure	A-2
ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK	A-3
2.1 Conversion of Shares	A-3
2.2 Adjustments to Merger Consideration	A-5
2.3 Surrender of Shares	A-6
2.4 Distributions with Respect to Unexchanged Shares	A-6
2.5 Termination of Exchange Fund	A-7
2.6 No Further Ownership Rights in Company Common Stock	A-7
2.7 No Fractional Shares	A-7
2.8 No Liability	A-7
2.9 Lost, Stolen or Destroyed Certificates	A-7
2.10 Withholding Rights	A-8
2.11 Investment of Exchange Fund	A-8
2.12 Adjustments	A-8
2.13 Upset Provision	A-8
2.14 Dissenting Shares	A-9
ARTICLE III COMPANY'S REPRESENTATIONS AND WARRANTIES	A-9
3.1 Authorization, No Conflicts, Etc	A-9
3.2 Organization and Good Standing	A-10
3.3 Subsidiaries	A-10
3.4 Capital Stock	A-11
3.5 Financial Statements	A-11
3.6 Absence of Undisclosed Liabilities	A-12
3.7 Absence of Certain Changes or Events	A-12
3.8 Legal Proceedings	A-12
3.9 Regulatory Filings	A-12
3.10 No Indemnification Claims	A-12
3.11 Conduct of Business	A-12
3.12 Agreements With Bank Regulators	A-13
3.13 Tax Matters	A-13
3.14 Properties	A-14
3.15 Intellectual Property	A-15
3.16 Required Licenses, Permits, Etc	A-15
3.17 Material Contracts and Change of Control	A-16
3.18 Labor and Employment Matters	A-17
3.19 Employee Benefits	A-18
3.20 Environmental Matters	A-20
3.21 Investment Bankers and Brokers	A-20
3.22 Fairness Opinion	A-20
3.23 Company-Related Persons	A-20
3.24 Change in Business Relationships	A-21
3.25 Insurance	A-21
3.26 Books and Records	A-21
3.27 Loan Guarantees	A-21
3.28 Data Security and Customer Privacy	A-21

A-ii

3.29 Allowance for Loan and Lease Losses	A-21
3.30 Loans and Investments	A-22
3.31 Loan Origination and Servicing	A-22
3.32 Securities Laws Matters	A-22
3.33 Joint Ventures; Strategic Alliances	A-22
3.34 Policies and Procedures	A-22
3.35 Shareholder Rights Plan; Takeover Laws	A-22
3.36 No Other Representations and Warranties	A-22
ARTICLE IV PURCHASER'S REPRESENTATIONS AND WARRANTIES	A-22
4.1 Authorization, No Conflicts, Etc	A-23
4.2 Organization and Good Standing	A-23
4.3 Subsidiaries	A-24
4.4 Capital Stock	A-24
4.5 Financial Statements	A-25
4.6 Legal Proceedings	A-25
4.7 Regulatory Filings	A-25
4.8 Agreements With Bank Regulators	A-25
4.9 Investment Bankers and Brokers	A-25
4.10 Sufficient Funds	A-26
4.11 Required License; Permits, Etc.	A-26
4.12 No Other Representations and Warranties	A-26
ARTICLE V COVENANTS	A-26
5.1 Conduct of Business by Company	A-26
5.2 Conduct of Business by Purchaser	A-30
5.3 No Solicitation by Company	A-30
5.4 Preparation of Proxy Statement and Registration Statement; Shareholder Meeting	A-33
5.5 Regulatory Matters and Approvals	A-33
5.6 Governance Matters	A-34
5.7 Press Releases and Public Announcement	A-34
5.8 Access to Information	A-35
5.9 Indemnification and Insurance	A-35
5.10 Takeover Laws	A-36
5.11 Section 16 Matters	A-36
5.12 Securityholder Litigation	A-36
5.13 Tax-Free Reorganization Treatment	A-37
5.14 Dividends	A-37
5.15 Expenses	A-37
5.16 Fairness Opinion	A-37
5.17 Employee Matters	A-37
5.18 Closing Balance Sheets	A-38
5.19 Card Agreement	A-39
5.20 Stock Exchange Listing	A-39
5.21 Transaction Documents	A-39
5.22 Section 280G Mitigation	A-39
5.23 Financial Statements	A-40
5.24 Allowance for Loan Losses	A-40
5.25 Trust Preferred Securities	A-40
ARTICLE VI CLOSING CONDITIONS	A-40
6.1 Conditions to Each Party's Obligation to Effect the Merger	A-40
6.2 Conditions to Company's Obligation to Effect the Merger	A-41
6.3 Conditions to Purchaser's Obligation to Effect the Merger	A-41

A-iii

ARTICLE VII TERMINATION	A-42
7.1 Termination of Plan of Merger	A-42
7.2 Effect of Termination	A-44
ARTICLE VIII CERTAIN DEFINITIONS	A-45
ARTICLE IX MISCELLANEOUS	A-51
9.1 No Third-Party Beneficiaries	A-51
9.2 Specific Performance	A-52
9.3 Entire Agreement	A-52
9.4 Succession and Assignment	A-52
9.5 Construction	A-52
9.6 Exclusive Jurisdiction	A-52
9.7 Waiver of Jury Trial	A-52
9.8 Notices	A-52
9.9 Governing Law	A-53
9.10 Counterparts	A-53
9.11 Headings	A-53
9.12 Calculation of Dates and Deadlines	A-53
9.13 Severability	A-53
9.14 Non-Survival of Representations, Warranties and Agreements	A-53
9.15 Amendments	A-54

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Plan of Merger") is made as of January 3, 2020, by and between COMMUNITY SHORES BANK CORPORATION, a Michigan corporation ("Company"), and CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("Purchaser").

PRELIMINARY STATEMENT

1.      The respective Boards of Directors of each of Company and Purchaser have determined to engage in a merger of Company with and into Purchaser (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA") and any other applicable Law; and

2.      The Purchaser Board of Directors has unanimously (a) approved the Merger in accordance with the terms of this Plan of Merger and Purchaser's articles of incorporation, the MBCA any other applicable Law, (b) determined that the terms of this Plan of Merger are fair to and in the best interests of Purchaser and Purchaser's shareholders, and (c) adopted this Plan of Merger and authorized the transactions contemplated by it; and

3.      The Company Board of Directors has unanimously (a) approved the Merger in accordance with the terms of this Plan of Merger and Company's articles of incorporation, the MBCA any other applicable Law, (b) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (c) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the Company Shareholders of this Plan of Merger; and

4.      For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be, and is adopted as, a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes; and

5.      All of the members of the Company Board of Directors and certain other shareholders have executed and delivered to Purchaser a voting agreement in their capacity as Company Shareholders substantially in the form attached as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Purchaser agree as follows:

ARTICLE I
THE MERGER

1.1     Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company will be merged with and into Purchaser and the separate corporate existence of Company will cease. Company and Purchaser are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations will become a single corporation, which corporation will be Purchaser (sometimes referred to as the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation will be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, will vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser will continue unaffected and uninterrupted by the Merger and will accrue to the Surviving Corporation, and (c) all assets and liabilities of Company and Purchaser will become the assets and liabilities of the Surviving Corporation.

1.2      The Closing. Company and Purchaser will consummate the Merger (the "Closing") (a) at the offices of Warner Norcross + Judd LLP, 1500 Warner Building, 150 Ottawa Ave NW, Grand Rapids, Michigan

A-1

49503, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser, which will be no later than five Business Days immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date").

1.3      Effective Time of Merger. On the Closing Date, Company and Purchaser will each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party will take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger will be as of the time and date when the Merger becomes effective upon the filing of the Certificate of Merger with the Corporations, Securities & Commercial Licensing Bureau (Corporations Division) of the Michigan Department of Licensing and Regulatory Affairs or at such later time or date as the parties may mutually determine and specify in the Certificate of Merger. Company and Purchaser agree that, if requested by Purchaser, the Effective Time will occur on either the last day of the month in which, or the first day of the month after which, the Closing occurs.

1.4      Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser hereby grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney will only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation will be fully authorized in the name of Company and Purchaser to take any and all such actions and execute all such instruments and documents contemplated by this Plan of Merger.

1.5      Surviving Corporation. At the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1      Name. The name of the Surviving Corporation will be "ChoiceOne Financial Services, Inc.."

1.5.2      Articles of Incorporation. The articles of incorporation of the Surviving Corporation will be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time.

1.5.3      Bylaws. The bylaws of the Surviving Corporation will be the bylaws of Purchaser as in effect immediately prior to the Effective Time.

1.5.4      Officers. The officers of the Surviving Corporation will be the officers of Purchaser immediately before the Effective Time.

1.5.5      Directors. The directors of the Surviving Corporation will be the directors of Purchaser immediately before the Effective Time.

1.6      Reservation of Right to Revise Structure. At Purchaser's election, the Merger may alternatively be structured so that (a) Company is merged with and into a direct or indirect wholly-owned Subsidiary of Purchaser or (b) any direct or indirect wholly-owned Subsidiary of Purchaser is merged with and into Company; provided, however, that no such change will (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.7 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively

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affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK

2.1      Conversion of Shares. As of the Effective Time:

2.1.1      Conversion of Company Common Stock. Except as otherwise provided in this Article II, each share of Company Common Stock outstanding immediately before the Effective Time will, without any action on the part of any shareholder, be converted automatically into the right to receive the Merger Consideration. For purposes of this Plan of Merger, "Merger Consideration" means the right to receive, for each share of Company Common Stock, (a) an amount of cash equal to $5.00 (the "Cash Consideration Per Share"); or (b) 0.17162 shares of Purchaser Common Stock (the "Stock Consideration Per Share"), in each case subject to the adjustments set forth in this Article II. No interest will accrue or be payable with respect to the Merger Consideration.

2.1.2      No Conversion of Purchaser's Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time will, without any action on the part of Purchaser or any Purchaser shareholder, continue as one share of the common stock of the Surviving Corporation. Outstanding certificates representing shares of Purchaser Common Stock will be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

2.1.3      Stock Held by Purchaser. Each share of Company Common Stock, if any, held by Purchaser or any of its Subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Purchaser or any of its Subsidiaries ("Excluded Shares") immediately before the Effective Time will automatically be canceled and no consideration will be payable with respect to any such share. Excluded Shares will not include Trust Account Shares or DPC Shares.

2.1.4      Company Common Stock No Longer Issued and Outstanding. Each share of Company Common Stock issued and outstanding immediately before the Effective Time will, as of the Effective Time, no longer be issued and outstanding and each Certificate or Book-Entry Share previously representing such shares of Company Common Stock will thereafter represent only the right to receive the Merger Consideration, together with any dividends and other distributions payable as provided in Section 2.4, but subject to payment of cash in lieu of fractional shares as provided in Section 2.7, and subject further to the fact that, until such time as Certificates or Book-Entry Shares representing Company Common Stock are exchanged for shares of Purchaser Common Stock in book-entry form as provided in this Article II, the shares of Purchaser Common Stock into which such Certificates or Book-Entry Shares representing Company Common Stock may be converted will have no voting rights with respect to any matters submitted to the shareholders of the Surviving Corporation after the Effective Time.

2.1.5      Election of Merger Consideration. Subject to the election restrictions set forth below, holders of Company Common Stock may elect to receive the Stock Consideration Per Share or the Cash Consideration Per Share in exchange for each share of Company Common Stock. The total number of shares of Company Common Stock to be converted into the Stock Consideration Per Share will equal not less than 50% and not more than 75% of the total outstanding shares of Company Common Stock as of the Effective Time. All shares of Company Common Stock not exchanged for the Stock Consideration Per Share will be exchanged for the Cash Consideration Per Share.

2.1.6      Election Form. An election form, in such form as Purchaser and Company mutually agree ("Election Form"), will be included in and sent with the Proxy Statement, which will be mailed to each holder of record of Company Common Stock entitled to vote at the Company Shareholder Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:

2.1.6.1    to specify the number of shares of Company Common Stock owned by such holder with respect to which the holder desires to receive the Cash Consideration Per Share (a "Cash Election") in accordance with the provisions of this Plan of Merger;

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2.1.6.2    to specify the number of shares of Company Common Stock owned by such holder with respect to which such holder desires to receive the Stock Consideration Per Share (a "Stock Election") in accordance with the provisions of this Plan of Merger; or

2.1.6.3    to indicate that such record holder has no preference as to the receipt of Stock Consideration Per Share or Cash Consideration Per Share for such shares (a "Non-Election").

Any shares of Company Common Stock with respect to which the holder thereof has not, as of the Election Deadline, made an election by submission to Company of an effective, properly completed Election Form will be deemed Non-Election shares.

Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all of the shares of Company Common Stock held by each representative for a particular beneficial owner.

2.1.7      Election Deadline. The term "Election Deadline" means the same deadline as for the return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the Company Shareholder Meeting. An election will have been properly made only if Company has actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, Purchaser and the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Purchaser or the Exchange Agent regarding such matters will be binding and conclusive. None of Company, Purchaser nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form. Each holder of Company Common Stock will have the right to change the holder's election at any time before the Election Deadline by submitting a new Election Form to Company.

2.1.8      Exchange Schedule. On the Election Deadline, Company will deliver to Purchaser a schedule setting forth whether each share of Company Common Stock, listed by Certificate or Book-Entry Share number, is Cash Election, Stock Election, or Non-Election. Within five Business Days after receipt of such schedule, Purchaser and Exchange Agent will prepare a schedule (the "Exchange Schedule") calculating the amount of Cash Consideration Per Share and Stock Consideration Per Share that each Company Shareholder will be entitled to receive pursuant to the provisions of this Article II. Such Exchange Schedule will be delivered to Company for review. Company will have three Business Days following receipt thereof to provide Purchaser and Exchange Agent with any objections, comments or questions concerning the Exchange Schedule.

2.1.9      Stock Election and Cash Election Numbers. The "Stock Election Number" means the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made. The "Cash Election Number" means the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made.

2.1.10      Stock Election In Excess of 75%. If the Stock Election Number exceeds 75% of the total outstanding shares of Company Common Stock, then, in the order set forth below:

2.1.10.1 All Non-Election shares of each holder of Company Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of Company Common Stock receiving the Stock Consideration Per Share to 75% of the total outstanding shares of Company Common Stock (allocated on a pro-rata basis) will be converted into the right to receive the Cash Consideration Per Share; and

2.1.10.2 To the extent that the aggregate number of shares of Company Common Stock that are to be allocated the Stock Consideration Per Share after the conversion of Non-Election shares described in Section 2.1.10.1 still exceeds 75% of the total outstanding shares of Company Common Stock, then the Stock Election shares of each holder of Company Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of Company Common Stock electing the Stock Consideration Per Share equals 75% of the total outstanding shares of Company Common Stock. Such adjustment (the "Adjusted Stock Election") will be determined

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as follows: the number of Adjusted Stock Election shares that each holder of Company Common Stock who properly elected the Stock Consideration Per Share will be deemed to hold will equal the product obtained by multiplying (a) the number of Stock Election shares held by such holder by (b) a fraction, the numerator of which is equal to 75% of the total outstanding shares of Company Common Stock and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares will then be converted into the right to receive the Stock Consideration Per Share. The remaining number of such holder's Stock Election shares will be converted into the right to receive the Cash Consideration Per Share.

2.1.11      Stock Elections Below 50%. If the Stock Election Number is less than 50% of the total outstanding shares of Company Common Stock, then, in the order set forth below:

2.1.11.1 All Non-Election shares of each holder of Company Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of Company Common Stock receiving the Cash Consideration Per Share to 50% of the total outstanding shares of Company Common Stock (allocated on a pro-rata basis) will be converted into the right to receive the Stock Consideration Per Share; and

2.1.11.2 To the extent that the aggregate number of shares of Company Common Stock that are to be allocated the Stock Consideration Per Share after the conversion of Non-Election shares described in Section 2.1.11.1 still is less than 50% of the total outstanding shares of Company Common Stock, then the Cash Election shares of each holder of Company Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of Company Common Stock converting to the Stock Consideration Per Share equals 50% of the total outstanding shares of Company Common Stock. Such adjustment (the "Adjusted Cash Election") will be determined as follows: the number of Adjusted Cash Election shares that each holder of Company Common Stock who properly elected the Cash Consideration Per Share will be deemed to hold will equal the product obtained by multiplying (a) the number of Cash Election shares held by such holder by (b) a fraction, the numerator of which is equal to 50% of the total outstanding shares of Company Common Stock and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares will then be converted into the right to receive the Cash Consideration Per Share. The remaining number of such holder's Cash Election shares will be converted into the right to receive the Stock Consideration Per Share.

2.1.12      Stock Elections Between 50% and 75%.If the Stock Election Number is not less than 50% and not more than 75% of the total outstanding shares of Company Common Stock, then all Non-Election shares of each holder of Company Common Stock or, if less than all, such number of Non-Election shares as necessary to increase the aggregate number of shares of Company Common Stock receiving the Stock Consideration Per Share to 75% of the total outstanding shares of Company Common Stock (allocated on a pro-rata basis) will be converted into the right to receive the Stock Consideration Per Share, and any remaining Non-Election shares will be converted into the right to receive the Cash Consideration Per Share.

2.2      Adjustments to Merger Consideration.

2.2.1      Adjustments Generally. For the purposes of this Section 2.2, "Aggregate Merger Consideration" means (i) $5.00, multiplied by (ii) the Outstanding Company Shares. At the Effective Time, the Aggregate Merger Consideration will be reduced as follows:

(a)       Shareholders' Equity. If, as of the Final Statement Date, the Consolidated Shareholders' Equity is less than $14,800,000, the Aggregate Merger Consideration will be reduced by an amount equal to (i) $14,800,000 minus (ii) the Consolidated Shareholders' Equity as of the Final Statement Date.

(b)       Termination Fee. The Aggregate Merger Consideration will be reduced by the amount of the Card Agreement Termination Fee, if any.

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2.2.2      In the event that the Aggregate Merger Consideration is reduced pursuant to Section 2.2.1, (a) the Cash Consideration Per Share shall be reduced to an amount equal to (i) the reduced Aggregate Merger Consideration, divided by (ii) the Outstanding Company Shares (the "Adjusted Cash Consideration Per Share") and (b) the Stock Consideration Per Share shall be reduced to an amount equal to (i) the Adjusted Cash Consideration Per Share, divided by (ii) $29.13 (the "Adjusted Stock Consideration Per Share"). "Outstanding Company Shares" means 4,131,664. The Adjusted Cash Consideration Per Share and the Adjusted Stock Consideration Per Share, as further adjusted as provided elsewhere in this Article II, if applicable, will become the Cash Consideration Per Share and Stock Consideration Per Share for all purposes under this Plan of Merger.

2.3      Surrender of Shares.

2.3.1      Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Purchaser will deposit with Continental Stock Transfer & Trust Company or such other bank or trust company designated by Purchaser and reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Purchaser Common Stock and cash sufficient to make payments of the Stock Consideration Per Share, Cash Consideration Per Share and cash in lieu of fractional shares to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the "Exchange Fund."

2.3.2      Exchange Procedure. As soon as reasonably practicable after the Effective Time, Purchaser will cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares will be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1 based on the Stock Consideration Per Share, (b) cash to which such holder is entitled pursuant to Section 2.1 based on the Cash Consideration Per Share, (c) cash in lieu of any fractional shares payable pursuant to Section 2.7, and (d) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered will be canceled.

In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if certificates or other documentation are presented and are properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

2.4      Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Purchaser Common Stock will be paid to any such holder pursuant to Section 2.7, until the holder of such Certificate or Book-Entry Share

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will have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there will be paid to the record holder of whole shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Common Stock.

2.5      Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II will thereafter look only to Purchaser for, and Purchaser will remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, in accordance with this Article II.

2.6      No Further Ownership Rights in Company Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company will be closed, and there will be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares will cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.7      No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser will be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) will receive, in lieu of such fraction of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fraction of a share of Purchaser Common Stock (rounded to the nearest one thousandth of a share) multiplied by (b) the volume weighted average closing price per share of Purchaser Common Stock on the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) as reported by Bloomberg L.P. for the five (5) most recent trading days, ending on and including the Business Day immediately before the date on which the Effective Time occurs, on which shares of Purchaser Common Stock were actually traded.

2.8      No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, the Surviving Corporation nor the Exchange Agent will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

2.9      Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate.

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Purchaser or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Purchaser or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Purchaser or the Exchange Agent with respect to such Certificate.

2.10       Withholding Rights. Purchaser will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts will be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.11       Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Purchaser from time to time provided that no gain or loss thereon will affect the amounts payable or the timing of the amounts payable to Company Shareholders pursuant to this Article II. The Exchange Fund will not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments will be for Purchaser's account.

2.12       Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Merger Consideration will be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.12, no adjustment will be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any director, employee or Affiliate stock option plans of Purchaser or its Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Purchaser or any of its Subsidiaries pursuant to any stock option or other compensation or benefit plans of Purchaser, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation, or in connection with any offering or issuance of shares pursuant to which Purchaser receives cash or other consideration in exchange for the shares issued. Nothing in this Section 2.12 will authorize any transaction that is prohibited by any other provision of this Plan of Merger.

2.13       Upset Provision. The "Upset Condition" will have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Final Purchaser Price is less than $23.30; and (b) the number determined by dividing the Final Purchaser Price by $29.13 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by 686.39. The "Final Purchaser Price" means the 20-day average closing price of Purchaser Common Stock ending on the fifth Business Day prior to the date of Closing in transactions reported on the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) (the "Pricing Period"), excluding the two highest and two lowest prices during the Pricing Period. The "Final Index Price" means the closing price of the SNL Micro Cap Bank index on the last day of the Pricing Period.

2.13.1      If the Upset Condition exists as of the last day of the Pricing Period, Company will have the right, exercisable at any time prior to 5:00 p.m., Michigan time on the second Business Day after the last day of the Pricing Period (the "Exercise Period") to (a) proceed with the Merger on the basis of the Merger Consideration as set forth in Section 2.1, subject to applicable adjustments, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser during the Exercise Period; or (b) request, by delivering to Purchaser within the Exercise Period written notice to such effect (an "Increase Notice"), that Purchaser adjust the Stock Consideration Per Share by increasing the fixed exchange ratio

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to provide a per share value of at least $4.00 per share of share of Company Common Stock (the "Upset-Adjusted Stock Consideration Per Share").

2.13.2      If the Upset Condition occurs and Purchaser receives an Increase Notice, Purchaser will either accept or decline the Upset-Adjusted Stock Consideration Per Share by delivering written notice of its decision to Company at or before 5:00 p.m., Michigan time on the second Business Day after receipt of the Increase Notice (the "Acceptance Period"). If Purchaser accepts the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, this Plan of Merger will remain in effect in accordance with its terms except the Stock Consideration Per Share will be equal to the Upset-Adjusted Stock Consideration Per Share. If Purchaser declines the Upset-Adjusted Stock Consideration Per Share or fails to deliver written notice of its decision to accept or decline the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, the Merger will be abandoned and this Plan of Merger will thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m., Michigan time on the Business Day following the expiration of the Acceptance Period; provided, that if Purchaser so declines the Upset-Adjusted Stock Consideration Per Share or fails to deliver written notice of its decision to accept or decline the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 p.m., Michigan time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Merger Consideration as set forth in Section 2.1, subject to applicable adjustments, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger will be deemed to have occurred, this Plan of Merger will remain in effect in accordance with its terms, and the Closing will thereafter occur, in accordance with the terms of this Plan of Merger.

2.14       Dissenting Shares. Notwithstanding anything to the contrary in this Plan of Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Company Shareholder who has not voted in favor of approval of this Plan of Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such share pursuant to, and complies in all respects with, the provisions of the MBCA with respect thereto, will not be converted into the right to receive any portion of the Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the MBCA, unless and until the holder of any such share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the MBCA, in which case such share will thereupon be deemed, as of the Effective Time, to have been converted into the right to receive the Merger Consideration in accordance with this Plan of Merger. Any shares of Company Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or not perfected, are referred to herein as "Dissenting Shares". Company will give Purchaser prompt notice and a copy of any Company Shareholder's demand for dissenters' rights and of any request to withdraw a demand for dissenters' rights. Company and Purchaser will jointly direct all negotiations and proceedings with respect to such demands and requests. Except with the prior written consent of Purchaser or except as required by applicable Law, Company will not make any payment with respect to any such demands or requests and will not settle (or offer to settle) any such demands, or requests or approve any withdrawal of the same.

ARTICLE III
COMPANY'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the disclosure letter delivered by Company to Purchaser prior to or concurrently with the execution of this Plan of Merger (the "Company Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of Company contained in this Article III or to one or more covenants of Company contained in Article V, Company represents and warrants to Purchaser that:

3.1      Authorization, No Conflicts, Etc.

3.1.1      Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of

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Merger have been duly authorized, by the Company Board of Directors, by a vote of not less than 50% of the entire Company Board of Directors and not less than 50% of the Continuing Directors (as that term is defined in Company's articles of incorporation). The Company Board of Directors, by a vote of not less than 50% of the entire Company Board of Directors and not less than 50% of the Continuing Directors (as that term is defined in Company's articles of incorporation), has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "Company Board Recommendation"). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2      No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the Company Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3      Regulatory Restrictions. Subject to Section 3.1.4, the execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

3.1.4      Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

3.2      Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3      Subsidiaries.

3.3.1      Ownership. Company has provided to Purchaser a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital

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stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2      Organization and Good Standing. Each of the Company Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3      Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4      Capital Stock.

3.4.1      Classes and Shares. The authorized capital stock of Company consists of 10,000,000 shares, divided into two classes, as follows (a) 9,000,000 shares of common stock, no par value (the "Company Common Stock"), of which 4,131,664 shares are issued and outstanding as of the date of this Plan of Merger; and (b) 1,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"), of which no shares are issued and outstanding as of the date of this Plan of Merger. As of the date of this Plan of Merger, there are no outstanding options or warrants to purchase Company Common Stock, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company, and there are no compensatory awards outstanding pursuant to which Company Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Company Common Stock.

3.4.2      Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to change before the Effective Time.

3.4.3      Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger, other than the voting agreements contemplated hereby.

3.5      Financial Statements.

3.5.1      Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Company's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, including all schedules and notes relating to such statements (collectively, "Company's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in Company's Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

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3.5.2      Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1    The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019; and

3.5.2.2    The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for Company as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for the six-month period ended June 30, 2019, as filed with the Federal Reserve Board.

All of the reports identified in this Section 3.5.2 are collectively referred to as the "Company Call Reports."

3.6      Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any Company Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the Company Financial Statements or the Company Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of Company and the Company Subsidiaries, and (c) Liabilities incurred in connection with this Plan of Merger or the transactions contemplated hereby.

3.7      Absence of Certain Changes or Events. Since December 31, 2018, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8      Legal Proceedings. There is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of Company, any investigation by a Governmental Entity. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9      Regulatory Filings. In the last three years:

3.9.1      Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.9.2      Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10       No Indemnification Claims. There has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.11       Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in material compliance with all applicable Orders and Laws, including without limitation

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applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws. Company and each Company Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving Company, any Company Subsidiary or any of their respective officers, directors or Affiliates since December 31, 2016. Community Shores Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to Community Shores Bank that are designed to properly monitor transaction activity (including wire transfers). Community Shores Bank has a Community Reinvestment Act rating of "Satisfactory." Company is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)). No fact or circumstance exists that, upon the Effective Time of the Merger, would cause Purchaser to fail to comply with requirements for financial holding company status under Regulation Y (12 CFR 225, Subpart I).

3.12       Agreements With Bank Regulators. Except where such disclosure is prohibited by applicable Law, neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator that restricts the conduct of Company's or a Company Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a "Regulatory Agreement"), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.13       Tax Matters.

3.13.1      All income and other Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2012, all income and other Taxes that are due and payable by Company and each Company Subsidiary have been paid.

3.13.2      There is no audit or other proceeding pending against or with respect to Company or any Company Subsidiary with respect to any Tax. There are no Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.13.3      Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.13.4      Neither Company nor any Company Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

3.13.5      Neither Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.

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3.13.6      Within the past three years, neither Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

3.13.7      Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.13.8      Neither Company nor any Company Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13.9      There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither Company nor any Company Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

3.13.10  No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Company or any Company Subsidiary.

3.13.11  The income that will be required to be included by Company in, and the deductions that will be required to be excluded by Company from, the determination of taxable income for any taxable periods or portions thereof ending after the Effective Time, in each case as a result of (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; and (e) any election under Section 108(i) of the Code, will not be material.

3.13.12  Company has not within the last three (3) years received written notice (or, to the Knowledge of Company, any other notice) of any claim by an authority in a jurisdiction where Company or any Company Subsidiary does not file tax returns that Company or any Company Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

3.13.13  Company has been a treated as a C corporation for federal income tax purposes since its inception and neither Company nor any Company Subsidiary has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

3.14       Properties.

3.14.1      Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Company and each Company Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Company or any Company Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Company nor any Company Subsidiary has received any written notice alleging violation, breach, or default of such lease. Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Company and all Company Subsidiaries are in good operating condition and

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repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate in all material respects for the uses to which they are being put.

3.14.2      Notices: Owned Real Property. With respect to real property owned by Company or any Company Subsidiary, none of Company nor any Company Subsidiary (a) has received written notice of any pending, and to the Knowledge of Company there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

3.14.3      Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Company or any Company Subsidiary, none of Company nor any Company Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of Company there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

3.15       Intellectual Property.

3.15.1      Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the "Company-Owned Intellectual Property"). To the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.15.2      Company and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of Company's and Subsidiaries' business as currently conducted. To the Knowledge of Company, the products, services and computer systems offered, owned or licensed by Company and its Subsidiaries do not contain any disabling device, worm, back door, trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to the Knowledge of Company, no Person has obtained unauthorized access to Company's or its Subsidiaries' information technology systems, computer systems, products or services.

3.16       Required Licenses, Permits, Etc. Company and each Company Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Company Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

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3.17       Material Contracts and Change of Control.

3.17.1      "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "Company Material Contract" means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.17.1.1        Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.17.1.2        Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.17.1.3        Each Contract between or among Company and any Company Subsidiary;

3.17.1.4        Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

3.17.1.5        Each Contract relating to the borrowing of money by Company or any Company Subsidiary or guarantee by Company or any Company Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to Company Subsidiaries that are depository institutions, borrowings from the Federal Reserve Bank discount window, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $25,000;

3.17.1.6        Each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.17.1.7        Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.17.1.8        Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.17.1.9        Each Contract granting Company or any Company Subsidiary the right to use, restricting Company's or any Company Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company's or any Company Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.17.1.10         Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.17.1.11         Each Contract involving a standstill or similar obligation of Company or any of the Company Subsidiaries relating to the purchase of securities of Company or any other Person;

3.17.1.12         Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of five percent or more of the voting securities of Company, (ii) Affiliate or "immediate family member" (as

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defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except those Contracts of a type available to employees of Company generally;

3.17.1.13         Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $25,000;

3.17.1.14         Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $350,000;

3.17.1.15         Each Contract or commitment for a loan participation agreement with any other Person in excess of $250,000; and

3.17.1.16         Each Contract that is material to the financial condition, results of operations or business of Company or any Company Subsidiary.

3.17.2      Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger, and (a) all Company Material Contracts are in full force and effect, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.17.3      Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could be deemed to occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein.

3.18       Labor and Employment Matters.

3.18.1      Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in material compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) as of the date of this Plan of Merger, Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress.

3.18.2      Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

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3.18.3      At-Will Employment. All salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.18.4      WARN Act. Since January 1, 2013, neither Company nor any Company Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act),

in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act.

3.18.5      Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in material compliance with all applicable occupational health and safety Laws.

3.18.6      Certain Contracts. Neither Company nor any Company Subsidiary is a party or subject to any Contract which restricts Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.18.7      Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or Company Benefit Plan.

3.18.8      Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.18.9      Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in material compliance with applicable Law governing or relating to employment and employer practices and facilities.

3.19       Employee Benefits.

3.19.1      Company has delivered or made available to Purchaser true and complete copies of all Company Benefit Plans. Each Company Benefit Plan is in material compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

3.19.2      Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

3.19.3      All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company on or before the date of this Plan of Merger have been timely made, and all

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benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.19.4      Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of Section 414(j) of the Code or 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

3.19.5      Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

3.19.6      The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

3.19.7      Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.19.8      No Company Benefit Plan is a nonqualified deferred compensation plan. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.19.9      There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.19.10   Since January 1, 2018, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.19.11  Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment,

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loss sharing arrangement or other Liability arising wholly or partially out of events occurring on or before the Closing with respect to any Company Benefit Plan.

3.20       Environmental Matters.

3.20.1      (a) Company and each of the Company Subsidiaries is and has been in material compliance with and, to the Knowledge of Company, has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and has been in material compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) during the period of Company's or Company's Subsidiaries' ownership or operation of the Company Sites, no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or to the Knowledge of Company migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Company nor any of the Company Subsidiaries, to the Knowledge of Company any predecessors of Company or any of the Company Subsidiaries nor to the Knowledge of Company any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.

3.20.2      No Company Site contains, and to the Knowledge of Company has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in Section 3.20.2 of the Company Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and to the Knowledge of Company has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.21       Investment Bankers and Brokers. Company has employed Professional Bank Services, Inc. (d/b/a ProBank Austin) ("Company Investment Banker") in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.21 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Company has provided to Purchaser true and complete copies of each agreement, arrangement, and understanding between Company and Company Investment Banker prior to the date of this Plan of Merger.

3.22       Fairness Opinion. The Company Board of Directors has received the oral or written opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

3.23       Company-Related Persons.

3.23.1      Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.

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3.23.2      Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any assets or properties that are used in the business of Company or any Company Subsidiary.

3.23.3      Contractual Relationships. Other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.

3.23.4      Loan Relationships. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $50,000 or more.

3.24       Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Company has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary.

3.25       Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2013, no insurance company has canceled or refused to renew a policy of insurance covering Company's or any Company Subsidiary's assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which Company has Knowledge and for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

3.26       Books and Records. The books of account, minute books, stock record books, and other records of Company are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for Purchaser's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

3.27       Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.28       Data Security and Customer Privacy. Company and each Company Subsidiary is in material compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Company and each Company Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.29       Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company's consolidated financial statements and the Company Call Reports as of September 30, 2019 was, in the reasonable opinion of Company's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the

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case of the Company Call Reports, which are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses (the "ALLL Policy Statement"), and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination.

3.30       Loans and Investments. All investments and loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.31       Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has materially complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

3.32       Securities Laws Matters. Neither Company nor any Company Subsidiary is or has been, since January 2018, required to file periodic reports with the SEC. Neither Company nor any Company Subsidiary has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 4, 2018, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.

3.33       Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.34       Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.

3.35       Shareholder Rights Plan; Takeover Laws. Company does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. Purchaser is not an "interested shareholder" of Company as defined in Section 778 of the MBCA. Company and the Company Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable state takeover Laws, including without limitation any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," "takeover" or "interested shareholder" Law (collectively, "Takeover Laws"). Neither Company nor any Company Subsidiary owns any shares of Purchaser Common Stock.

3.36       No Other Representations and Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in (a) the forms, documents and reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading

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"Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns), it being understood and agreed that the disclosure of any item in the forms, documents and reports filed with or furnished to the SEC prior to the date of this Plan of Merger will be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered by Purchaser to Company prior to or concurrently with the execution of this Plan of Merger (the "Purchaser Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of Purchaser contained in this Article IV or to one or more covenants of Purchaser contained in Article V, Purchaser represents and warrants to Company that:

4.1      Authorization, No Conflicts, Etc.

4.1.1      Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. The Purchaser Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Purchaser and Purchaser's shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2      No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a "Purchaser Subsidiary" and collectively, the "Purchaser Subsidiaries"); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3      Regulatory Restrictions. Subject to Section 4.1.4, the execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4      Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

4.2      Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being

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conducted. Purchaser is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3      Subsidiaries.

4.3.1      Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2      Organization and Good Standing. Each of the Purchaser Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3      Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

4.4      Capital Stock.

4.4.1      Classes and Shares. The authorized capital stock of Purchaser consists of 12,100,000 shares, divided into two classes, as follows (a) 12,000,000 shares of common stock, no par value (the "Purchaser Common Stock"), of which 7,245,088 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 100,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, (i) there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser, and (ii) there are no compensatory awards outstanding pursuant to which Purchaser Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Purchaser Common Stock.

4.4.2      Share-Based Awards. Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding Purchaser stock options and restricted stock (collectively, "Purchaser Share-Based Awards").

4.4.3      Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger, or the issuance of Purchaser Common Stock consisting a portion of the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger, or the issuance of Purchaser Common Stock consisting a portion of the Merger Consideration.

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4.5      Financial Statements.

4.5.1      Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Purchaser's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, including all schedules and notes relating to such statements (collectively, "Purchaser's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in Purchaser's Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2      Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1    The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019; and

4.5.2.2    The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for Purchaser as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for the six-month period ended June 30, 2019, as filed with the Federal Reserve Board.

4.6      Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of Purchaser, any investigation by a Governmental Entity.

4.7      Regulatory Filings. In the last three years:

4.7.1      Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.7.2      Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.8      Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.9      Investment Bankers and Brokers. Purchaser has employed Donnelly Penman & Partners ("Purchaser Investment Banker") in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to Purchaser Investment Banker in connection with the Merger, as described in Section 4.9 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage

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fee, finder's fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.10       Sufficient Funds. As and when needed (including at the Closing), Purchaser shall have sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the transactions contemplated by the Plan of Merger, and there is no restriction on the use of such cash for such purposes. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding its ability to obtain financing for the consummation of the transactions contemplated by the Plan of Merger.

4.11       Required License; Permits, Etc. Purchaser and each Purchaser Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Purchaser Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

4.12       No Other Representations and Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V
COVENANTS

5.1      Conduct of Business by Company. Company will, and will cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Company will, and will cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries' business organization, to keep available the services of its and the Company Subsidiaries' current officers and employees, and to preserve its and the Company Subsidiaries' present relationships with customers, suppliers, vendors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company will not, nor will it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):

5.1.1      amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2      (a) split, combine or reclassify any securities of Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities of Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except distributions to or from the Company Subsidiaries;

5.1.3      issue, sell, pledge, dispose of or encumber any securities of Company or any of the Company Subsidiaries;

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5.1.4      except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Company Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Company Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

5.1.5      hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6      appoint or elect any director of Company or any Company Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Company as of the date of this Plan of Merger at any annual meeting of Company Shareholders;

5.1.7      acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than transactions incident to foreclosures in connection with debts previously contracted in good faith;

5.1.8      (a) transfer, license, sell, lease or otherwise dispose of any assets, including the capital stock or other equity interests in any Company Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.9      repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary);

5.1.10      make any application for the opening, relocation, or closing of any branch office, loan production office or other office or facility, or open any such office or facility;

5.1.11      enter into or amend or modify, or consent to the termination of (other than at its stated expiry date), any Company Material Contract;

5.1.12      institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Company or any Company Subsidiary of any amount exceeding $25,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having an impact on Company's business;

5.1.13      make any change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.14      (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make, revoke or change any Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or

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other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries;

5.1.15      enter into any joint venture, strategic partnership or alliance;

5.1.16      abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company-Owned Intellectual Property;

5.1.17      except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Purchaser capital stock;

5.1.18      change its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts (except in the ordinary course of business consistent with past practice), or enter into any new line of business, or change any hedging and other banking or operating policies or practices, except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.19      except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.20      make any loan in material violation of, or otherwise fail to comply with, the underwriting and credit policies of Company and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger or as modified as permitted by Section 5.1.18;

5.1.21      restructure or change its investment securities portfolio through purchases, sales or otherwise (except as required to maintain compliance with the Company's liquidity policy), or change its policies with respect to the classification or reporting of such portfolios;

5.1.22      purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

5.1.23      take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.1.24      take any action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Company in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, or this Plan of Merger;

5.1.25      fail to comply in all material respects with applicable Law, and formally-adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;

5.1.26      fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally-adopted internal policies and procedures;

5.1.27      fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.28      fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

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5.1.29      fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards and the ALLL Policy Statement;

5.1.30      fail to promptly notify Purchaser of the threat or commencement of any Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company's or any Company Subsidiary's directors, officers, or employees in their capacities as such; (c) Company's or any Company Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger, to the extent permitted by applicable Law;

5.1.31      make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Company or any Company Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Company and the Company Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $100,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Company's or its Subsidiaries customers generally;

5.1.32      take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Company or any Company Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $25,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.1.33      take any action to pay any Liability, absolute or contingent, in excess of $25,000, except: (a) trade payables incurred in the ordinary course of business; (b) Liabilities shown on Company's Financial Statements, or (c) Liabilities incurred in connection with the transactions contemplated by this Plan of Merger;

5.1.34      enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to Company's customers generally;

5.1.35      make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets, except for contributions to any individual entity that: (a) are made in the ordinary course of business consistent with past practice, or (b) do not exceed $1,000 individually or $10,000 in the aggregate;

5.1.36      take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Company or any Company Subsidiary that is not terminable by Company without penalty upon 30 days' or less notice, except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.37      take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Company or any Company Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

5.1.38      agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser will be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief executive officer or chief operating officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within five Business Days of such request.

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5.2      Conduct of Business by Purchaser. Purchaser will, and will cause each of the Purchaser Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Purchaser will, and will cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser Subsidiaries' business organization, to keep available the services of its and the Purchaser Subsidiaries' current officers and employees, and to preserve its and the Purchaser Subsidiaries' present relationships with customers, suppliers, vendors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed):

5.2.1      amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.2.2      take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.2.3      fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Company has been notified of such contest;

5.2.4      take any action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Purchaser in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, or this Plan of Merger; or

5.2.5      agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company will be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief executive officer or chief operating officer of Company and in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within five Business Days of such request.

5.3      No Solicitation by Company.

5.3.1      Except as specifically permitted by this Section 5.3, Company will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company will, and will cause each of the Company Subsidiaries and each of its and the Company Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based

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thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

5.3.2      Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a bona fide written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of Section 5.3.1, then Company and its Representatives may, if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal (a) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company will (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided, further that Company will promptly provide to Purchaser (i) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (ii) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable Company Confidentiality Agreement" means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Company than those contained in the Confidentiality Agreement.

5.3.3      Company will keep Purchaser informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal, including any such proposal first made or discussed with Company prior to the date of this Plan of Merger (including forwarding to Purchaser any written materials provided to Company or its Representatives in connection with any such Company Takeover Proposal) on a current basis, and will notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4      Except as permitted by Section 5.3.5, the Company Board of Directors will not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to Company), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a "Company Adverse Recommendation Change") or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a "Company Acquisition Agreement").

5.3.5      Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal, which Company Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of Section 5.3.1, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or

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acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action (a) Company has given Purchaser at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the Person or group of Persons making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such five Business Day period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such five Business Day period, the Company Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and will have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the Company Board of Directors' decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company will deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

5.3.6      Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 will prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to Company), (b) making any "stop-look-and-listen" communications to Company Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) (as if such provisions are applicable to Company), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7      As used in this Plan of Merger, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company's consolidated assets or to which more than 10% of Company's net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 10%; in each case, other than the Merger.

5.3.8      As used in this Plan of Merger, "Company Superior Proposal" means any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of "Company Superior Proposal", the references to "10%" in the definition of Company Takeover Proposal will be deemed to be references to "50%."

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5.4      Preparation of Proxy Statement and Registration Statement; Shareholder Meeting.

5.4.1      Purchaser will use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting ("Proxy Statement") will be included, as promptly as practicable following the date of this Plan of Merger. Purchaser will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser will consult with Company with respect to such filing and will afford Company and its Representatives reasonable opportunity to review and comment thereon. Each of Purchaser and Company will provide all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement. The Registration Statement will include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, will promptly inform the other party so that such event may be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by Law, disseminated to the Company Shareholders.

5.4.2      Purchaser will take all action (other than qualifying to do business in any jurisdiction where it is not now qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.

5.4.3      Company will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval ("Company Shareholder Meeting"). Company will use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the Company Shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors will have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company will, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and will include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors will have made a Company Adverse Recommendation Change as permitted by Section 5.3.

Company may adjourn or postpone the Company Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of a vote on the Company Shareholder Approval. Further, if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholder Meeting or there are insufficient votes to obtain the Company Shareholder Approval, (i) at the request of Purchaser, Company will adjourn or postpone the Company Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Company Shareholder Meeting; provided, that Purchaser may not request that Company make such an adjournment or postponement more than once and (ii) Company may adjourn or postpone the Company Shareholder Meeting.

5.5      Regulatory Matters and Approvals.

5.5.1      Subject to the terms and conditions of this Plan of Merger, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable

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efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.5.2      As soon as practicable after the date of this Plan of Merger, Purchaser will prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction over the Merger all applications and documents required to obtain, and will use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser and Company, each necessary approval of or consent to consummate the Merger. Purchaser will provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser will provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

5.5.3      From the date of this Plan of Merger until the Effective Time, each of Purchaser and Company will promptly notify the other party in writing of any pending or, to the Knowledge of Purchaser or Company (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking damages in connection with the Merger or the other transactions contemplated by this Plan of Merger, (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger, or (c) otherwise relating to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Purchaser and Company will, and will cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Purchaser and Company may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.5.4      Nothing contained in this Plan of Merger will give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Purchaser and Company each will exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.5.5      Company will, and will cause its Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and its Subsidiaries as currently conducted.

5.6      Governance Matters. Effective as of the Effective Time, (a) Purchaser will cause John Essex to be added to Community Shores Bank's board of directors and (b) it is anticipated that Purchaser will cause certain members of Purchaser's management to be added to Community Shores Bank's board of directors. Effective as of the date on which ChoiceOne Bank and Community Shores Bank are consolidated, Purchaser will cause John Essex to be added to the board of directors of the consolidated bank.

5.7      Press Releases and Public Announcement. Each of Company and Purchaser will not, and will cause its respective Representatives to not, issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company or its Representatives, Purchaser, and in the case of Purchaser or its Representatives, Company. However, each of Company and Purchaser may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.7 will be deemed to expand, modify or limit Company's rights and obligations set forth in Section 5.3. Company and Purchaser agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

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5.8      Access to Information.

5.8.1      Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser will furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract, or (iv) not include any confidential supervisory information. No such access will affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.8.2      Company will give prompt written notice to Purchaser of any event that would reasonably be expected to give rise to a Company Material Adverse Effect. Purchaser will give prompt written notice to Company of any event that would reasonably be expected to give rise to a Purchaser Material Adverse Effect. Each of Company and Purchaser will give prompt written notice to the other party of (a) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger and (b) any Actions commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. The delivery of any notice pursuant to this Section 5.8.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

5.8.3      While this Plan of Merger is in effect, if either Company or Purchaser becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Company Disclosure Letter or the Purchaser Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party will promptly give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

5.8.4      Each of Company, on the one hand, and Purchaser, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated June 13, 2019, between Company and Purchaser ("Confidentiality Agreement"), which will remain in full force and effect in accordance with its terms. Each of Company, on the one hand, and Purchaser, on the other, will not, and will cause its respective directors, officers, and employees to not, discuss or disclose any information concerning the Merger, or the negotiations or board discussions, deliberations or decisions in any way related to the Merger, other than information to the extent sent forth in the Proxy Statement, with any Person other than the Representatives of either party and any Governmental Entity.

5.9      Indemnification and Insurance.

5.9.1      All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries will survive the Merger, be honored and assumed by

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the Surviving Corporation and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, subject to compliance with applicable Law, will maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organization documents of Company and the Company Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of Company or any of the Company Subsidiaries. All rights to exculpation, indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation will use commercially reasonable efforts to cooperate with the Indemnified Party in the defense of the Action.

5.9.2      Purchaser will purchase, prior to the Effective Time, at a cost not exceeding 300% of the last annual premium, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. The Surviving Corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

5.9.3      The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.9 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.9.

5.9.4      In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.9.

5.10       Takeover Laws. If any Takeover Law is or may become applicable to the Merger, the parties will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.11       Section 16 Matters. Prior to the Effective Time, Company and Purchaser each will take all such steps as may be required to cause any acquisitions or dispositions of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12       Securityholder Litigation. Each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party will give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and will not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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5.13       Tax-Free Reorganization Treatment.

5.13.1      Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each will not, and will not permit any of their respective Subsidiaries to, take any action, agree to take any action, or fail to take or agree to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser will use commercially reasonable efforts, and will cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.7. Within 45 days following the Effective Time, the Surviving Corporation will comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.13.2      Each of Company and Purchaser will report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.14       Dividends. Company will not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Company Common Stock.

5.15       Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger will be paid by the party incurring such expenses, except that (a) Purchaser will pay and bear each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) Company will pay any fees and expenses incurred in respect of printing, filing and mailing of the Proxy Statement and the Registration Statement.

5.16       Fairness Opinion. Company will deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company Investment Banker within five Business Days of the date of this Plan of Merger.

5.17       Employee Matters.

5.17.1      Employment Continuation. All individuals employed by, or on authorized leave of absence from, Company or any Company Subsidiary immediately before the Effective Time will automatically become employees of Purchaser or a Purchaser Subsidiary as of the Effective Time.

5.17.2      Benefit Continuation. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its Subsidiaries as a result of the Merger with the same employee benefits then provided to similarly situated employees at Purchaser.

5.17.3      Severance. Purchaser covenants and agrees to pay to each employee of Company whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within one (1) year after the Effective Time, severance in an amount equal to two weeks of such employee's base pay for each year of service credited, as of immediately before the Effective Time, to the employee by Company or any Company Subsidiary in the ordinary course of business consistent with past practice ("Service Year"), with a minimum of four weeks' pay and a maximum of 26 weeks' pay. If a Company employee's position is eliminated but he or she is offered a different position with Purchaser, such employee may decline such offer of employment and qualify for severance if (a) the new position is not substantially similar as to job duties and/or compensation; or (b) the job site for the new position is more than 35 miles from the employee's current job site.

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5.17.4      Employee Bonus Pool. Purchaser acknowledges and agrees that Company may, in its discretion, pay employee bonuses prior to the Closing Date using Company's $200,000 reserve established for such purpose.

5.17.5      Retention Bonuses. Purchaser and Company will cooperate in the other party's efforts to cause certain employees of such party and/or its Subsidiaries, as agreed by Purchaser and Company, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser, Company, and the employee) prior to the Effective Time. All retention and stay bonuses, if any, to be paid are subject to the mutual agreement of Company and Purchaser.

5.17.6      Years of Service Credit. Purchaser covenants and agrees that all employees of Company who are employed by Purchaser or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger will receive credit for all Service Years for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser's 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

5.17.7      Termination of Qualified Retirement Plan. The Company Board of Directors will, prior to the Effective Time, adopt resolutions terminating the Company Retirement Plan effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Company Retirement Plan will become fully vested upon termination of the Company Retirement Plan.  As soon as practicable following the Effective Time, all account balances in the Company Retirement Plan will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Purchaser agrees to permit participants in the Company Retirement Plan who become employees of Purchaser to roll over their account balances in the Company Retirement Plan to Purchaser's 401(k) plan. Notwithstanding the foregoing, (a) no shares of Purchaser common stock may be rolled over into Purchaser's 401(k) plan, and (b) a participant may roll over into Purchaser's 401(k) plan loans made by the Company Retirement Plan only if such participant rolls over the participant's entire account balance. Until the Effective Time, Company will be permitted to make profit-sharing and matching contributions to the Company Retirement Plan based on participants' elective contributions to the Company Retirement Plan, in the ordinary course consistent with past practice.

5.17.7.1   Deferred Compensation Plans. On and after the date of the Plan of Merger, Company will not make, cause to be made, or allow any contributions to participants, under any deferred compensation plan. The Company Board of Directors will, prior to the Effective Time, adopt resolutions terminating any deferred compensation plans as of the Effective Time and providing for payment on or within 30 days after the Effective Time as provided for under Treasury Regulation §1.409A-3(j)(4)(ix)(B).

5.17.7.2   Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, Company and each Company Subsidiary will, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans, if any, and the accrued benefits as of the Effective Time will be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any applicable performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time.

5.18       Closing Balance Sheets. Company will prepare and deliver to Purchaser a consolidated balance sheet of Company, as of the last day of the calendar month preceding the date on which the Company Shareholder Approval has been obtained and all regulatory approvals required by Law to consummate the Merger have been obtained, or such other date as agreed upon by Purchaser and Company (the "Final Statement Date"), including a computation of Consolidated Shareholders' Equity as of the Final Statement Date, certified as accurate by the chief executive officer or chief financial officer of Company (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the most recent audited consolidated balance sheet of Purchaser or Company, as applicable (except as provided in the definition of "Consolidated Shareholders' Equity" in Article VIII).

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5.19       Card Agreement. Prior to the Effective Time, Company will notify the counterparty to the agreement set forth on Section 5.19 of the Company Disclosure Letter (the "Card Agreement") of the parties' intent to terminate the Card Agreement and obtain the counterparty's good faith, written estimate of the cost of terminating the Card Agreement ("Card Agreement Termination Fee") or confirmation that no such fee is owed.

5.20       Stock Exchange Listing. Purchaser will use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration in accordance with this Plan of Merger to be authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance, on or prior to March 29, 2020.

5.21       Transaction Documents.

5.21.1      The information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The Proxy Statement will at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement. The information supplied or to be supplied by Company for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.21.2      The information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The Proxy Statement (other than those portions relating solely to the Company Shareholder Meeting) will at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement. The information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.22       Section 280G Mitigation. Company and Purchaser will cooperate in good faith to mitigate the impact of Section 280G of the Code on any "parachute payment" as that term is defined in Section 280G of the Code to an executive officer of Company or Purchaser in connection with the Merger. If, after the parties have cooperated in good faith to mitigate the impact of Section 280G of the Code, any payment to an executive officer of Company or Purchaser in connection with the Merger would constitute a parachute payment, the parties agree to reduce such parachute payment such that the present value of the total amounts and benefits received by the executive officer is equal to $1.00 less than three (3) times the executive officer's "base amount" as defined in Section 280G of the Code. For the avoidance of doubt, in no circumstance will Company or Purchaser pay any executive officer a "gross up" or similar payment to mitigate the impact of Section 280G of the Code.

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5.23       Financial Statements.

5.23.1      The audited consolidated financial statements of Company as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Company's Financial Statements).

5.23.2      The audited consolidated financial statements of Purchaser as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Purchaser's Financial Statements).

5.23.3      All Company Call Reports required to be filed between the date hereof and the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed.

5.24       Allowance for Loan Losses. With respect to each loan and amount of specific reserve allocated to each such loan as identified on Section 5.24 of the Company Disclosure Letter, if the Company charges off an amount in excess of the specific reserve allocated to such loan, the Company shall increase the Company's allowance for loan losses through a provision for loan losses in an amount equal to the amount by which the charge off exceeds the specific reserve allocated to such loan. The Company shall account for any such provision for loan losses as of the last day of the month in which the charge off occurs and, in any event, not later than as of the Final Statement Date.

5.25       Trust Preferred Securities. Prior to the Effective Time, Company and Purchaser shall take all actions necessary for Purchaser to enter into a supplemental indenture with the trustee of the indenture for Company's outstanding floating-rate junior subordinated debt securities due December 30, 2034 (the "Debt Securities") to evidence the succession of Purchaser as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Purchaser, and, pursuant to such supplemental indenture, Purchaser will agree to assume the covenants, agreements and obligations of Company under the indenture, including the obligation to make all payments when due in respect of the Debt Securities.

ARTICLE VI
CLOSING CONDITIONS

6.1      Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1      The Company Shareholder Approval will have been obtained.

6.1.2      Company and Purchaser will have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods will have expired, and all such regulatory approvals will be in effect; provided, that no such regulatory approvals will

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contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of Purchaser.

6.1.3      No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger will be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4      Neither party will be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5      The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceedings for that purpose will have been commenced or threatened by the SEC and not withdrawn.

6.2      Conditions to Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1      (a)  The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Purchaser Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Purchaser Material Adverse Effect for the purpose of this Section 6.2.1, and (b) the representations and warranties of Purchaser set forth in Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time).

6.2.2      Purchaser will have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3      Purchaser will have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4      Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Purchaser Material Adverse Effect for purposes of this Section 6.2.4.

6.2.5      Company will have received the opinion of Dickinson Wright PLLC, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3      Conditions to Purchaser's Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

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6.3.1      (a)  The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Company Material Adverse Effect for the purpose of this Section 6.3.1, and (b) the representations and warranties of Company set forth in Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time).

6.3.2      Company will have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3      Company will have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4      Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Company Material Adverse Effect for purposes of this Section 6.3.4.

6.3.5         Company will have charged off loans and maintained its allowance for loan and lease losses ("ALLL"), in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards and, notwithstanding the generality of the foregoing, will not have reversed any portion of the ALLL into income with the effect of increasing Company’s Consolidated Shareholders' Equity.

6.3.6      Company's Consolidated Shareholders' Equity will be at least $14,500,000 as of the Final Statement Date.

6.3.7      Purchaser will have received the opinion of Warner Norcross + Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.8      The number of Dissenting Shares, if any, will not exceed twenty percent (20%) of the shares of Company Common Stock entitled to vote at the Company Shareholder Meeting.

ARTICLE VII
TERMINATION

7.1      Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

7.1.1      by mutual written consent of Company and Purchaser;

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7.1.2      by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3      by either Company or Purchaser, if the Merger does not occur on or before September 30, 2020 (the "End Date"); provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4      by either Company or Purchaser if the Company Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the Company Shareholder Approval has not been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;

7.1.5      by Company, if Purchaser will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30)  Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and Company's intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6      by Purchaser, if Company will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30) Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and Purchaser's intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7      by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors will have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors will have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; (d) Company will have materially breached Section 5.3; (e) subject to Company's rights to adjourn or postpone the Company Shareholder Meeting as permitted by Section 5.4.3, Company will have failed to call, give proper notice of, convene and hold the Company Shareholder Meeting; or (f) Company or the Company Board of Directors will have publicly announced its intention to do any of the foregoing;

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7.1.8      by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9      by Purchaser, if the condition set forth in Section 6.3.5 is not satisfied;

7.1.10      by Purchaser, if the condition set forth in Section 6.3.6 is not satisfied;

7.1.11      by Purchaser, if there has occurred one or more events that have caused or are reasonably likely to cause a Company Material Adverse Effect; or

7.1.12      by Purchaser, if, prior to the Closing, Community Shores Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory".

7.2      Effect of Termination.

7.2.1      In the event that:

7.2.1.1    this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), Company will pay, or cause to be paid, to Purchaser cash in an amount equal $877,724 (the "Company Termination Fee");

7.2.1.2    this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4; and if (a) any Person will have made (whether or not subsequently withdrawn) a Company Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the Termination Date, Company or any of its Affiliates consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal and subsequently consummates such Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "10%" in the definition of "Company Takeover Proposal" will be deemed to be references to "50%"), then Company will pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3    (a) this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a Company Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, Company or any of its Affiliates consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal and subsequently consummates such Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "10%" in the definition of "Company Takeover Proposal" will be deemed to be references to "50%"), then Company will pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; or

7.2.1.4    this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company will pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee (and any purported termination pursuant to Section 7.1.8 will be void and of no force or effect unless Company will have made such payment).

7.2.2      Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a

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judgment against Company for the Company Termination Fee, then Company will pay Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3      On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger will terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.7, 5.8.4, 5.12, 5.15, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there will be no other liability on the part of Company or Purchaser to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4      The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5      For the avoidance of doubt, in no event will Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE VIII
CERTAIN DEFINITIONS

8.1       When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

"Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder.

"Bank Regulator" means the FDIC, the Federal Reserve Board and the Michigan Department of Insurance and Financial Services.

"Book-Entry Shares" means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

"Business Day" means a day other than a Saturday, Sunday or other day on which the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) is closed.

"Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

"Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

"Company Benefit Plan" means, other than any Multiemployer Plan, (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account,

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stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.

"Company Board of Directors" means the board of directors of Company.

"Company Material Adverse Effect" means a Material Adverse Effect with respect to Company.

"Company-Related Person" means any shareholder owning five percent or more of the issued and outstanding Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

"Company Retirement Plan" means Company's 401(k) plan.

"Company Shareholders" means holders of shares of Company Common Stock.

"Company Site" means a Site with respect to Company or any Company Subsidiary.

"Consolidated Shareholders' Equity" means Company's total consolidated shareholders' equity as of the Final Statement Date computed in accordance with GAAP, consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders' equity will be adjusted for each of the following items: (a) no expense will be accrued or deduction will be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger including investment banking fees, severance pay, retention bonuses, attorneys' and accountants' fees, and amounts owing and paid under management change-in-control contracts; and (b) no expense will be accrued or deduction will be made for the termination fees and costs related to any Contract with the party or any Subsidiary of the party that is terminated in connection with the Merger; and (c) any other adjustments as may be mutually agreed to in writing between Company and Purchaser.

"Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

"DPC Shares" means shares of Company Common Stock held by Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.

"Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

"Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

"Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

"FDI Act" means the Federal Deposit Insurance Act of 1950, as amended, and any rules or regulations promulgated thereunder.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

"FHLB" means the Federal Home Loan Bank.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

"Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

"Knowledge" or any similar phrase means (a) with respect to Company, the knowledge of the Persons set forth in Section 8.1 of the Company Disclosure Letter, and (b) with respect to Purchaser, the knowledge of the Persons set forth in Section 8.1 of the Purchaser Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

"Law" means any foreign, federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

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"Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

"Material Adverse Effect" means with respect to any Person, any event, occurrence, effect, circumstance, development, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, condition (financial or otherwise), assets, or liabilities of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect will not include events, occurrences, effects, circumstances, developments, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) changes in economic conditions, or changes in global national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable (provided, however, that any event, occurrence, effect, circumstance, development, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable, will not be excluded unless otherwise specifically excluded by this definition); (viii ) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (ix) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, effect, circumstance, development, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, effect, circumstance, development, fact, condition or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other community banking organizations in Michigan.

"Michigan Banking Code" means the Michigan Banking Code of 1999, as amended, and any rules or regulations promulgated thereunder.

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

"NLRB" means the National Labor Relations Board.

"Order" means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

"Permitted Liens" means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens

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that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto securing liabilities reflected on such balance sheet, and (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"Purchaser Board of Directors" means the board of directors of Purchaser.

"Purchaser Material Adverse Effect" means a Material Adverse Effect with respect to Purchaser.

"Regulation O" means Regulation O of the Federal Reserve Board.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

"Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

"Site" means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

"Transaction Documents" means (a) the Proxy Statement, (b) the Registration Statement, (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger, and (d) any amendment or supplement thereto.

"Trust Account Shares" means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company Retirement Plan.

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"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2       For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" will be to U.S. dollars.

8.3       The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	A-31
Acceptance Period	A-9
Adjusted Cash Consideration Per Share	A-6
Adjusted Cash Election	A-5
Adjusted Stock Consideration Per Share	A-6
Adjusted Stock Election	A-4
Aggregate Merger Consideration	A-5
ALLL Policy Statement	A-22
Card Agreement	A-39
Card Agreement Termination Fee	A-39
Cash Consideration Per Share	A-3
Cash Election	A-4
Cash Election Number	A-4
Certificate of Merger	A-2
Closing	A-1
Closing Balance Sheet	A-38
Closing Date	A-2
Code	A-1
Company	A-1
Company Acquisition Agreement	A-31
Company Adverse Recommendation Change	A-31
Company Board Recommendation	A-10
Company Call Reports	A-12
Company Common Stock	A-11
Company Disclosure Letter	A-9
Company Investment Banker	A-20
Company Material Contract	A-16
Company Preferred Stock	A-11
Company Shareholder Approval	A-9
Company Shareholder Meeting	A-33
Company Subsidiaries	A-10
Company Subsidiary	A-10
Company Superior Proposal	A-32

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Company Takeover Proposal	A-32
Company Termination Fee	A-44
Company's Financial Statements	A-11
Company-Owned Intellectual Property	A-15
Confidentiality Agreement	A-35
Constituent Corporation	A-1
Dissenting Shares	A-9
Effective Time	A-2
Election Deadline	A-4
Election Form	A-3
End Date	A-43
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Schedule	A-4
Excluded Shares	A-3
Exercise Period	A-8
Final Index Price	A-8
Final Purchase Price	A-8
Final Statement Date	A-38
Increase Notice	A-8
Indemnified Party	A-35
Intended Tax Treatment	A-37
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
Non-Election	A-4
Outstanding Company Shares	A-6
Plan of Merger	A-1
Pricing Period	A-8
Proxy Statement	A-33
Purchaser	A-1
Purchaser Common Stock	A-24
Purchaser Disclosure Letter	A-23
Purchaser Investment Banker	A-25
Purchaser Share-Based Awards	A-24
Purchaser Subsidiaries	A-23
Purchaser Subsidiary	A-23
Purchaser's Financial Statements	A-25
Registration Statement	A-33
Regulatory Agreement	A-13
Service Year	A-37
Stock Consideration Per Share	A-3
Stock Election	A-4
Stock Election Number	A-4
Surviving Corporation	A-1
Takeover Laws	A-22
Termination Date	A-42
Upset Condition	A-8
Upset-Adjusted Stock Consideration Per Share	A-9

ARTICLE IX
MISCELLANEOUS

9.1      No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.9 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights

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provided for therein) and Article II (which will be for the benefit of the holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).

9.2      Specific Performance.

9.2.1      The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) Company will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2      The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company and Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3      Neither Company nor Purchaser, as applicable, will be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3      Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4      Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5      Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6      Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding will be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7      Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8      Notices. All notices, requests, demands, and other communications under this Plan of Merger will be in writing and will be deemed to have been duly given and effective immediately if delivered or sent

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and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Company:	With a copy to:
Community Shores Bank Corporation	Dickinson Wright PLLC
Attention: Heather D. Brolick	Attention: Bradley J. Wyatt
1030 W. Norton Ave.	350 S. Main Street, Suite 300
Muskegon, MI 49441	Ann Arbor, Michigan 48104

Facsimile: (231) 780-3006	Facsimile: (844) 670-6009
Telephone: (231) 780-1845	Telephone: (734) 780-6517
Email: hbrolick@communityshores.com	Email: bwyatt@dickinsonwright.com

If to Purchaser:	With a copy to:
ChoiceOne Financial Services, Inc.	Warner Norcross + Judd LLP
Attention: Kelly J. Potes	Attention: Jeffrey A. Ott
109 East Division Street	1500 Warner Building
Sparta, Michigan 49345	150 Ottawa Ave NW
Grand Rapids, MI 49503

Facsimile: (616) 887-7990	Facsimile: (616) 752-2500
Telephone: (616) 887-6837	Telephone: (616) 752-2170
Email: kpotes@choiceone.com	Email: jott@wnj.com

9.9      Governing Law. This Plan of Merger will be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

9.10       Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together will constitute one and the same instrument. Executed counterparts of this Plan of Merger will be deemed to have been fully delivered and will become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11       Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and will not affect in any way the meaning or interpretation of this Plan of Merger.

9.12       Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger will be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger will be deemed to end at 5 p.m. on the last day of the specified period. The time of day will be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13       Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger will remain in full force and effect, and will in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14       Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

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9.15       Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Shareholders, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

COMMUNITY SHORES BANK CORPORATION

/s/ Heather D. Brolick
By:	Heather D. Brolick
Its:	President and Chief Executive Officer

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes
By:	Kelly J. Potes
Its:	Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement is entered into between ChoiceOne Financial Services, Inc. and each of the undersigned directors and shareholders of Community Shores Bank Corporation ("Company"). Each of the undersigned directors and shareholders hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and ChoiceOne Financial Services, Inc. and Company, dated January 3, 2020 (the "Plan of Merger"). In addition, each of the undersigned hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or will be construed to require any of the undersigned, (i) in his or her capacity as a director of Company, if applicable, or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity, as applicable. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company, as applicable. Notwithstanding any contrary provision herein, this Voting Agreement will be effective from the date hereof and will terminate and be of no further force and effect upon the earliest of (a) the date on which the Company Shareholder Approval (as defined in the Plan of Merger) is obtained; (b) the termination of the Plan of Merger in accordance with its terms; or (c) upon a Company Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same instrument.

Dated this 3rd day of January, 2020.

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes
By:	Kelly J. Potes
Its:	Chief Executive Officer

/s/ Stanley L. Boelkins	/s/ Gary F. Bogner
Stanley L. Boelkins	Gary F. Bogner

/s/ Heather D. Brolick	/s/ Robert L. Chandonnet
Heather D. Brolick	Robert L. Chandonnet

/s/ Garth D. Deur	/s/ Bruce J. Essex
Garth D. Deur	Bruce J. Essex

/s/ Julie K. Greene	/s/ John Essex
Julie K. Greene	John Essex

ANNEX B

Opinion of ProBank Austin

January 3, 2020

Board of Directors

Community Shores Bank Corporation

1030 West Norton Avenue

Muskegon, MI 49441

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Community Shores Bank Corporation (“CSBC”) common stock pursuant to the Agreement and Plan of Merger dated January 3, 2020 (the "Agreement") by and between ChoiceOne Financial Services, Inc. (“ChoiceOne”) and CSBC. The Agreement provides for the merger of CSBC with and into ChoiceOne, with ChoiceOne being the surviving company (the “Merger”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Pursuant to the terms of the Agreement, each share of CSBC common stock shall be converted into the right to receive the Merger Consideration. The Merger Consideration consists of either: (i) $5.00 per share in cash (the “Cash Consideration Per Share”); or (ii) 0.17162 of a share of ChoiceOne common stock (the “Stock Consideration Per Share”). The Merger Consideration is subject to proration such that the total number of CSBC common shares to be converted into the Stock Consideration Per Share will equal not less than 50% and not more than 75% of the total outstanding shares of CSBC common stock. As a result, between 50% and 75% of CSBC common shares will receive Stock Consideration Per Share and between 25% and 50% of CSBC common shares will receive Cash Consideration Per Share.

The financial terms of the Agreement provide for a possible downward adjustment to the Merger Consideration in certain circumstances, including a decline in CSBC’s Consolidated Shareholders’ Equity, as defined in the Agreement, to less than $14,800,000 on the Final Statement Date. The Agreement further provides for a possible increase in the exchange ratio for the Stock Consideration Per Share in the event the market price of ChoiceOne’s common stock declines both: (i) below $23.30 per share; and (ii) 20% or more relative to the SNL Micro Cap Bank Index during a defined pricing period prior to the Closing.

ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

(i)	the Agreement dated January 3, 2020;
(ii)	certain publicly available financial statements and other historical financial information of CSBC and ChoiceOne that we deemed relevant;

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Board of Directors Community Shores Bank Corporation January 3, 2020 Page 2

(iii)	certain non-public internal financial and operating data of CSBC and ChoiceOne that were prepared and provided to us by the respective management of CSBC and ChoiceOne;
(iv)	the process of soliciting and negotiating indications of interest for CSBC from an extensive list of prospective third parties;
(v)	internal financial projections for CSBC for the year ending December 31, 2019 prepared by and reviewed with management of CSBC;
(vi)	the estimated pro forma financial impact of the Merger on ChoiceOne, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of CSBC and ChoiceOne;
(vii)	publicly reported historical stock price and trading activity for ChoiceOne’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to ChoiceOne;
(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(ix)	the current market environment generally and the banking environment in particular; and,
(x)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

We also discussed with certain members of senior management of CSBC the business, financial condition, results of operations and prospects of CSBC, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of ChoiceOne regarding the business, financial condition, results of operations and prospects of ChoiceOne.

Management of CSBC and ChoiceOne, respectively, have represented there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CSBC and ChoiceOne will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement or the Merger.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of CSBC’s or ChoiceOne’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning

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Board of Directors Community Shores Bank Corporation January 3, 2020 Page 3

the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to CSBC and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by CSBC shareholders. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has acted exclusively for the board of directors of CSBC in rendering this opinion and will receive a fee for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon completion of the transaction. In addition, CSBC has agreed to indemnify ProBank Austin from and against certain liabilities.

ProBank Austin has provided investment banking and consulting services to ChoiceOne during the past two years, including serving as financial advisor to ChoiceOne in connection with ChoiceOne’s merger with County Bank Corp., Lapeer, Michigan, that was completed on October 1, 2019.

ProBank Austin expresses no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction, including without limitation, the form or structure of the transaction, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction. ProBank Austin’s opinion does not address the fairness of the amount or nature of any compensation payable to any of CSBC’s officers, directors or employees, or any class of such persons, if any, to be received in the transaction.

This opinion has been approved by the fairness opinion committee of ProBank Austin.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of CSBC common stock.

Respectfully,

ProBank Austin

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ANNEX C

Reconciliation of Non-GAAP Financial Measures

	As of and for the years ended December 31,
(Dollars in thousands)	2019	2018
Average interest earning assets	$760,130	$582,459

Tax-equivalent interest income	$32,881	$24,923
Interest expense	4,700	2,461
Net interest income (tax-equivalent basis)	$28,181	$22,462

Net interest margin (tax-equivalent basis)	3.71%	3.86%

Tax-equivalent adjustment	(408)	(398)
Net interest income (GAAP)	$27,773	$22,064

Net interest margin (GAAP)	3.65%	3.79%

	As of and for the years ended December 31,
(Dollars in thousands)	2019	2018
Shareholders' equity	$192,139	$80,477
Total assets	1,386,128	670,544
Equity to assets (GAAP)	13.86%	12.00%

Goodwill	$52,870	$13,728
Core deposit intangible	6,006	-
Total intangible assets	$58,876	$13,728

Tangible equity	$133,263	$66,749
Tangible assets	1,327,252	656,816
Tangible equity to tangible assets	10.04%	10.16%

C-1

	As of and for the year ended December 31, 2019
(Dollars in thousands except for per share amounts)	Pro Forma Consolidated 50%	Pro Forma Consolidated 75%
Total equity	$203,182	$208,848
Total shares outstanding	7,599,626	7,776,895
Book value per share (GAAP)	$26.74	$26.85

Goodwill	$59,578	$60,080
Core deposit intangible	8,146	8,146
Total intangible assets	$67,724	$68,226

Tangible Equity	$135,458	$140,622
Total Shares outstanding	7,599,626	7,776,895
Tangible book value per share	$17.82	$18.08

C-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

ChoiceOne is required under its Articles of Incorporation to indemnify its directors and executive officers to the fullest extent permitted under the MBCA. ChoiceOne is also permitted under its Bylaws to indemnify other persons who serve or served as a director, officer, employee, or agent of ChoiceOne or who have served at the request of ChoiceOne as directors, officers, partners, trustees, employees, or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, ChoiceOne may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial

II-1

benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution, or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent.

The MBCA and ChoiceOne’s Articles of Incorporation permit ChoiceOne to purchase insurance on behalf of its directors, officers, employees, and agents against liabilities arising out of their positions with ChoiceOne, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, ChoiceOne maintains such insurance on behalf of its directors, officers, employees, and agents.

Item 21.  Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.  Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is

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against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sparta, State of Michigan, on April 29, 2020.

ChoiceOne Financial Services, Inc.

By:	/s/Kelly J. Potes	April 29, 2020
Kelly J. Potes Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kelly J. Potes	Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2020
Kelly J. Potes

/s/ Thomas L. Lampen	Treasurer (Principal Financial and Accounting Officer)	April 29, 2020
Thomas L. Lampen

*/s/ Paul L. Johnson	Chairman of the Board and Director	April 29, 2020
Paul L. Johnson

*/s/ Bruce J. Cady	Vice Chairman of the Board and Director	April 29, 2020
Bruce J. Cady

*/s/ James A. Bosserd	Director	April 29, 2020
James A. Bosserd

*/s/ Keith D. Brophy	Director	April 29, 2020
Keith D. Brophy

*/s/ Michael J. Burke, Jr.	Director	April 29, 2020
Michael J. Burke, Jr.

*/s/ Harold J. Burns	Director	April 29, 2020
Harold J. Burns

*/s/ Eric E. Burroughs	Director	April 29, 2020
Eric E. Burroughs

*/s/ David H. Bush	Director	April 29, 2020
David H. Bush

*/s/ Patrick A. Cronin	Director	April 29, 2020
Patrick A. Cronin

*/s/ Jack G. Hendon	Director	April 29, 2020
Jack G. Hendon

*/s/ Gregory A. McConnell	Director	April 29, 2020
Gregory A. McConnell

*/s/ Nels W. Nyblad	Director	April 29, 2020
Nels W. Nyblad

*/s/ Roxanne M. Page	Director	April 29, 2020
Roxanne M. Page

*By /s/ Thomas L. Lampen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Document

2	Agreement and Plan of Merger between Community Shores Bank Corporation and ChoiceOne Financial Services, Inc., dated as of January 3, 2020 (attached as Annex A to the Prospectus and Proxy Statement that is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1	Restated Articles of Incorporation of ChoiceOne Financial Services, Inc. Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 8-A filed February 4, 2020. Here incorporated by reference.

3.2	Bylaws of ChoiceOne Financial Services, Inc., as currently in effect, and any amendments thereto. Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 8-K filed October 1, 2019. Here incorporated by reference.

4	Advances, Pledge and Security Agreement between ChoiceOne Bank and the Federal Home Loan Bank of Indianapolis. Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.

5	Opinion of Warner Norcross + Judd LLP regarding the validity of the securities being registered.(2)

8.1	Opinion of Warner Norcross + Judd LLP regarding tax matters.(2)

8.2	Opinion of Dickinson Wright PLLC regarding tax matters.(2)

10.1	Employment Agreement between ChoiceOne Financial Services, Inc. and Kelly J. Potes, dated as of September 30, 2019. Previously filed as an exhibit to ChoiceOne’s Form 8-K filed October 1, 2019. Here incorporated by reference.

10.2	Employment Agreement between ChoiceOne Financial Services, Inc. and Michael J. Burke, Jr., dated as of March 22, 2019. Previously filed as Exhibit 10.7 to ChoiceOne’s Pre-Effective Amendment No. 2 to Form S-4 filed August 5, 2019. Here incorporated by reference.

10.3	Stock Incentive Plan of 2012.(1) Previously filed as Appendix A to ChoiceOne’s definitive proxy statement for ChoiceOne’s 2018 Annual Meeting of Shareholders, filed on April 19, 2018. Here incorporated by reference.

10.4	Directors’ Stock Purchase Plan, as amended.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2019. Here incorporated by reference.

10.5	Director Equity Compensation Plan of 2019.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2019. Here incorporated by reference.

10.6	Former Valley Ridge Executive Employee Salary Continuation Agreements, as amended.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.

10.7	Former Valley Ridge Directors’ Deferred Compensation Plan and Agreement.(1) Previously filed as an exhibit to the ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.

10.8	Amended and Restated Employee Stock Purchase Plan.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.’s Form 10-K Annual Report for the year ended December 31, 2016. Here incorporated by reference.

21	Subsidiaries of ChoiceOne Financial Services, Inc.(2)

23.1	Consent of Warner Norcross + Judd LLP (included in Exhibits 5.1 and 8.1 and here incorporated by reference).

23.2	Consent of Dickinson Wright PLLC (included in Exhibit 8.2 and here incorporated by reference).

23.3	Consent of Plante & Moran, PLLC.

24	Powers of Attorney.(2)

99.1	Form of Proxy for Community Shores Bank Corporation.(2)

99.2	Election Form for Community Shores Bank Corporation.(2)

99.3	Voting Agreement between ChoiceOne Financial Services, Inc., each of the directors of Community Shores Bank Corporation, and John Essex dated as of January 3, 2020.(2)

99.4	Consent of ProBank Austin.

(1)	This agreement is a management contract or compensation plan or arrangement.
(2)	Previously filed.